     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2000



                                                      REGISTRATION NO. 333-30872

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                     NATIONAL INFORMATION CONSORTIUM, INC.
             (Exact name of registrant as specified in its charter)

               COLORADO                                  7375                                 52-2077581
   (State or other jurisdiction of           (Primary Standard Industrial          (I.R.S. Employer Identification
    incorporation or organization)           Classification Code Number)                       Number)

                         ------------------------------

                               12 CORPORATE WOODS
                         10975 BENSON STREET, SUITE 390
                          OVERLAND PARK, KANSAS 66210
                                 (877) 234-EGOV

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 JAMES B. DODD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     NATIONAL INFORMATION CONSORTIUM, INC.
                               12 CORPORATE WOODS
                         10975 BENSON STREET, SUITE 390
                          OVERLAND PARK, KANSAS 66210
                                 (877) 234-EGOV

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

     JOHN W. CAMPBELL, III, ESQ.                                                         NORA L. GIBSON, ESQ.
        RUSSELL J. WOOD, ESQ.                                                        MICHELLE KWAN MONTOYA, ESQ.
          PHOENIX CAI, ESQ.                                                              ANGELA C. HILT, ESQ.
       Morrison & Foerster LLP                                                     Brobeck, Phleger & Harrison LLP
          425 Market Street                                                         Spear Street Tower, One Market
 San Francisco, California 94105-2482                                              San Francisco, California 94105
            (415) 268-7000                                                                  (415) 442-0900
       Facsimile (415) 268-7522                                                        Facsimile (415) 442-1010

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
              REGISTERED                  REGISTERED (1)(2)        SHARE (3)            PRICE (3)       REGISTRATION FEE (4)
Common Stock, without par value......         9,315,000            $60.1875           $560,646,563           $148,011


(1) Includes 4,100,000 shares of common stock that are being sold by the selling shareholders.

(2) Includes 1,215,000 shares of common stock that the underwriters have the option to purchase from certain of the selling shareholders solely to cover over-allotments, if any.


(3) Determined in accordance with Rule 457(c) under the Securities Act of 1933, as amended, as the average of the bid and the asked price of the common stock on the Nasdaq National Market on March 8, 2000.



(4) The registrant previously paid $130,336 in connection with the filing of the registration statement on February 22, 2000 in accordance with
    Section 6(b).

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 15, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                8,100,000 Shares

                                     [LOGO]

                                  Common Stock

                                  -----------

    We are selling 4,000,000 shares of common stock and the selling shareholders are selling 4,100,000 shares of common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders.


    Our common stock is traded on the Nasdaq National Market under the symbol "EGOV." The last reported sale price of our common stock on March 14, 2000 was $65.50 per share.


    The underwriters have an option to purchase a maximum of 1,215,000 additional shares to cover over-allotments of shares from certain of the selling shareholders.

    Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                          Underwriting                 Proceeds to
                                              Price to    Discounts and  Proceeds to     Selling
                                               Public      Commissions        Us       Shareholders
                                            ------------  -------------  ------------  ------------
Per Share.................................       $             $              $             $
Total.....................................       $             $              $             $

    Delivery of the shares of common stock will be made on or about          ,
2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           Credit Suisse First Boston

Chase H&Q        Thomas Weisel Partners LLC       Banc of America Securities LLC

                 FAC/Equities         George K. Baum & Company

                 The date of this prospectus is          , 2000

                               INSIDE FRONT COVER

                          National Information Consortium

                  Enabling online interaction with government.

    [Picture of people standing in line with arrow pointing at picture and text accompanying arrow stating "You are here."]

                  [Text design reading "before e-government."]

                                   GATEFOLD 1

[Picture of person using computer at office with arrow pointing at picture and text accompanying arrow reading "You will be here."]

                               [Text design reading "after e-government"]

                                                [Picture of person using computer at home
                                                  with arrow pointing at picture and text
                                                  accompanying arrow reading "and here."]

                                   GATEFOLD 2

                          National Information Consortium

    [Text design reading "Premium Services"]

    [Screen shot of one of National Information Consortium's government portals on the Internet showing a selection of services, with explanatory information for each service.]

                               INSIDE BACK COVER

                          National Information Consortium

    [Text design reading "Powering e-government" and "www.nicusa.com."]

    [Listing of the Web addresses of National Information Consortium's portals.]

    [Map of the United States and British Columbia, Canada with the individual states in which National Information Consortium conducts business and British Columbia colored in yellow. Listing of the states and British Columbia by type of National Information Consortium's business.]

                                 --------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      2

RISK FACTORS..........................      6

CAUTIONARY NOTICE REGARDING
  FORWARD-LOOKING STATEMENTS..........     20

HOW WE INTEND TO USE THE PROCEEDS FROM
  THE OFFERING........................     21

DIVIDEND POLICY.......................     21

CAPITALIZATION........................     22

PRICE RANGE OF OUR COMMON STOCK.......     23

DILUTION..............................     24

SELECTED CONSOLIDATED ACTUAL AND PRO
  FORMA FINANCIAL DATA................     25

MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     26


BUSINESS..............................     35
                                          PAGE
                                        --------

MANAGEMENT............................     48

CERTAIN TRANSACTIONS..................     60

PRINCIPAL AND SELLING SHAREHOLDERS....     62

DESCRIPTION OF CAPITAL STOCK..........     66

SHARES ELIGIBLE FOR FUTURE SALE.......     69

UNDERWRITING..........................     71

NOTICE TO CANADIAN RESIDENTS..........     74

LEGAL MATTERS.........................     75

EXPERTS...............................     75

WHERE YOU CAN FIND ADDITIONAL
  INFORMATION ABOUT US................     75

INDEX TO FINANCIAL STATEMENTS.........    F-1

                                 --------------

    You should rely only on the information contained in this prospectus or to which we have referred you. We and the selling shareholders have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell the securities being offered in this prospectus. The information in this prospectus may only be accurate on the date of this prospectus.

    ALL BRAND NAMES AND TRADEMARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL          , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                     NATIONAL INFORMATION CONSORTIUM, INC.

    National Information Consortium, Inc. is the leading provider of Internet-based, electronic government services that help governments use the Internet to reduce costs and provide a higher level of service to businesses and citizens. We accomplish this through the following businesses:

    - OUR PORTAL BUSINESS enters into three to five year contracts with governments and on their behalf designs, builds and operates Internet-based portals which allow businesses and citizens to access government information online and complete transactions, including applying for permits, searching for public information, retrieving driver's license records or filing forms and reports;

    - OUR EFED BUSINESS provides online infrastructure and software applications that allow government agencies to cost-effectively automate procurement from private businesses; and

    - OUR NIC CONQUEST BUSINESS develops and delivers to government clients software that enables back-office systems and processes for business-to-government filings over the Internet.

    In addition, on February 16, 2000, we signed a definitive agreement to acquire SDR Technologies, Inc., the leading developer and provider of online elections and ethics filing systems.

    Our unique business model allows us to share in the fees governments generate from electronic government services, while reducing the associated financial and technology risks of our government clients. Our clients benefit because they gain a centralized, customer-focused presence on the Internet, while businesses and citizens benefit from a faster, more convenient and more cost-effective means to interact with governments.

    In the majority of our operations, our revenues are generated from transactions, which generally include the sale of electronic access to public records on behalf of governments, and the collection of subscription and transaction-based fees. In addition, we collect fees for managing electronic government operations, developing government applications, and licensing and maintaining software.

    Government regulation of commercial and consumer activities entails billions of transactions and exchanges of large volumes of information between government agencies, businesses and citizens. These transactions and exchanges include driver's license records retrieval, motor vehicle registrations, tax returns, permit applications and requests for government-gathered information. Traditionally, government agencies have transacted, and in many cases continue to transact, with businesses and citizens using processes that are expensive, inconvenient, labor-intensive and that require extensive paperwork. Electronic alternatives have often been unavailable, technologically challenging, costly to implement or fragmented among different government agencies. The growing acceptance of the Internet and electronic commerce presents a significant opportunity for the development of electronic government, in which government agencies can quickly and cost-effectively conduct transactions with and distribute information to businesses and citizens over the Internet.

    Despite the potential benefits of electronic government, government entities face a unique set of challenges in implementing and maintaining Internet-based electronic government services. In addition to the conventional barriers the private sector encounters, including high costs, technological risk, the need for customized and rapid deployment and the scarcity of qualified personnel, governments also confront the intricacies of the political process, a diverse constituent base, limited marketing capabilities and heightened security requirements due to public trust concerns.

    We have pioneered the development of Internet-based electronic government products and services that address these unique government challenges and meet the needs of businesses and citizens. As part of our solution, we provide:


    - customer-focused, one-stop government portals and applications that offer a single point of presence on the Internet for government agencies and permit businesses and citizens to conduct transactions and process information requests 24 hours a day, seven days a week;


    - a cost-efficient financial model that minimizes governments' up-front investments and use of resources and is quickly and easily deployed; and

    - a contractual relationship with governments that encourages the participation of interested government agencies, businesses and consumer groups. We work with each of our government clients to maximize their use of Internet technology, while addressing issues critical to them, including the privacy and security concerns of businesses and citizens.

    We plan to strengthen our position as the leading provider of electronic government products and services. Key elements of our strategy include:

    - continuing to penetrate new markets, including other states, multi-state cooperative organizations and federal agencies;

    - broadening product and service offerings with new Internet-based businesses and applications to enable government agencies, businesses and citizens to interact more effectively online;

    - increasing transaction volume and revenues from existing and new customers by generating awareness and educating potential business and consumer users about the availability and benefits of electronic government services;

    - continuing to diversify our revenues across numerous business lines by making strategic acquisitions and investments in complementary businesses;

    - intensifying our focus on local government markets by offering both portal solutions and individual application solutions; and

    - expanding our services into international markets.

    We were incorporated in Delaware in December 1997 and reincorporated in Colorado in April 1999. In 1998, we completed an exchange offer, through which we consolidated our individual business units that deliver electronic government services into our present company as subsidiaries. Our headquarters are located at 12 Corporate Woods, 10975 Benson Street, Suite 390, Overland Park, Kansas 66210 and our telephone number is 877-234-EGOV. Our Web site is www.nicusa.com. Any reference contained in this prospectus to our Web site, or to any other Web site, shall not be deemed to incorporate information from those sites into this prospectus.

                                  THE OFFERING

Common stock offered by us...................  4,000,000 shares

Common stock offered by the selling
  shareholders...............................  4,100,000 shares

Common stock to be outstanding after this
  offering...................................  57,300,632 shares

Use of proceeds..............................  We intend to use the net proceeds of this offering primarily to pursue acquisitions,
                                               create new products and services, increase
                                               market development, further develop
                                               infrastructure platforms, increase our
                                               marketing efforts and for other general
                                               corporate purposes.

Nasdaq National Market Symbol................  EGOV

                            ------------------------

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999 and does not include the following:

    - approximately 2,100,000 shares of common stock to be issued in connection with our pending acquisition of SDR Technologies, Inc.;

    - 3,890,331 shares of common stock subject to options at a weighted average exercise price of $7.65 per share granted under our 1998 stock option plan, assuming the issuance and sale of 84,593 and 50,669 shares of common stock in this offering after the exercise of options by James B. Dodd and Kevin C. Childress, respectively; or

    - 7,459,895 shares of common stock reserved for future issuance under our 1998 stock option plan and our 1999 employee stock purchase plan.

    Please see "Capitalization" for a more complete discussion regarding the outstanding shares of our common stock and options to purchase our common stock and other related matters.

                            ------------------------

    PRO FORMA INFORMATION GIVES EFFECT TO OUR ACQUISITION OF EFED AND OUR PENDING ACQUISITION OF SDR TECHNOLOGIES, INC. AS IF THESE TRANSACTIONS OCCURRED AT THE BEGINNING OF THE PERIOD PRESENTED. PLEASE SEE OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THIS PROSPECTUS AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" FOR MORE DETAILED INFORMATION ABOUT THESE TRANSACTIONS.

    UNLESS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS WILL NOT EXERCISE THEIR OPTION TO PURCHASE ADDITIONAL SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS, IF ANY, AND DOES NOT GIVE EFFECT TO THE PENDING ACQUISITION OF SDR TECHNOLOGIES, INC.

        SUMMARY CONSOLIDATED ACTUAL AND PRO FORMA FINANCIAL INFORMATION


    The following summary consolidated actual and pro forma financial information should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data, at December 31, 1999, labeled "Actual" are derived from, and are qualified by reference to, the audited financial statements included in this prospectus. The consolidated statement of operations data for the year ended December 31, 1999 labeled "Pro Forma" is unaudited and derived from and qualified by reference to the pro forma consolidated statement of operations and related notes included in this prospectus. The as adjusted consolidated balance sheet data summarized below gives effect to the receipt of the estimated net proceeds from the sale by us of 4,000,000 shares of common stock offered by us in this offering at a public offering price of $65.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the receipt of $388,840 by us from the exercise of options to purchase 84,593 and 50,669 shares of common stock by James B. Dodd and Kevin C. Childress, respectively.


                                                                 YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                          1997       1998       1999       1999
                                                         ACTUAL     ACTUAL     ACTUAL    PRO FORMA
                                                        --------   --------   --------   ---------
                                                        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..............................................  $   996    $28,624    $ 56,966   $ 61,941
Cost of revenues......................................        5     21,211      42,191     43,598
Gross profit..........................................      991      7,413      14,775     18,343
Operating loss........................................     (277)    (7,205)    (14,470)   (62,653)
Net loss..............................................  $  (277)   $(7,896)   $(10,730)  $(56,100)
Net loss per share--basic and diluted.................  $ (0.01)   $ (0.21)   $  (0.23)  $  (1.11)
Weighted average shares outstanding...................   20,858     37,242      47,278     50,517


                                                                 DECEMBER 31, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  9,527     $  9,527
Marketable securities.......................................     82,481      331,867
Total assets................................................    133,661      383,047
Long-term debt (includes current portion of notes payable/
  capital lease obligations)................................        458          458
Total shareholders' equity..................................    128,089      377,475

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

              RISKS PARTICULAR TO NATIONAL INFORMATION CONSORTIUM

BECAUSE WE HAVE PORTAL SERVICE CONTRACTS WITH A LIMITED NUMBER OF STATES AND CITY GOVERNMENTS, THE TERMINATION OF CERTAIN OF THESE CONTRACTS MAY HARM OUR BUSINESS

    Currently, virtually all of our revenues are derived from the operation of our portal business. We have portal contracts with 11 states and one local government. These contracts typically have initial terms of three to five years with optional renewal periods of one to five years. However, any renewal is optional and a government may terminate its contract prior to the expiration date upon specific cause events that are not cured within a period of ten to 180 days or, in some cases, upon passing legislation. Additionally, the contracts under which we provide management and development services can be terminated without cause on a specified period of notice. The loss of one or more of our larger government portal clients, if not replaced, could dramatically reduce our revenues. If these revenue shortfalls occur, our business and financial condition would be harmed. We cannot be certain if, when or to what extent governments might fail to renew or terminate any or all of their contracts with us.

WE MAY BE UNABLE TO OBTAIN FUTURE CONTRACTS THROUGH THE REQUEST FOR PROPOSAL PROCESS

    Much of our current revenues is derived from contracts with governments and government agencies that operate under special rules that apply to government purchasing. Where this process applies, there are special rules that typically require open bidding by possible service providers like us against a list of requirements established by governments under existing or specially-created procedures. To respond successfully to these requests for proposals, commonly known as RFPs, we must estimate accurately our cost structure for servicing a proposed contract, the time required to establish operations for the proposed client and the likely terms of any other proposals submitted. We also must assemble and submit a large volume of information within the strict time schedule mandated by an RFP. Whether or not we are able to respond successfully to RFPs in the future will significantly impact our business. We cannot guarantee that we will win any bids in the future through the RFP process, or that any winning bids will ultimately result in contracts. Even though we have broadened our product and service offerings, we still depend on the RFP process for a substantial part of our future contracts. Therefore, our business, results of operations and financial condition would be harmed if we fail to obtain profitable future contracts through the RFP process.

OUR ACQUISITIONS AND STRATEGIC ALLIANCES ENTAIL NUMEROUS RISKS AND UNCERTAINTIES

    As part of our business strategy, we have made and will continue to make acquisitions or enter into strategic alliances that we believe will complement our existing businesses, increase traffic to our government clients' sites, enhance our services, broaden our software and applications offerings or technological capabilities or increase our revenues. On September 15, 1999, we acquired all of the assets of the eFed division of Electric Press, Inc. and thereby began offering online government procurement services to federal, state and local governments. On January 12, 2000, we strengthened our existing online systems for Secretaries of State by combining our Application Services Division with Conquest Softworks, LLC. On February 16, 2000, we signed a definitive agreement to acquire SDR Technologies, Inc., a company which develops and provides online elections and ethics filings for state and local governments. These acquisitions and future acquisitions or joint ventures could present numerous risks and uncertainties, including:

    - difficulties in the assimilation of operations, personnel, technologies, products and information systems of the acquired companies;

    - the inability to successfully market, distribute, deploy and manage new products and services that we have limited or no experience in managing;

    - the diversion of management's attention from our core business;

    - the risk that an acquired business will not perform as expected;

    - risks associated with entering markets in which we have limited or no experience;

    - potential loss of key employees, particularly those of the purchased organizations;

    - adverse effects on existing business relationships with existing suppliers and customers;

    - potentially dilutive issuances of equity securities, which may be freely tradeable in the public market;

    - significant charges; and

    - the incurrence of debt or other expenses related to goodwill and other intangible assets.

We cannot assure you that any acquisitions we have announced or will announce, including our recently signed agreement with SDR Technologies, will ultimately close. Moreover, even after we close such transactions, we cannot assure you that we will be able to successfully integrate the new businesses or any other businesses, products or technologies we may acquire in the future.

WE HAVE INCURRED NET LOSSES AND EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE

    We incurred net losses of approximately $10.7 million for the year ended December 31, 1999 and approximately $7.9 million for the year ended
December 31, 1998. We also expect to incur significant operations expenses and will need to generate increased revenues to achieve profitability. Further, even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. As a result, we will need to generate significantly higher revenues while containing costs and operating expenses if we are to achieve profitability. We cannot be certain that our revenues will continue to grow or that we will ever achieve sufficient revenues to become profitable.

WE MAY BE UNABLE TO SUSTAIN THE USAGE LEVELS OF CURRENT PRODUCTS AND SERVICES THAT PROVIDE A SIGNIFICANT PERCENTAGE OF OUR REVENUES

    We obtain a high proportion of our revenues from a limited number of products and services. Subscription-based and transaction-based fees charged for access to motor vehicle records and corporate filings accounted for over 89% of our revenues for the year ended December 31, 1999 and are expected to continue to account for a significant portion of our revenues in the near future. Regulatory changes or the development of alternative information sources could materially reduce our revenues from these products and services. A reduction in revenues from currently popular products and services would harm our business, results of operations and financial condition.

IF OUR POTENTIAL CUSTOMERS ARE NOT WILLING TO SWITCH TO OR ADOPT OUR ONLINE GOVERNMENTAL PORTALS AND OTHER ELECTRONIC SERVICES, OUR GROWTH AND REVENUES WILL BE LIMITED

    The failure to generate a large customer base would harm our growth and revenues. This failure could occur for several reasons. Our future revenues and profits depend upon the widespread acceptance and use of the Internet as an effective medium for accessing public information, particularly as a medium for government procurement and filings. We cannot assure you that customer acceptance and use of the Internet will continue to grow. Additionally, we face intense competition in all sectors of our business. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are perceived to offer products and services superior to those of our competitors. Further, because the government-to-citizen and government-to-business portal access and electronic filing market is relatively new, potential customers in this market may be confused or uncertain about the relative merits of each electronic government solution and of which solution to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our solution, which could harm our business, results of operations and financial condition.

THE FEES WE COLLECT FOR MANY OF OUR PRODUCTS AND SERVICES ARE SUBJECT TO REGULATION THAT COULD LIMIT GROWTH OF OUR REVENUES AND PROFITABILITY

    We collect user fees on behalf of government agencies and, under the terms of our government contracts, we remit a portion of the fees to state agencies. Generally, our contracts provide that the amount of any fees we retain is set by governments to provide us with a reasonable return or profit or, in one case, a specified return on equity. We have limited control over the level of fees we are permitted to retain. Our business, results of operations and financial condition may be harmed if the level of fees we are permitted to retain in the future is too low or if our costs rise without a commensurate increase in fees.

THE POSSIBILITY OF GOVERNMENTS DEMANDING FIXED-PRICE CONTRACTS MAY SIGNIFICANTLY REDUCE OUR REVENUES AND PROFITS

    Substantially all of our present contracts are on a transaction-fee basis, through which our fees vary depending on the number of Internet users who access our products and services. However, we cannot assure you that governments will not demand fixed-price contracts in the future. Currently, we earn fees under our contracts with the states of Georgia and Iowa predominantly on a fixed-price basis. We may, from time to time, enter into other fixed-price contracts. Our failure to estimate accurately the resources and time required for an engagement, to manage governments' expectations effectively regarding the scope of services to be delivered for an estimated price or to complete fixed-price engagements within budget, on time and to governments' satisfaction could expose us to risks associated with cost overruns and, potentially, to penalties, which may harm our business, results of operations and financial condition.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND FAILURE TO MANAGE OUR GROWTH COULD STRAIN OUR MANAGEMENT AND OTHER RESOURCES


    Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have acquired a number of new businesses or combined with existing entities to create new businesses, including eFed and NIC Conquest, which have strained our management resources. Future expansion efforts could be expensive and put a strain on our management and other resources. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. Our headcount has grown and will continue to grow substantially. At December 31, 1998, we had a total of 95 employees, at December 31, 1999, we had a total of 185 employees, and at February 29, 2000, we had a total of 235 employees. In addition, we expect to hire a significant number of new employees in the near future. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations.


BECAUSE A MAJOR PORTION OF OUR CURRENT REVENUES IS GENERATED FROM A SMALL NUMBER OF USERS, THE LOSS OF ANY OF THESE USERS MAY HARM OUR BUSINESS AND FINANCIAL CONDITION

    Our revenues are primarily derived from data resellers' use of our electronic government portals to access motor vehicle records for sale to the automobile insurance industry. For the year ended

December 31, 1999, one of these data resellers, ChoicePoint, accounted for approximately 67% of our revenues. Two other resellers accounted for an additional 11% of our revenues during the year ended December 31, 1999. It is possible that these users will develop alternative data sources or new business processes that would materially diminish their use of our portals. The loss of all or a substantial portion of business from any of these entities would harm our business and financial condition.

WE MAY LOSE THE RIGHT TO THE CONTENT DISTRIBUTED THROUGH OUR GOVERNMENT PORTALS, WHICH IS PROVIDED TO US ENTIRELY BY GOVERNMENT ENTITIES

    We do not own or create the content distributed through our government portals. We depend on the governments with which we contract to supply information and data feeds to us on a timely basis to allow businesses and citizens to complete transactions and obtain government information. We cannot assure you that these data sources will continue to be available in the future. Government entities could terminate their contracts to provide data. Changes in regulations could mean that governments no longer collect some types of data or that the data is protected by more stringent privacy rules preventing uses now made of it. Moreover, our data sources are not always subject to exclusive agreements, so that data included in our products and services also may be included in those of our potential competitors. In addition, we are dependent upon the accuracy and reliability of government computer systems and data collection for the content of our portals. The loss or the unavailability of our data sources in the future, or the loss of our exclusive right to distribute some of the data sources, could harm our business, results of operations and financial condition.

THE GROWTH IN OUR REVENUES MAY BE LIMITED BY THE NUMBER OF STATES THAT CHOOSE TO PROVIDE ELECTRONIC GOVERNMENT SERVICES AND TO ADOPT OUR BUSINESS MODEL AND BY THE FINITE NUMBER OF STATES WITH WHICH WE MAY CONTRACT FOR OUR ELECTRONIC GOVERNMENT SERVICES


    Although we have recently introduced new products and services through our recently acquired subsidiary, eFed, our revenues are generated principally from contracts with state governments to provide electronic government services on behalf of those governments to complete transactions and distribute public information electronically. The growth in our revenues largely depends on government entities adopting our public/private model and our ability to enter into contracts with those entities. We cannot assure you that government entities will choose to provide electronic government services at all, that they will not provide such services themselves without private assistance or adopting our public/ private model, or that we will be selected as the service provider if the model is adopted.



    For example, recently the state of Texas considered our proposal for a public/private portal that involved a more limited number of revenue-based applications and services than our other state portals. We were subsequently informed that the state of Texas did not select our proposal and is currently negotiating with another vendor.


    In addition, as there is a finite number of states remaining with which we can contract for our services, future increases in our revenues will depend on our ability to expand our business model to include multi-state cooperative organizations, local governments, federal agencies and international entities. We cannot assure you that we will succeed in our expansion into new markets or that our services will be adaptable to those new markets.

OUR BUSINESS WITH VARIOUS GOVERNMENT ENTITIES OFTEN REQUIRES SPECIFIC GOVERNMENT LEGISLATION TO BE PASSED FOR US TO INITIATE AND MAINTAIN OUR GOVERNMENT CONTRACTS

    Because a central part of our business includes the execution of contracts with governments under which we remit a portion of user fees charged to businesses and citizens to state agencies, it is often necessary for governments to draft and adopt specific legislation before the government can circulate an RFP to which we can respond. Furthermore, the maintenance of our government contracts requires the continued acceptance of enabling legislation and any implementing regulations. In the past, various entities that use the portals we operate to obtain government products and services have challenged the authority of governments to electronically provide these products and services exclusively through portals like those we operate. A successful challenge in the future could result in a proliferation of alternative ways to obtain these products and services, which would harm our business, results of operations and financial condition. The repeal or modification of any enabling legislation would also harm our business, results of operations and financial condition.

BECAUSE A LARGE PORTION OF OUR BUSINESS RELIES ON A CONTRACTUAL BIDDING PROCESS WHOSE PARAMETERS ARE ESTABLISHED BY GOVERNMENTS, THE LENGTH OF OUR SALES CYCLES IS UNCERTAIN AND CAN LEAD TO SHORTFALLS IN REVENUES

    Our dependence on a bidding process to initiate many new projects, the parameters of which are established by governments, results in uncertainty in our sales cycles because the duration and the procedures for each bidding process vary significantly according to each government entity's policies and procedures. The time between the date of initial contact with a government for a bid and the award of the bid may range from as little as 180 days to up to 36 months. The bidding process is subject to factors over which we have little or no control, including:

    - political acceptance of the concept of government agencies contracting with third parties to distribute public information, which has been offered traditionally only by the government agencies often without charge;

    - the internal review process by the government agencies for bid acceptance;

    - the need to reach a political accommodation among various interest groups;

    - changes to the bidding procedure by the government agencies;

    - changes to state legislation authorizing government's contracting with third parties to distribute public information;

    - changes in government administrations;

    - the budgetary restrictions of government entities;

    - the competition generated by the bidding process; and

    - the possibility of cancellation or delay by the government entities.

    Even though we have diversified our business to include services and products that are not subject to the bidding process, we are still dependent on the bidding process for a significant part of our business. Therefore, any material delay in the bidding process, changes to the bidding practices and policies, the failure to receive the bid or the failure to execute a contract may disrupt our financial results for a particular period and harm our business and financial condition.

OUR APPLICATION SERVICES DIVISION HAS INCURRED LOSSES UNDER ITS FIXED-FEE CONTRACTS, AND OUR RESULTS OF OPERATIONS COULD BE HARMED IF THE COSTS THAT OUR RECENTLY CREATED NIC CONQUEST BUSINESS INCURS TO MEET CONTRACTUAL COMMITMENTS EXCEED OUR CURRENT ESTIMATES

    Our Application Services Division developed and implemented back-office government software applications for a fixed development fee. Since we combined our Application Services Division with Conquest Softworks, LLC in January 2000, we have expanded our applications to include back-end software applications and services for electronic filings and document management solutions for governments at a fixed fee. Our NIC Conquest business has assumed most of the contractual obligations of our Application Services Division. In the fourth quarter of 1998, we determined that the balance of revenues remaining to be recognized under our existing Application Services Division contractual obligations was not expected to cover anticipated costs of developing and implementing the related applications. Estimated costs in excess of fixed contract prices of $1.3 million for completing these applications were expensed in the fourth quarter of 1998. We accrued an additional $1.1 million of anticipated losses in 1999 based on revised estimates. It is possible that NIC Conquest's costs will similarly exceed revenues in the future, as a result of unforeseen difficulties in the creation of an application called for in a contract, unforeseen challenges in ensuring compatibility with existing systems, rising development and personnel costs or other reasons. If this occurs, our business, results of operations and financial condition could be harmed.

ENTRANCE OF POTENTIAL COMPETITORS INTO THE MARKETPLACE COULD HARM OUR ABILITY TO MAINTAIN OR IMPROVE OUR POSITION IN THE MARKET


    Many companies exist that provide one or more parts of the products and services we offer. In most cases, the principal substitute for our services is a government-designed and managed approach that integrates other vendors' technologies, products and services. Companies that have expertise in marketing and providing technical services to government entities have begun to compete with us by further developing their services and increasing their focus on this piece of their business and market shares. Examples of companies that may compete with us are the following:


    - large systems integrators, including American Management Systems, Inc., Sapient Corporation and SAIC;

    - traditional software applications developers, including Microsoft and Oracle;

    - traditional consulting firms, including IBM, KPMG Peat Marwick, Deloitte & Touche and Andersen Consulting;

    - providers of ecommerce applications, including Ariba, Commerce One, PurchasePro.com and Digital Commerce Corporation;

    - consumer-oriented government portal companies, including govWorks.com and EZgov.com; and

    - Web service companies, including Whittman-Hart/USWeb, AppNet Systems, Inc., and Verio Inc.

    Many of our potential competitors are national or international in scope and may have greater resources than we do. These resources could enable our potential competitors to initiate severe price cuts or take other measures to gain market share. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than us, significantly greater name recognition and a larger installed base of customers. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business and financial condition may be harmed.

THE SEASONALITY OF USE FOR SOME OF OUR ELECTRONIC GOVERNMENT PRODUCTS AND SERVICES MAY HARM OUR FOURTH QUARTER RESULTS OF EACH CALENDAR YEAR

    The use of some of our electronic government products and services is seasonal, particularly the accessing of drivers' records, resulting in lower revenues in the fourth quarter of each calendar year, due to the smaller number of business days in this quarter and a lower volume of government-to-business and government-to-citizen transactions during the holiday period. As a result, seasonality is likely to cause our quarterly results to fluctuate, which could harm our business and financial condition and could harm the trading price of our common stock.

OUR QUARTERLY RESULTS OF OPERATIONS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY

    Our future revenues and results of operations may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control, and any of which may harm our business. These factors include:

    - the commencement, completion or termination of contracts during any particular quarter;

    - the introduction of new electronic government products and services by us or our competitors;

    - technical difficulties or system downtime affecting the Internet generally or the operation of our electronic government products and services;

    - the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure;

    - the result of negative cash flows due to capital investments; and

    - the incurrence of significant charges related to acquisitions.

    Due to the factors noted above, our revenues in a particular quarter may be lower than we anticipate and if we are unable to reduce spending in that quarter, our results of operations for that quarter may be harmed. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

IF WE FAIL TO COORDINATE OR EXPAND OUR OPERATIONAL PROCEDURES AND CONTROLS, WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH

    Our growth rate may increase rapidly in response to the acceptance of our products and services under new or existing government contracts. If we cannot manage our growth effectively, we may not be able to coordinate the activities of our technical, accounting and marketing staffs, and our business could be harmed. We intend to plan for the acceptance of new bids by a number of governmental entities so that we may be ready to begin operations as soon as possible after acceptance of a bid. Additionally, we plan to continue our expansion of electronic filing services into new local, state and federal markets. As part of this plan of growth, we must implement new operational procedures and controls to expand, train and manage our employees and to coordinate the operations of our various subsidiaries. If we cannot manage the growth of our government portals, staff, software installation and maintenance teams, offices and operations, our business may be harmed.

WE MAY BE UNABLE TO HIRE, INTEGRATE OR RETAIN QUALIFIED PERSONNEL

    The recent growth in our business has resulted in an increase in the responsibilities for both existing and new management personnel. Some of our personnel are presently serving in more than one executive capacity. The loss of any of our executives could harm our business.

    In addition, we expect that we will need to hire additional personnel in all areas in 2000, including general managers for new operations in jurisdictions in which we obtain contracts. Competition for personnel in the Internet industry is intense. We may not be able to retain our current key employees or attract, integrate or retain other qualified employees in the future. If we do not succeed in attracting new personnel or integrating, retaining and motivating our current personnel, our business could be harmed. In addition, new employees generally require substantial training in the presentation, policies and positioning of our government portals and other services. This training will require substantial resources and management attention.

TO BE SUCCESSFUL, WE MUST DEVELOP AND MARKET COMPREHENSIVE, EFFICIENT, COST-EFFECTIVE AND SECURE ELECTRONIC ACCESS TO PUBLIC INFORMATION AND NEW PRODUCTS AND SERVICES

    Our success depends in part upon our ability to attract a greater number of Internet users to access public information electronically by delivering a comprehensive composite of public information and an efficient, cost-effective and secure method of electronic access and transactions. Moreover, in order to increase revenues in the future, we must continue to develop products and services that businesses and citizens will find valuable, and there is no guarantee that we will be able to do so. If we are unable to develop products and services that allow us to attract, retain and expand our current user base, our revenues and future results of operations may be harmed. We cannot assure you that the products and services we offer will appeal to a sufficient number of Internet users to generate continued revenue growth. For example, we cannot assure you that the use of eFed, our online procurement software services, by local, state and federal governments will continue to grow. Our ability to attract Internet users to our government portals depends on several factors, including:

    - the comprehensiveness of public records available through our government portals;

    - the perceived efficiency and cost-effectiveness of accessing public records electronically;

    - the perceived efficacy of online government-to-business procurement solutions;

    - the effectiveness of security measures; and

    - the increased usage and continued reliability of the Internet.

DEFICIENCIES IN OUR PERFORMANCE UNDER A GOVERNMENT CONTRACT COULD RESULT IN CONTRACT TERMINATION, REPUTATIONAL DAMAGE OR FINANCIAL PENALTIES

    Each government entity with which we contract has the authority to require an independent audit of our performance. The scope of audits could include inspections of income statements, balance sheets, fee structures, collections practices, service levels and our compliance with applicable laws, regulations and standards. We cannot assure you that a future audit will not find any material performance deficiencies that would result in an adjustment to our revenues and result in financial penalties. Moreover, the consequent negative publicity could harm our reputation among other governments with which we would like to contract. All of these factors could harm our business, results of operations and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

    We rely on a combination of nondisclosure and other contractual arrangements with governments, our employees and third parties, and privacy and trade secret laws to protect and limit the distribution of the proprietary applications, documentation and processes we have developed in connection with the electronic government products and services we offer. Despite our precautions, third parties may succeed in misappropriating our intellectual property or independently developing similar intellectual property. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights and proprietary technology, our business could be harmed. Any actions we take may not be adequate to protect our proprietary rights and other companies may develop technologies that are similar or superior to our proprietary technology.

    Additionally, it is possible that we could in the future become subject to claims alleging infringement of third-party intellectual property rights. Any claims could subject us to costly litigation, and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement. Additionally, licenses may not be available on acceptable terms or at all.

IF THIRD PARTIES CLAIM THAT WE INFRINGE UPON THEIR INTELLECTUAL PROPERTY, OUR ABILITY TO USE CERTAIN TECHNOLOGIES AND PRODUCTS COULD BE LIMITED AND WE MAY INCUR SIGNIFICANT COSTS TO RESOLVE THESE CLAIMS

    Litigation regarding intellectual property rights is common in the Internet and software industries. We expect third-party infringement claims involving Internet technologies and software products and services to increase. If an infringement claim is filed against us, we may be prevented from using certain technologies and may incur significant costs resolving the claim.

    We have in the past received letters suggesting that we are infringing on the intellectual rights of others, and we may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our existing products without incurring liability to third parties, we cannot assure you that our products and services do not infringe on the intellectual property rights of third parties.

    In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We cannot assure you that we or our customers could obtain necessary licenses from third parties at a reasonable cost or at all.

UPON THE COMPLETION OF THE INITIAL TERM OF OUR GOVERNMENT CONTRACTS, GOVERNMENTS OBTAIN A PERPETUAL RIGHT OF USE LICENSE TO OUR SOFTWARE PROGRAMS AND OTHER APPLICATIONS, WHICH THEY COULD USE TO OPERATE THE PORTALS THEMSELVES

    After termination of our contracts, it is possible that governments and their successors and affiliates may use their right of use license rights to the software programs and other applications we have developed for them in the operation of their portals to operate the portals themselves. Inadvertently, they also may allow our intellectual property or other information to fall into the hands of third parties, including our competitors.

WE MAY NEED MORE WORKING CAPITAL TO EXPAND OUR BUSINESS

    We anticipate that our current resources, combined with the net proceeds from this offering, will be sufficient to meet our present working capital and capital expenditure requirements for at least the next 18 months following the date of this prospectus. However, we may need to raise additional capital before this period ends to do the following:

    - expand our services and products offerings;

    - acquire complementary businesses or technologies;

    - support our expansion into other states, cities, municipalities and federal agencies and internationally; and

    - respond to competitive pressures.

    Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new product and service offerings and potentially competing technological and market developments. We may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot assure you that such additional funding, if needed, will be available on terms acceptable to us, or at all. If adequate funds are not available on acceptable terms, our ability to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation could harm our business, results of operations and financial condition.

WE MAY BE UNABLE TO INTEGRATE NEW TECHNOLOGIES AND INDUSTRY STANDARDS
EFFECTIVELY

    Our future success will depend on our ability to enhance and improve the responsiveness, functionality and features of our products and services in accordance with industry standards and to address the increasingly sophisticated technological needs of our customers on a cost-effective and timely basis. Our ability to remain competitive will depend, in part, on our ability to:

    - enhance and improve the responsiveness, functionality and other features of the government portals we offer;

    - continue to develop our technical expertise;

    - develop and introduce new services, applications and technology to meet changing customer needs and preferences; and

    - influence and respond to emerging industry standards and other technological changes in a timely and cost-effective manner.

    We cannot assure you that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective manner. If we are unable to integrate new technologies and industry standards effectively, our results of operations could be harmed.

WE COULD STILL FACE PROBLEMS RELATED TO THE YEAR 2000 ISSUE


    To date, our customers have not reported any problems with our government portals or software applications and products as a result of the commencement of the year 2000, and we have not experienced any impairment in our internal operations due to the year 2000 issue. Nevertheless, computer experts have warned that there may still be residual consequences stemming from the change in centuries and, if these consequences become widespread, they could result in claims against us, a decrease in revenues generated by our government portals and software applications and products and services, increased operating expenses and other business interruptions.


                     RISKS RELATED TO THE INTERNET INDUSTRY


WE DEPEND ON THE INCREASING USE OF THE INTERNET AND ON THE GROWTH OF ONLINE GOVERNMENT INFORMATION SYSTEMS. IF THE USE OF THE INTERNET AND ELECTRONIC GOVERNMENT INFORMATION SYSTEMS DOES NOT GROW AS ANTICIPATED, OUR BUSINESS WILL BE SERIOUSLY HARMED


    Our business depends on the increased acceptance and use of the Internet as a medium for accessing public information and completing government filings and procurement contracts. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of individual and business customers may not adopt or continue to use the Internet as a medium for accessing government portals and other online services. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

    Our business would be seriously harmed if:

    - Use of the Internet and other online services does not continue to increase or increases more slowly than expected; or

    - The technology underlying the Internet and other online services does not effectively support any expansion that may occur.

IF THE INTERNET INFRASTRUCTURE FAILS TO DEVELOP OR BE ADEQUATELY MAINTAINED, OUR BUSINESS WOULD BE HARMED BECAUSE USERS MAY NOT BE ABLE TO ACCESS OUR GOVERNMENT PORTALS

    Our success depends on the increase in Internet usage generally and in particular as a means to access public information electronically. This in part requires the development and maintenance of the Internet infrastructure. If this infrastructure fails to develop or be adequately maintained, our business would be harmed because users may not be able to access our government portals. Among other things, this development and maintenance will require a reliable network backbone with the necessary speed, data capacity, security and timely development of complementary products for providing reliable Internet access and services.

    The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. If the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on our government portals. Such outages and delays would also hinder our customers' ability to file UCC documents online, renew professional licenses electronically, file fuel tax applications and complete online government purchase orders and requisitions. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. If the Internet infrastructure is not adequately developed or maintained, use of our government portals and our government-to-citizen and government-to-business services may be reduced.

WE MAY BE HELD LIABLE FOR CONTENT THAT WE OBTAIN FROM GOVERNMENT AGENCIES

    Because we aggregate and distribute sometimes private and sensitive public information over the Internet, we may face potential liability for defamation, libel, negligence, invasion of privacy, copyright or trademark infringement, and other claims based on the nature and content of the material that is published on our government portals. Most of the agreements through which we obtain consent to disseminate this information do not contain indemnity provisions in our favor. These types of claims have been brought, sometimes successfully, against online services and Web sites in the past. We cannot assure you that our general liability insurance will be adequate to indemnify us for all liability that may be imposed. Any liability that is not covered by our insurance or is in excess of our insurance coverage could severely harm our business operations and financial condition.

CONCERNS OVER TRANSACTIONAL SECURITY MAY HINDER THE GROWTH OF OUR BUSINESS

    A significant barrier to electronic commerce is the secure transmission of confidential information over public networks. Any breach in our security could expose us to a risk of loss or litigation and possible liability. We rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. As a result of advances in computer capabilities, new discoveries in the field of cryptography or other developments, a compromise or breach of the algorithms we use to protect customer transaction data may occur. Because we provide information released from various government entities, we may represent an attractive target for security breaches.

    A compromise of our security or a perceived compromise of our security could severely harm our business. A party who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions or direct damage to our government portals. Also, should hackers obtain sensitive data and information, or create bugs or viruses in an attempt to sabotage the functionality of our products and services, we may receive negative publicity, incur liability to our customers or lose the confidence of the governments with which we contract, any of which may cause the termination or modification of our government contracts.

    We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price or at all.

GOVERNMENTAL REGULATION OF THE INTERNET MAY RESTRICT THE OPERATION AND GROWTH OF OUR BUSINESS

    There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address these issues including user privacy, pricing, and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase our cost of operations and harm our business. For example, the Federal Communications Commission, or FCC, is currently reviewing its regulatory position that Internet access service is not "telecommunications" and may decide that Internet service providers must pay a percentage of their gross revenues as a "universal service contribution." If the FCC were to require universal service contributions from providers of Internet access or Internet backbone services, our costs of doing business may increase, and we may not be able to recover these costs from our customers. Additionally, state public utility commissions generally have declined to review potential regulation of such services, but may chose to do so in the future. As a result, our business and financial condition could be harmed.

OUR SYSTEMS MAY FAIL OR LIMIT USER TRAFFIC, WHICH COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    Our communications hardware and computer hardware operations for delivering our electronic government services are located individually in each state or city where we provide those services. We cannot assure you that during the occurrence of fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events that the modem banks and direct dial-up connections we have to serve as back-up systems will not prevent damage to our systems or cause interruptions to our services. Computer viruses, electronic break-ins or other similar disruptive problems could cause users to stop visiting our government portals and could cause our clients to terminate agreements with us. If any of these circumstances occurred, our business could be harmed. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures of or interruptions in our systems.

    Our government portals must accommodate a high volume of traffic and deliver frequently updated information. These government portals may experience interruptions due to any failure or delay by government agencies in the transmission or receipt of this information. Due to holidays and technical problems with state computer systems, our Web sites have experienced slower response times or decreased traffic in the past and may experience the same incidents in the future. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our government portals and other online government-to-citizen and government-to-business services. Many of these providers and operators have experienced significant outages in the past due to system failures unrelated to our systems, holidays and heavy user traffic, and could experience the same outages, delays and other difficulties in the future. Any of these system failures could harm our business, results of operations and financial condition.

                         RISKS RELATED TO THIS OFFERING

OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THIS OFFERING, WHICH WILL ALLOW THEM TO INFLUENCE THE OUTCOME OF MATTERS SUBMITTED TO SHAREHOLDERS FOR APPROVAL


    After this offering, executive officers, directors and holders of 5% or more of our outstanding common stock will, in the aggregate, own approximately 57.5% of our outstanding common stock. In addition, as of January 31, 2000, 27,469,884 shares of our outstanding common stock have been placed in a voting trust, representing approximately 51.6% of our outstanding common stock prior to this offering. The trustees of this voting trust are Messrs. Fraser and Hartley, both of whom serve as directors of our company. As a result, Messrs. Fraser and Hartley have, among other rights, the ability to control the election of directors and approve corporate actions that must be submitted for a vote of shareholders. The voting trust is selling 2,905,378 shares of common stock in this offering, which will reduce the number of shares it holds to 24,564,506, or approximately 42.8% of our outstanding common stock based on the number of shares of common stock outstanding after this offering. As co-trustees of the voting trust, Messrs. Fraser and Hartley will have the ability to control up to 42.8% of the outstanding voting control of the common shares. In addition, Jeffery S. Fraser, our Chairman and former Chief Executive Officer, is selling 676,441 shares of common stock in this offering, which will reduce the number of shares over which he has direct economic benefit to 5,719,251, or approximately 10.0% of our outstanding common stock after this offering.


    The interests of these affiliates may conflict with the interests of other shareholders, and the actions they take or approve may be contrary to those desired by the other shareholders. This concentration of ownership may also have the effect of delaying, preventing or deterring an acquisition of our company by a third party.

OUR MANAGEMENT WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS IN WAYS THAT MAY NOT INCREASE OUR RESULTS OF OPERATIONS OR MARKET VALUE


    We anticipate that we may use all of the net proceeds from the sale of the common stock for any or all of the following purposes:


    - to pursue new acquisitions, strategic investments, strategic alliances and partnerships;

    - to create new products and services;

    - to increase our new market development efforts by further expanding into local, state and international markets;

    - to further develop common infrastructure and operating platforms; and

    - to increase marketing efforts aimed at raising transaction volume.

    We intend to use any proceeds that remain for working capital and general corporate purposes. However, our management will retain significant flexibility in applying the net proceeds of this offering and may use the proceeds in ways in which you do not agree. Until the proceeds are needed, we plan to invest them in investment-grade, interest-bearing securities. The failure of our management to apply such funds effectively could harm our business.

THE SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY HARM THE MARKET PRICE OF OUR COMMON STOCK

    Sales of a substantial number of shares of our common stock in the public market after this offering could cause the market price of our common stock to decline. Additionally, the perception that such sales could occur could adversely affect the market price of our common stock. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.

    Based on the number of shares of common stock outstanding as of December 31, 1999, there will be 57,300,632 shares of common stock outstanding immediately after this offering. All of the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act. Upon completion of this offering, 265,838 shares will be "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144, Rule 701 or an exemption under the Securities Act. In addition, 515,100 shares of our common stock will be tradeable after satisfaction of certain performance conditions by our eFed subsidiary. In connection with this offering, all of our executive officers, directors and holders of more than 5% of our outstanding common stock have agreed not to sell their shares without the prior written consent of Credit Suisse First Boston Corporation for a period not to exceed 90 days from the date of this prospectus, and others are subject to market stand-off agreements.


    As of December 31, 1999, 3,890,331 shares of common stock were issuable upon exercise of outstanding options, assuming the issuance and sale of 84,593 and 50,669 shares of common stock in this offering after the exercise of options by James B. Dodd and Kevin C. Childress, respectively. Of those options, options to purchase 810,614 shares will be vested and fully exercisable 90 days after commencement of this offering.


OUR STOCK PRICE, LIKE THAT OF OTHER INTERNET COMPANIES, MAY BE HIGHLY VOLATILE


    The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile, with this volatility often unrelated to the operating performance of such companies. Investors may not be able to resell their shares of our common stock at or above the public offering price. In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company's stock price. This type of litigation could result in substantial costs and could divert our management's attention and resources. Our stock price could fluctuate in response to a variety of factors, including:


    - actual or anticipated variations in quarterly results of operations;

    - announcements of new technological innovations, contracts or applications;

    - announcements of significant acquisitions, strategic partnerships, joint venture or capital commitments;

    - new products and services offered by us or our competitors;

    - changes in financial estimates by securities analysts;

    - additions or departures of key personnel; and

    - other events or factors that may be beyond our control.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT OR DELAY A CHANGE OF CONTROL AND, AS A RESULT, NEGATIVELY IMPACT OUR SHAREHOLDERS

    Our articles of incorporation provide that our board of directors may not for a period of three years engage in a business combination with an interested shareholder unless the business combination is approved in a prescribed manner. Furthermore, our bylaws limit the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice. The anti-takeover provisions in our articles of incorporation and bylaws may have the effect of delaying, deterring or preventing changes in control or management of our company, even if such change in control or management would be beneficial to shareholders. These provisions also could limit the price that some investors might be willing to pay in the future for shares of our common stock.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that have been made under the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, which may include statements about our:

    - business strategy;

    - plans for hiring additional personnel;

    - plans for entering into agreements with states to create, develop and manage government portals;

    - plans for the introduction of new electronic government products and services;

    - anticipated sources of funds, including the proceeds from this offering, to fund our operations for the 18 months following the date of this prospectus; and

    - plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

    When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. We caution you that any forward-looking statements made in this prospectus are not guarantees of future performance and involve significant risks and uncertainties. In addition, this prospectus includes statistical data about the Internet that comes from information published by sources including International Data Corporation and Forrester Research. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING


    We estimate that we will receive net proceeds of $249,386,000 from the sale of the 4,000,000 shares of common stock offered by us in this offering, at the assumed public offering price of $65.50 per share, after deducting the estimated underwriting discounts and offering expenses, and the receipt of $388,840 by us from the exercise of options to purchase 84,593 and 50,669 shares of common stock by James B. Dodd and Kevin C. Childress, respectively. We will not receive any of the proceeds from the sale of shares by the selling shareholders or any of the proceeds to the selling shareholders upon an exercise by the underwriters of their over-allotment option.


    While we cannot predict with certainty how the proceeds of this offering will be used, we currently intend to use them as follows:

    - to pursue new acquisitions, strategic investments, strategic alliances and partnerships;

    - to create new products and services;

    - to increase our new market development efforts by further expanding into local, state and international markets;

    - to further develop common infrastructure and operating platforms; and

    - to increase marketing efforts aimed at raising transaction volume.

    We expect to use the remaining net proceeds from this offering for working capital and other general corporate purposes. Pending these uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities or accounts.

    The amounts we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenues and cash generated by operations and the other factors described under "Risk Factors." Therefore, we will have broad discretion in the way we use the net proceeds. See "Risk Factors" for more information.

                                DIVIDEND POLICY

    Other than dividends paid while we were an S corporation, we have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

    - on an actual basis, giving effect to our reincorporation in Colorado in April 1999 and an increase in our authorized shares of common stock in May 1999; and


    - as adjusted to give effect to the receipt of the estimated net proceeds from the sale of 4,000,000 shares of common stock offered by us in this offering at the assumed public offering price of $65.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the receipt of $388,840 by us from the exercise of options to purchase 84,593 and 50,669 shares of common stock by James B. Dodd and Kevin C. Childress, respectively.


    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999 and does not include the following:

    - approximately 2,100,000 shares of common stock to be issued in connection with our pending acquisition of SDR Technologies, Inc.;

    - 3,890,331 shares of common stock subject to options issued at a weighted average exercise price of $7.65 per share granted under our 1998 stock option plan, assuming the issuance and sale of 84,593 and 50,669 shares of common stock in this offering after the exercise of options by James B. Dodd and Kevin C. Childress; or

    - 7,459,895 shares of common stock reserved for future issuance under our 1998 stock option plan and our 1999 employee stock purchase plan.

    The information below is qualified by, and should be read in conjunction with, our financial statements and the notes to those statements appearing at the end of this prospectus.


                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Capital lease obligations, long-term portion................  $    218     $    218
                                                              --------     --------
Shareholders' equity:
Common stock, no par value; 200,000,000 shares authorized;
  53,165,370 shares issued and outstanding, actual;
  57,300,632 shares issued and outstanding, as adjusted.....        --           --
Additional paid-in capital..................................   149,036      398,422
Accumulated deficit.........................................   (16,557)     (16,557)
Accumulated other comprehensive income......................         2            2
                                                              --------     --------
Total.......................................................   132,481      381,867
Less deferred compensation expense and other................    (4,392)      (4,392)
                                                              --------     --------
Total shareholders' equity..................................  $128,089     $377,475
                                                              --------     --------
Total capitalization........................................  $128,307     $377,693
                                                              ========     ========

                        PRICE RANGE OF OUR COMMON STOCK


    Our common stock trades on the Nasdaq National Market under the symbol "EGOV." The following table sets forth the range of high and low sales prices of our common stock for the periods indicated:



FISCAL 1999                                                   HIGH       LOW
-----------                                                 --------   --------
Third Quarter (from July 15, 1999)........................  $32.313    $11.250
Fourth Quarter............................................  $44.125    $23.875
FISCAL 2000
-----------
First Quarter (through March 14, 2000).                     $ 78.000   $ 28.000



    The market price for our common stock is highly volatile and fluctuates in response to a wide variety of factors. The last reported sale price for our common stock on the Nasdaq National Market was $65.50 on March 14, 2000.

                                    DILUTION


    As of December 31, 1999, our actual net tangible book value was approximately $97.4 million or $1.83 per share. Actual net tangible book value per share represents the amount of total actual tangible assets less total actual liabilities, divided by the shares of common stock outstanding as of December 31, 1999. After giving effect to the sale of the 4,000,000 shares of common stock we are offering at an assumed public offering price of $65.50 per share, after deducting the underwriting discount and estimated offering expenses, and after the receipt of $388,840 by us from the exercise of options to purchase 84,593 and 50,669 shares of common stock by James B. Dodd and Kevin C. Childress, respectively, our adjusted net tangible book value as of December 31, 1999 would have been $346.8 million, or $6.05 per share. This represents an immediate increase in as adjusted net tangible book value of $4.22 per share to existing shareholders and an immediate dilution of $59.45 per share to new investors. The following table illustrates this per share dilution:



Assumed public offering price per share.....................             $ 65.50
  Net tangible book value per share as of December 31,
    1999....................................................   $ 1.83
  Increase per share attributable to new investors..........     4.22
                                                               ------
As adjusted net tangible book value per share after the
  offering..................................................                6.05
                                                                         -------
Dilution per share to new investors.........................             $ 59.45
                                                                         =======



    The foregoing discussion and table assume no exercise of any of the 3,890,331 shares of common stock subject to options issued at a weighted average exercise price of $7.65 per share granted under our 1998 stock option plan and does not include the effect of approximately 2,100,000 shares of common stock to be issued in connection with our pending acquisition of SDR Technologies, Inc.

           SELECTED CONSOLIDATED ACTUAL AND PRO FORMA FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes, our pro forma consolidated financial information and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The consolidated statement of operations data for the year ended December 31, 1995 and the consolidated balance sheet data as of December 31, 1995 are unaudited and derived from financial statements not included in this prospectus. The consolidated statement of operations data for the year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 and 1997 are derived from audited financial statements not included in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 labeled "Actual" are derived from, and are qualified by reference to, our audited financial statements included in this prospectus. The consolidated statement of operations data for the year ended December 31, 1999 and the consolidated balance sheet data as of December 31, 1999, labeled "Pro Forma" are unaudited and derived from and qualified by reference to our pro forma consolidated statement of operations and pro forma condensed consolidated balance sheet and the related notes included in this prospectus.

                                                                                   YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------------------
                                                                1995       1996       1997       1998       1999        1999
                                                               ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    PRO FORMA
                                                              --------   --------   --------   --------   --------   ----------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues..................................................   $    3     $  236    $   996    $28,624    $ 56,966    $ 61,941
  Cost of revenues..........................................       --         21          5     21,211      42,191      43,598
                                                               ------     ------    -------    -------    --------    --------
    Gross profit............................................        3        215        991      7,413      14,775      18,343
                                                               ------     ------    -------    -------    --------    --------
  Operating expenses:
    Service development and operations......................       --         38        224      3,885       5,876       5,876
    Selling, general and administrative.....................       12        168        660      4,242       9,213      12,906
    Stock compensation......................................       --         --        370        569       3,188       3,506
    Depreciation and amortization...........................       --          1         14      5,922      10,968      58,708
                                                               ------     ------    -------    -------    --------    --------
      Total operating expenses..............................       12        207      1,268     14,618      29,245      80,996
                                                               ------     ------    -------    -------    --------    --------
  Operating income (loss)...................................       (9)         8       (277)    (7,205)    (14,470)    (62,653)
                                                               ------     ------    -------    -------    --------    --------
  Other income (expense):
    Interest expense........................................       --         --         --        (88)       (169)       (306)
    Other income, net.......................................       --         --         --         56       2,493       2,496
                                                               ------     ------    -------    -------    --------    --------
      Total other income (expense)..........................       --         --         --        (32)      2,324       2,190
                                                               ------     ------    -------    -------    --------    --------
  Income (loss) before income taxes.........................       (9)         8       (277)    (7,237)    (12,146)    (60,463)
  Income tax (benefit)......................................       --         --         --        659      (1,416)     (4,363)
                                                               ------     ------    -------    -------    --------    --------
  Net income (loss).........................................   $   (9)    $    8    $  (277)   $(7,896)   $(10,730)   $(56,100)
                                                               ======     ======    =======    =======    ========    ========

  Net income (loss) per share:
    Basic and diluted.......................................   $(0.47)    $ 0.00    $ (0.01)   $ (0.21)   $  (0.23)   $  (1.11)
                                                               ======     ======    =======    =======    ========    ========
  Weighted average shares outstanding.......................       19      6,005     20,858     37,242      47,278      50,517

                                                                                       DECEMBER 31,
                                                             -----------------------------------------------------------------
                                                               1995       1996       1997       1998       1999        1999
                                                              ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    PRO FORMA
                                                             --------   --------   --------   --------   --------   ----------
                                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.....................               $ --       $ --       $179     $ 1,311    $  9,527    $  9,601
  Marketable securities.........................                 --         --         --          --      82,481      82,481
  Total assets..................................                 14        110        326      17,249     133,661     256,802
  Bank lines of credit..........................                 --         --         --       1,024          --       1,950
  Long-term debt (includes current portion of
    notes payable/capital lease obligations)....                 --         --         30         745         458         950
  Total shareholders' equity....................                (15)        95        188      10,912     128,089     248,278

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997. THIS DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING AT THE END OF THIS PROSPECTUS. OUR DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. ACTUAL RESULTS AND THE TIMING OF EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW OF BUSINESS

    We are a provider of Internet-based, electronic government services that help governments use the Internet to reduce costs and provide a higher level of service to businesses and citizens. We enter into contracts with governments and on their behalf design, build and operate Internet-based portals. These portals consist of Web sites and applications that we build, which allow businesses and citizens to access government information online and complete transactions, including applying for a permit, retrieving driver's license records or filing a form or report. We also provide an online system for government procurement through our recently acquired subsidiary, eFed, as further discussed below. In addition, on February 16, 2000, we signed a definitive agreement to acquire SDR Technologies Inc. ("SDR"), which is the leading developer of online elections and ethics filing systems as further discussed below. Our unique business model allows us to reduce our government clients' financial and technology risks and obtain revenue by charging fees for electronic government services and remitting a portion to our government clients. Our clients benefit because they gain a centralized, customer-focused presence on the Internet, and businesses and citizens gain a faster, more convenient and more cost-effective means to interact with governments.

    We currently provide Internet-based electronic government services for the state governments of Arkansas, Georgia, Indiana, Iowa, Kansas, Maine, Nebraska, Utah and Virginia and the city-county government of the City of Indianapolis and Marion County, Indiana. We have recently been selected to provide services to and have entered into contracts with the states of Hawaii and Idaho. We typically enter into three to five year contracts with our government clients and manage operations through separate subsidiaries that operate as decentralized business units with a high degree of autonomy. Under these contracts, each local business unit helps its government client implement, develop, manage and enhance a single, comprehensive portal for conducting transactions and delivering information to businesses and citizens online, and we remit to the government a share of the fee revenue we obtain through use of the portal for transactions. In our government contracts with Georgia and Iowa, we provide consulting, development and management services for these government portals predominantly under a fixed-price model. Subscription-based and transaction-based fees charged for access to motor vehicle records and corporate filings accounted for over 89% of our revenues for the years ended December 31, 1999 and 1998. We believe that while these applications will continue to be important sources of revenues, their contributions as a percentage of our total revenues will decline as other sources grow.

    We charge for access to records on a per-record basis and, depending upon government policies, also on a fixed or sliding scale bulk basis. Our fees are set by negotiation with the government agencies that control the records and are typically approved by a government sanctioned oversight body. We recognize revenues from transactions on an accrual basis and bill end-user customers primarily on a monthly basis. We typically receive a majority of payments via electronic funds transfer and credit card within 20 days of billing and remit payment to governments within 60 days of the transaction.

Government agency fees and amounts payable to the primary contracting governmental entities are also accrued as cost of revenues and accounts payable at the time revenues are recognized.

    Revenues from state portal business units are highly correlated to population, but are also affected by pricing policies established by government entities for public records, the number and growth of commercial enterprises and the government entity's development of policy and information technology infrastructure supporting electronic government.

    Substantially all of our cost of revenues consist of payments we make to our government clients. The pricing, costs and gross margin derived from these transactions vary by the type of transaction and by state.

ACQUISITION OF EFED

    On September 15, 1999, we completed the acquisition of eFed, a market leader in Internet-based procurement solutions for governments. eFed designs, develops and manages online procurement software and services for federal and state markets. Already contracting with 11 federal agencies, eFed provides new and proven value-added applications to our existing government partners, as well as potential new entry points into other federal, state and local sectors. For additional information relating to our acquisition of eFed, refer to note 4 in the notes to consolidated financial statements included in this prospectus.


    On March 3, 2000, eFed formed a limited liability company with Bank of America Corporation through its subsidiary, Bank of America, N.A. (USA), to offer state and local governments the first Web-based business-to-business procurement, payment and reconciliation service. The two companies will share revenues generated by the limited liability company. In addition, Bank of America will have the opportunity to become a strategic investor in our company upon the achievement of certain revenue performance criteria by the new company. Warrants of 0.75% up to 2.5% of the current fully diluted shares of our outstanding common stock will become exercisable upon achieving certain cumulative revenue targets by December 31, 2004. These warrants are priced in two equally sized series at $34.44 and $44.77. Once exercisable, Bank of America will have until the later of December 31, 2005, or 24 months to exercise the warrants on the shares. For additional information on our strategic business relationship with Bank of America, refer to note 20 in the notes to consolidated financial statements included in this prospectus.


PENDING ACQUISITION OF SDR TECHNOLOGIES, INC.


    On February 16, 2000, we signed a definitive agreement to acquire SDR, a provider of Internet-based applications for governments, in exchange for approximately 2.1 million shares of our common stock. SDR designs and develops online election and ethics filing systems for federal, state and local government agencies. SDR has also developed a number of Internet-based applications for tax filings, business filings, professional licensing and automobile registrations. The SDR acquisition will be accounted for as a purchase and is expected to close by the end of March 2000. For additional information on the acquisition of SDR, refer to note 20 in the notes to consolidated financial statements included in this prospectus.


OTHER RECENT DEVELOPMENTS

    On January 14, 2000, we merged our Application Services Division with Conquest Softworks, LLC. The combined entity holds contracts with state and local governments for Web-enabling the back-office systems and processes for business-to-government filings. NIC Conquest, the newly formed entity, is a provider of software applications and services for electronic filings and document management solutions for government. Its products include UCCDataNet State Imaging and Filing System, a comprehensive UCC office management system; uccfile.com Web Browser Interface, which allows Web access to filings; and County Suite Filing and Imaging Systems, which extends filing capabilities to land records and other filing types. We own approximately 65% of NIC Conquest. NIC Conquest employees and other shareholders who were previously shareholders of Conquest Softworks, LLC own the remainder. During the first quarter of 2000, it is estimated that NIC Conquest will incur approximately $500,000 in non-cash compensation expenses related to the sale of common stock to employees in connection with this transaction. For additional information on the merger, refer to note 20 in the notes to consolidated financial statements included in this prospectus.

RESULTS OF OPERATIONS

    On March 31, 1998, we exchanged our common stock for the common stock of five affiliated companies, in a transaction referred to as the Exchange Offer. Prior to the completion of the Exchange Offer, we were a holding company with no operations of our own. Our Exchange Offer consolidated five business units as operating subsidiaries under our holding company.

    Prior to April 1, 1998, our historical financial information reflects the results of our business unit formed to pursue new business opportunities, and not the results of our business units operating in Indiana, Kansas, Arkansas and Nebraska. For example, for the year ended December 31, 1998, revenues for all of our business units were $36.5 million, while the reported revenues of $28.6 million for the year ended December 31, 1998 represents 12 months of one of our business units and only nine months of the other four business units. Total expenses are likewise not comparable. Accordingly, we believe that the historical comparison of our results of operations for the year ended
December 31, 1999 against the year ended December 31, 1998, and the year ended December 31, 1998 against the year ended December 31, 1997, is not necessarily meaningful. For additional information on the Exchange Offer, refer to note 3 in the notes to consolidated financial statements included in this prospectus.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

    REVENUES. Revenues were $57.0 million for the year ended December 31, 1999 compared to $28.6 million for the year ended December 31, 1998. This increase was primarily attributable to $8.3 million in revenues from our four initial business units included in reported revenues in the first quarter of 1999 compared to none reported in 1998 prior to the March 31, 1998 Exchange Offer, a $16.1 million increase in revenues from our state business units that became operational during the second half of 1998 and third quarter of 1999, a $2.0 million increase in same state business volumes, a $1.6 million increase in revenues relating to our eFed division and a $400,000 increase in revenues from our Application Services Division. With all business units included for the entire period, combined revenues were $36.5 million for the year ended
December 31, 1998.

    Revenues increased to $28.6 million for the year ended December 31, 1998 from $1.0 million for the year ended December 31, 1997. The increase in 1998 was primarily attributable to $23.1 million in revenues from our four initial business units subsequent to March 31, 1998 and $4.5 million in revenues from the addition of new state business units that became operational during the latter part of 1998.

    Total revenues for our four initial business units were $31.0 million for the year ended December 31, 1998 and $23.4 million for the year ended
December 31, 1997. The increase was primarily attributable to a $5.6 million revenue increase from one of the initial business units that became operational during the latter part of 1997 and to increases in same state business volumes.

    COST OF REVENUES. Cost of revenues increased to $42.2 million for the year ended December 31, 1999 from $21.2 million for the year ended December 31, 1998. This increase was primarily attributable to $6.5 million from our four initial business units included in reported cost of revenues in the first quarter of 1999 compared to none reported in 1998 prior to the March 31, 1998 Exchange Offer, $12.8 million from our state business units that became operational during the second half of 1998 and third quarter of 1999 and $1.7 million from same state business unit growth. With all business units included for the entire period, combined cost of revenues was $27.4 million for the year ended December 31, 1998.

    Cost of revenues increased to $21.2 million for the year ended December 31, 1998 from $5,000 for the year ended December 31, 1997. The increase in 1998 was primarily attributable to $18.1 million in cost of revenues for our four initial business units and $3.1 million in cost of revenues from the addition of new state business units.

    Total cost of revenues for our four initial business units was $24.3 million for the year ended December 31, 1998 and $18.4 million for the year ended December 31, 1997. This increase was mainly due to $4.9 million in cost of revenues from the business unit that became operational in the latter part of 1997 and to the cost of revenues associated with the increase in same state business volumes.

    GROSS PROFIT. Gross profit increased to $14.8 million for the year ended December 31, 1999 from $7.4 million for the year ended December 31, 1998. This increase is primarily due to $1.8 million from our initial four business units, $3.4 million from new state business units that became operational in the second half of 1998 and third quarter of 1999, $300,000 from same state business unit growth, $1.5 million from our eFed division and $400,000 from our Application Services Division. Offsetting costs of our Application Services Division are reported in service development and operations in the consolidated statements of operations. With all business units included for the entire period, combined gross profit was $9.1 million for the year ended December 31, 1998.

    The gross margin rate was 26.0% of revenues for the year ended December 31, 1999 compared to 25.9% for the year ended December 31, 1998. With the four initial business units included for the entire period, the gross margin rate would have been 25.0% for the year ended December 31, 1998. The slight increase in gross margin rate in 1999 is primarily attributable to the margins achieved by our eFed division, which has a significantly higher margin rate than our state business units.

    Gross profit increased to $7.4 million for the year ended December 31, 1998 from $991,000 for the year ended December 31, 1997. The increase in 1998 was primarily attributable to $5.0 million in cost of revenues for our four initial business units and $1.4 million in cost of revenues from the addition of new state business units.

    Total gross profit for our four initial business units was $6.7 million for the year ended December 31, 1998 and $5.0 million for the year ended
December 31, 1997. This increase was mainly due to $700,000 of gross profit from the business unit that became operational in the latter part of 1997 and to the gross profit associated with the increase in same state business volumes. The gross margin rate for our four initial business units was 21.6% for the year ended December 31, 1998 and 21.4% for the year ended December 31, 1997.

    SERVICE DEVELOPMENT AND OPERATIONS. Service development and operations costs increased to $5.9 million for the year ended December 31, 1999 from $3.9 million for the year ended December 31, 1998. The increase was due primarily to $600,000 from our initial four business units, $700,000 from new state business units that became operational in the second half of 1998 and second half of 1999, $500,000 from same state expense increases, and $400,000 from our eFed division. In the fourth quarter of 1998, we recorded a $1.3 million non-cash charge in our Application Services Division for anticipated costs in excess of revenues on obligations under our application services contracts. We recorded additional non-cash charges totaling
$1.1 million in 1999 for additional expected losses on our application services contracts.

    Service development and operations costs increased to $3.9 million for the year ended December 31, 1998 from $224,000 for the year ended December 31, 1997. The increase in 1998 was primarily attributable to $1.8 million from our four initial business units, $500,000 from additional state business units, and from our Application Services Division, for which we recorded a $1.3 million charge in the fourth quarter of 1998 as discussed above.

    Total service development and operations costs for our four initial business units were $2.2 million for the year ended December 31, 1998 and $1.1 million for the year ended December 31, 1997. This increase was primarily due to $500,000 in costs incurred by one of our initial business units for work performed for our Application Services Division, $200,000 from the business unit that became operational in the latter part of 1997, and costs associated with the development of new applications.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs increased to $9.2 million for the year ended December 31, 1999 from $4.2 million for the year ended December 31, 1998. This increase was primarily attributable to $700,000 in costs from our four initial business units, $1.2 million from new business units that became operational in the second half of 1998 and third quarter of 1999, $800,000 from our eFed division, and a $2.2 million increase in corporate level expenses as a result of our overall growth, including the addition of corporate level marketing, finance and management personnel.

    Selling, general and administrative costs increased to $4.2 million for the year ended December 31, 1998 from $660,000 for the year ended December 31, 1997. The increase in 1998 was primarily attributable to $2.4 million from our four initial business units and $1.0 million from the addition of new state business units.

    Total selling, general and administrative costs for our four initial business units were $3.2 million for the year ended December 31, 1998 and $2.5 million for the year ended December 31, 1997. This increase was primarily attributable to $300,000 in costs from the business unit that became operational in the latter part of 1997 and an overall increase in insurance, recruiting and payroll-related expenses attributable to the growth in the other initial business units.

    STOCK COMPENSATION. Stock compensation increased to $3.2 million for the year ended December 31, 1999 from $600,000 for the year ended December 31, 1998. This increase was due to compensation expense recognized on stock sales to senior level executives in the first half of 1999 and on stock options granted to senior level executives and other key employees in late 1998 and 1999. From February 1999 through May 1999, we sold approximately 370,000 shares of common stock to key employees and recognized approximately $1.6 million in compensation expense for the amount by which the fair value of common stock sold exceeded the amount paid. In addition, we recognized approximately $1.6 million in compensation expense for the year ended December 31, 1999 relating to stock options.

    Stock compensation increased to $600,000 for the year ended December 31, 1998 from $400,000 for the year ended December 31, 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $11.0 million for the year ended December 31, 1999 from $5.9 million for the year ended December 31, 1998. This increase is due to an additional quarter of intangible asset amortization in 1999 resulting from the Exchange Offer of $1.9 million and the amortization of the software intangible and goodwill resulting from our acquisition of eFed on September 15, 1999 of $2.8 million. The remainder of the increase is attributable to additional depreciation expense, as additions to property and equipment in 1999 were approximately $1.8 million.

    Depreciation and amortization increased to $5.9 million for the year ended December 31, 1998 from $14,000 for the year ended December 31, 1997. The 1998 expense consisted primarily of amortization of goodwill and intangible assets resulting from the completion of the Exchange Offer.

    OPERATING LOSS. Operating loss for the year ended December 31, 1999 was $14.5 million compared to $7.2 million for the year ended December 31, 1998. Excluding non-cash charges for stock compensation, depreciation and amortization, and the loss contract charges in our Application Services Division, operating income would have been $800,000 for the year ended December 31, 1999 compared to $500,000 for the year ended December 31, 1998. Pro forma operating income would have been $1.0 million for the year ended December 31, 1998.

    OTHER INCOME, NET. We have placed the proceeds from our July 20, 1999 initial public offering in short-term, investment-grade, interest-bearing marketable securities. For the year ended December 31, 1999, the increase in other income, net, primarily reflects interest income earned on these investments.

    INCOME TAXES. We recognized an income tax benefit of approximately $1.4 million for the year ended December 31, 1999. This provision was partially attributable to a taxable net loss in the current year. The income tax benefit is less than the amount customarily expected because of expenses that are not deductible for tax purposes including amortization of goodwill from the Exchange Offer and certain stock compensation costs. In addition, certain temporary differences gave rise to deferred tax assets relating to non-qualified stock option expense and intangible asset amortization as a result of the eFed acquisition. These deferred tax assets were partially offset by deferred tax liabilities relating to depreciation, discount accretion on our marketable securities, and amortization of contract intangibles as a result of our March 31, 1998 Exchange Offer. We recognized an income tax provision of $659,000 for the year ended December 31, 1998. This provision was attributable to a one-time $1.4 million provision for deferred taxes on our conversion to a C corporation and to goodwill amortization relating to the Exchange Offer and a portion of stock compensation being non-deductible for tax purposes. For the year ended December 31, 1997, we were an S corporation and did not record income tax expense.

SELECTED HISTORICAL QUARTERLY OPERATING RESULTS

    The following table presents certain historical consolidated statement of operations data for our 12 most recent quarters ended December 31, 1999. Actual results of operations data are presented for all periods. In management's opinion, this unaudited information has been prepared on the same basis as the audited annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the unaudited information for the quarters presented. You should read this information in conjunction with the consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that we might achieve for any subsequent periods. In addition, the quarterly results of operations prior to April 1, 1998 only reflect the results of our business unit formed to pursue new business opportunities.

                                           MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                             1997       1997       1997        1997       1998       1998       1998        1998
                                           --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenues.................................   $  200     $  216     $  285      $  295     $  361    $ 8,494     $ 9,773    $ 9,996
Cost of revenues.........................       --         --          2           3          1      6,152       7,347      7,711
                                            ------     ------     ------      ------     ------    -------     -------    -------
Gross profit.............................      200        216        283         292        360      2,342       2,426      2,285
                                            ------     ------     ------      ------     ------    -------     -------    -------
Operating Expenses:
  Service, development and operations....       44         48         53          79        135        676         806      2,268
  Selling, general and administrative....      111        162        145         242        325      1,381       1,219      1,317
  Stock compensation.....................       --         --        146         224         --        259          --        310
  Depreciation and amortization..........        2          2          3           7         24      1,968       1,962      1,968
                                            ------     ------     ------      ------     ------    -------     -------    -------
  Total operating expenses...............      157        212        347         552        484      4,284       3,987      5,863
                                            ------     ------     ------      ------     ------    -------     -------    -------
Operating income (loss)..................       43          4        (64)       (260)      (124)    (1,942)     (1,561)    (3,578)
                                            ------     ------     ------      ------     ------    -------     -------    -------
Other income (expense):
  Interest expense.......................       --         --         --          --         --        (19)        (31)       (38)
  Other income, net......................       --         --         --          --         --         15          24         17
                                            ------     ------     ------      ------     ------    -------     -------    -------
  Total other income (expense)...........       --         --         --          --         --         (4)         (7)       (21)
Income (loss) before income taxes........       43          4        (64)       (260)      (124)    (1,946)     (1,568)    (3,599)
Income taxes.............................       --         --         --          --         --         --         370        289
                                            ------     ------     ------      ------     ------    -------     -------    -------
Net income (loss)........................   $   43     $    4     $  (64)     $ (260)    $ (124)   $(1,946)    $(1,938)   $(3,888)
                                            ======     ======     ======      ======     ======    =======     =======    =======
Net income (loss) per share:
  Basic and diluted......................   $ 0.00     $ 0.00     $(0.00)     $(0.01)    $(0.01)   $ (0.05)    $ (0.05)   $ (0.09)
                                            ======     ======     ======      ======     ======    =======     =======    =======
  Weighted average shares outstanding....   20,532     20,536     20,826      21,527     22,679     41,946      42,066     42,066
                                            ======     ======     ======      ======     ======    =======     =======    =======

                                           MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                             1999       1999       1999        1999
                                           --------   --------   ---------   --------
                                           (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenues.................................  $11,455    $13,311     $15,691    $16,509
Cost of revenues.........................    8,604     10,220      11,672     11,696
                                           -------    -------     -------    -------
Gross profit.............................    2,851      3,091       4,019      4,813
                                           -------    -------     -------    -------
Operating Expenses:
  Service, development and operations....      935      1,655       1,362      1,924
  Selling, general and administrative....    1,518      1,742       2,226      3,727
  Stock compensation.....................    1,699        648         388        453
  Depreciation and amortization..........    2,001      1,987       2,421      4,559
                                           -------    -------     -------    -------
  Total operating expenses...............    6,153      6,032       6,397     10,663
                                           -------    -------     -------    -------
Operating income (loss)..................   (3,302)    (2,941)     (2,378)    (5,850)
                                           -------    -------     -------    -------
Other income (expense):
  Interest expense.......................      (37)       (50)        (58)       (24)
  Other income, net......................       17         22       1,130      1,325
                                           -------    -------     -------    -------
  Total other income (expense)...........      (20)       (28)      1,072      1,301
Income (loss) before income taxes........   (3,322)    (2,969)     (1,306)    (4,549)
Income taxes.............................      (23)      (466)        136     (1,063)
                                           -------    -------     -------    -------
Net income (loss)........................  $(3,299)   $(2,503)    $(1,442)   $(3,486)
                                           =======    =======     =======    =======
Net income (loss) per share:
  Basic and diluted......................  $ (0.08)   $ (0.06)    $ (0.03)   $ (0.07)
                                           =======    =======     =======    =======
  Weighted average shares outstanding....   42,243     42,494      50,968     53,130
                                           =======    =======     =======    =======


    We expect results of operations to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. See "Risk Factors--Our quarterly operating results are volatile and difficult to predict" and "--The seasonality of use for some of our electronic government products and services may harm our fourth quarter results of each calendar year" for more information on quarterly fluctuations and seasonality and how they affect our business.


    We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and you should not rely on them as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In such event, the trading price of our common stock may decline.

LIQUIDITY AND CAPITAL RESOURCES

    On July 20, 1999, we completed our initial public offering, selling an aggregate of 10 million new shares of common stock for net proceeds of approximately $109.4 million after deducting underwriting discounts, commissions and expenses. The net proceeds have been placed in short-term, investment-grade, interest-bearing marketable securities. In addition to $82.5 million of short-term marketable securities, our liquid resources at December 31, 1999 include cash and cash equivalents of approximately $9.5 million and unused operating lines of credit totaling approximately $2.5 million. Each of our business units maintains operating lines of credit and equipment lines of credit on identical or substantially similar terms and conditions from the same bank.

    Net cash used in operating activities was approximately $2.3 million for the year ended December 31, 1999 compared to net cash provided by operating activities of $354,000 for the year ended December 31, 1998. The increase in cash used in operations is primarily attributable to increased working capital needs in the current year as a result of our overall growth. Corporate level expenses increased in the current year as a result of strategic infrastructure investments, including the addition of corporate level marketing, finance and management personnel. We expect operating cash flow to be negative for at least the first two quarters of 2000 as a result of our continued investment in corporate infrastructure and growth strategies.

    Investing activities resulted in net cash used of approximately
$97.5 million for the year ended December 31, 1999, reflecting the purchase of marketable securities with the net proceeds from our initial public offering and the $15.0 million cash outlay for our acquisition of eFed.

    Cash flow provided by financing activities was $108.1 million for the year ended December 31, 1999, reflecting the net proceeds received from our initial public offering, a portion of which was used to pay down all amounts outstanding under our operating lines of credit. In addition, approximately $719,000 was received from employee stock purchase and stock option transactions.

    We anticipate that our current resources, combined with the net proceeds from this offering, will be sufficient to meet our present working capital and capital expenditure requirements for the next 18 months following the date of this prospectus.

    From time to time, we expect to evaluate the acquisition of businesses and technologies that complement our business. Acquisitions may involve a cash investment.

YEAR 2000 READINESS

    Many currently installed computer systems and software products were coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. We have not experienced any significant software failures or the creation of erroneous results due to the Year 2000 date change.

    We have conducted an internal review of software systems that we use for portal management, network monitoring, quality assurance, applications and information and transaction processing. Because we developed most of these software systems internally after the Year 2000 problem was already known, we were largely able to anticipate four digit requirements. In connection with ongoing reviews of our government portals, we also are reviewing our computer infrastructure, including network equipment and servers. We did not experience and do not anticipate any material problems with network equipment, as the majority of our current configuration have been installed or upgraded with Year 2000 ready systems. Similarly, we purchased most of our servers within the past four years. With this relatively current equipment, we do not anticipate material Year 2000 readiness problems, and have replaced any servers that could not be updated either in the normal replacement cycle or on an accelerated basis.

    We also have internally standardized the majority of our systems on a Solaris operating system, which we are advised by our vendor is Year 2000 ready after implementation of the latest service upgrades. We use multiple software systems for internal business purposes, including accounting, electronic mail, service development, human resources, customer service and support and sales tracking systems. The majority of these applications have been purchased, upgraded or internally developed within the last three years.

    We have made inquiries of vendors of systems we believe to be mission critical to our business regarding their Year 2000 readiness. Although we have received various assurances, we have not received affirmative documentation of Year 2000 readiness from any of these vendors and we have not performed any operational tests on our internal systems. We generally do not have contractual rights with third-party providers should their equipment or software fail due to Year 2000 issues. If this third-party equipment or software does not operate properly with regard to Year 2000, we may incur unexpected expenses to remedy any problems. These expenses could potentially include purchasing replacement hardware and software. We have not determined the state of readiness of some of our third-party suppliers of information and services, phone companies, long distance carriers, financial institutions and electric companies, the failure of any one of which could severely disrupt our ability to conduct our business. However, we have not experienced any problems.

    Concurrently with our analysis of our internal systems, we have surveyed third-party entities with which we transact business, including government clients, critical vendors and financial institutions, for Year 2000 readiness. While no major issues have been discovered, we cannot be certain their systems will not impact our operations. Our government clients typically have addressed Year 2000 issues on an agency-by-agency basis under an overall Year 2000 program. We are monitoring regularly the Year 2000 progress of those agencies that account for high transaction and revenue volumes through our portals. We believe that many, though not all, of these agencies have completed Year 2000 readiness implementation. We cannot estimate the effect, if any, that non-ready systems of these entities could have on our business, results of operations or financial condition, and there can be no assurances that the impact, if any, would not be material. However, we have not experienced any problems.

    We anticipate that our review of Year 2000 issues will continue throughout 2000. The costs incurred to date to remediate our Year 2000 issues have not been material. If any Year 2000 issues are uncovered with respect to these systems or our other internal systems, we believe that we will be able to resolve these problems without material difficulty, as replacement systems are available on commercially reasonable terms. Presently, we have included the total remaining cost of addressing Year 2000 issues within our existing information technology budget. We did not experience any Year 2000 complications as a result of the date change, and we do not anticipate any Year 2000 complications in the future based on a number of assumptions. However, these assumptions may not be accurate, which could cause our actual results to differ materially from those anticipated. In view of our Year 2000 review and remediation efforts to date, the recent passing of the date change to the year 2000, the recent development of a number of our products and services and the recent installation of our networking equipment and servers, we do not consider Year 2000 contingency planning to be necessary.

    Our applications operate in complex network environments and directly and indirectly interact with a number of external hardware and software systems. We are unable to predict to what extent our business may be affected if our systems or the systems that operate in conjunction with our systems experience a material Year 2000 failure. The most likely worst case scenarios are that the Internet infrastructure fails or the internal systems of our government clients fail, either of which would render us unable to provide products and services, which would harm our business. Additionally, known or unknown errors or defects that affect the operation of our software and systems could result in delay or loss of revenue, interruption of services, cancellation of contracts and memberships, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could harm our business, results of operations and financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk for changes in interest rates relate to the increase or decrease in the amount of interest income we can earn on our short-term investments in marketable debt securities and cash balances. Because our investments are in short-term, investment-grade, interest-bearing securities, we are exposed to minimal risk on the principal of those investments. We ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and investment risk. We do not use derivative financial instruments.

                                    BUSINESS

OVERVIEW

    We are a provider of Internet-based, electronic government services that help governments use the Internet to reduce costs and provide a higher level of service to businesses and citizens. We accomplish this currently through three different businesses: our portal business, our eFed business and our NIC Conquest business. In our portal business, we enter into contracts with governments and on their behalf design, build and operate Internet-based portals. These portals consist of Web sites and applications that we build, which allow businesses and citizens to access government information online and complete transactions, including applying for a permit, retrieving driver's license records or filing a form or report. Our unique business model allows us to reduce our government clients' financial and technology risks and obtain revenues by sharing in the fees we generate from electronic government services. Our clients benefit because they gain a centralized, customer-focused presence on the Internet. Businesses and citizens gain a faster, more convenient and more cost-effective means to interact with governments.

    Currently, we provide Internet-based electronic government portal services for nine states and one local government. In addition, the states of Hawaii and Idaho have recently selected us as an electronic government services provider, and we have entered into contracts to implement our services in those states. We typically enter into three to five year contracts with our government clients and manage operations for each contractual relationship through separate subsidiaries that operate as decentralized business units with a high degree of autonomy. We intend to increase our revenues by replicating our model in other states, municipalities, federal agencies and international entities, and by delivering new products and services and expanding markets within our existing contractual relationships.

    Our eFed subsidiary is a leading provider of Internet-based electronic procurement solutions to governments. eFed designs, develops and manages online procurement software and services for federal and state markets. eFed's procurement solution allows buyers to search, compare and buy products and services across multiple contracts using the Internet. It also allows senior government procurement officials to better manage and reduce expenses associated with the procurement process.


    On March 3 of this year, eFed and Bank of America Corporation formed a limited liability company to offer state and local governments the first Web-based business-to-business procurement, payment and reconciliation solution. By bundling eFed's software with Bank of America's government purchase cards, the new company will allow customers to place orders online through their preferred suppliers, request a quote from businesses for services, process transactions, initiate payments and reconcile accounts.


    Our NIC Conquest business was formed in January 2000 by combining our Application Services Division, previously known as our Application Development Division, with Conquest Softworks, LLC. Both of these businesses provided software applications and services for electronic filings and document management solutions for government. Our NIC Conquest business focuses on Secretaries of State, whose offices are state governments' principal agencies for corporate filings.


    On February 16, 2000, we signed a definitive agreement to acquire SDR Technologies, which is the leading developer of online elections and ethics filing systems. In addition, SDR has developed a number of Internet-based applications for tax filings, business filings, professional licensing and automobile registrations.

INDUSTRY BACKGROUND

    THE MARKET FOR GOVERNMENT-TO-BUSINESS AND GOVERNMENT-TO-CITIZEN TRANSACTIONS

    Government regulation of commercial and consumer activities requires billions of transactions and exchanges of large volumes of information between government agencies and businesses and citizens. These transactions and exchanges include driver's license records retrieval, motor vehicle registrations, tax returns, permit applications and requests for government-gathered information. Government agencies typically defray the cost of processing these transactions and of storing, retrieving and distributing information through a combination of general tax revenues, service fees and charges for direct access to public records. According to the official statistics of the U.S. Census Bureau, federal, state and local governments collected a total of $451 billion in charges and miscellaneous fees from businesses and citizens in 1995. Additionally, states generated $26 billion in fees for motor vehicle, corporation and other licenses in 1995.

    THE LIMITS OF TRADITIONAL GOVERNMENT TRANSACTION METHODS

    Traditionally, government agencies have transacted, and in many cases continue to transact, with businesses and citizens using processes that are inconvenient and labor-intensive, require extensive paperwork and use large amounts of scarce staff resources. Transactions and information requests are often made in person or by mail and are processed manually, increasing the potential for errors and the need for numerous revisions and follow-up. Even newer methods, including telephone response systems, tape exchanges and dial-up computer networks, rely on multiple systems and potentially incompatible data formats, and require significant expertise and expenditures to introduce and maintain. As a result, businesses and citizens often have no choice but to face costly delays to complete essential tasks. These delays include waiting in line at a government agency, waiting for answers by telephone or waiting for responses by mail. Businesses and citizens encounter further inconvenience and delay because they usually can work with government agencies only during normal business hours. Even when electronic alternatives are available, they often require a cumbersome process of multiple contacts with different government agencies. Increases in the level of economic activity and in the population have exacerbated these problems and increased the demand for new services.

    GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

    The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation, a market research firm, estimates that the number of Web users will grow from approximately 142 million worldwide in 1998 to over 502 million worldwide by the end of 2003. This growth is expected to be driven by the large and growing number of PCs installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with and acceptance of the Internet by governments, businesses and consumers. In addition, the volume of electronic commerce has grown in parallel with the Internet itself. According to International Data Corporation, transactions on the Internet are expected to increase from approximately $32 billion in 1998 to approximately $426 billion in 2002. Business-to-business usage is also growing rapidly. Forrester Research, a market research firm, estimates that business-to-business electronic commerce will grow from $17 billion in 1998 to $327 billion in 2002.

    EMERGENCE OF THE INTERNET AS A MEDIUM FOR ELECTRONIC GOVERNMENT

    The growing acceptance of the Internet and electronic commerce presents a significant opportunity for the development of electronic government, in which government agencies conduct transactions and distribute information over the Internet. By using the Internet, government agencies can increase the number and efficiency of interactions with constituents without increasing expenditures or demands on current personnel. In addition, regardless of physical distance, businesses and citizens can obtain government information quickly and easily over the Internet. For example, motor vehicle administrations can provide instantaneous responses to auto insurers' requests for driving record data by allowing controlled access to government databases through the Internet. This Internet-based interaction reduces costs for both government and users and decreases response times compared to providing the same data by mail or special purpose dial-up computer connections.

    CHALLENGES TO THE IMPLEMENTATION OF ELECTRONIC GOVERNMENT SERVICES

    Despite the potential benefits of electronic government, barriers to creating successful Internet-based services often preclude governments from implementing them. Some of these barriers are similar to those the private sector encounters, including:

    - the high cost of implementing and maintaining Internet technology in a budget-constrained environment;

    - the financial, operational and technology risks of moving from older, established technologies to rapidly evolving Internet technologies;

    - the need to quickly assess the requirements of potential customers and cost-effectively design and implement electronic government services that are tailored to meet these requirements; and

    - the intense competition for qualified technical personnel.

    Governments also face some unique challenges that exacerbate the difficulty of advancing to Internet-based services, including:

    - lengthy and political appropriations processes that make it difficult for governments to acquire resources and to develop Internet services quickly;

    - a diverse and substantially autonomous group of government agencies that have adopted varying and fragmented approaches to providing information and transactions over the Internet;

    - a lack of a marketing function that assures that services are designed to meet the needs of businesses and citizens and that they are aware of their availability; and

    - security and privacy concerns that are amplified by the confidential nature of the information and transactions available from and conducted with governments and the view that government information is part of the public trust.

    We believe traditional private sector Internet services generally do not address the unique needs of electronic government. Most Internet service providers do not fully understand and are not well-equipped to deal with the unique political and regulatory structures of governments. These providers, including large systems integrators, typically take a time-and-materials, project-based pricing approach that may not adequately balance the responsiveness to change of a successful Internet business with the longer time horizons and extended commitment periods of government projects.

WHAT WE PROVIDE TO GOVERNMENTS


    We provide an Internet-based electronic government service that meets the needs of governments, businesses and citizens. The key elements of our service are:


    CUSTOMER-FOCUSED, ONE-STOP GOVERNMENT PORTAL

    Using our marketing and technical expertise and our government experience, we design, build and operate portals for each of our government clients that are designed to meet their needs as well as those of businesses and citizens. Our portals are designed to create a single point of presence on the Internet for our government clients that allows businesses and citizens to reach the Web site of every government agency in a specific jurisdiction from one online location. We employ a common look and feel in the Web sites of all government agencies associated with our electronic government portals and make them useful, appealing and easy to use. In addition to developing and managing the government portal, we develop applications that, in one location on the Internet, allow businesses and citizens to complete processes that have traditionally required separate interaction with several different government agencies, including establishing and obtaining required permits for a new business enterprise. These applications also permit businesses and citizens to conduct transactions with government agencies and to obtain information from them 24 hours per day, seven days per week. We also help our government clients to generate awareness and educate businesses and citizens about the availability and potential benefits of electronic government services. Similarly, our eFed business allows governments to implement procurement solutions from a one-stop Internet location.

    COMPELLING FINANCIAL MODEL FOR GOVERNMENTS

    We allow governments to implement comprehensive electronic government services at minimal cost and risk. We take on the responsibility and cost of designing, building and operating government portals and applications, with minimal use of government resources. We employ our technological resources and accumulated expertise to help governments avoid the risks of selecting and investing in new technologies. We implement our electronic government services rapidly, efficiently and accurately, using our well-tested and reliable infrastructure and processes. Once we establish a government portal and associated applications, we manage transaction flows and fund ongoing costs from the fees received from information accessed and transactions conducted through the portal. Our eFed business, while traditionally deriving revenues from software licensing and maintenance, also offers governments a transaction-based pricing model.

    FOCUSED RELATIONSHIP WITH GOVERNMENTS

    We form relationships with governments by developing an in-depth understanding of their interests and then aligning our interests with theirs. By tying our revenues to the development of successful services and applications, we work to assure government agencies and constituents that we are focused on their needs. Moreover, we have pioneered, and encourage our clients to adopt a model for electronic government policymaking that involves the formation of oversight boards that bring together interested government agencies, business and consumer groups and other important government constituencies in a single forum. We work within this forum to maintain constant contact with government agencies and constituents and strive to ensure their participation in the development of electronic government services. We attempt to understand and facilitate the resolution of potential political disputes among these participants to maximize the benefits of our services. We also design our services to observe relevant privacy and security regulations, so that they meet the same high standards of integrity, confidentiality and public service as government agencies would observe in their own actions.

OUR STRATEGY

    Our objective is to strengthen our position as the leading provider of Internet-based electronic government services. Key strategies to achieve this objective include:

    CONTINUING TO ADD NEW STATE AND FEDERAL GOVERNMENT CLIENTS

    We intend to increase the number of our government clients by leveraging our relationships with current government clients, our reputation for providing proven electronic government services and our technology and government process knowledge base. Our portals and our procurement and filing applications are designed to deliver our services quickly, easily and cost-effectively to new federal and state governments and agencies. We intend to continue marketing our products and services to new states, multi-state cooperative organizations and federal agencies. Our expansion efforts include developing relationships and sponsors throughout an individual government entity, pursuing strategic technology alliances, making presentations at conferences of government executives with responsibility for information technology policy, and developing contacts with organizations that act as forums for discussions between these executives.

    BROADENING PRODUCT AND SERVICE OFFERINGS

    We plan to continue our development of new products and services designed for efficient online transactions with federal, state and local government agencies, enabling government agencies to interact more effectively online with businesses, citizens and other government agencies. We will increase our development efforts by leveraging our experience, developing strategic technology alliances and deepening the knowledge base that we have developed from our operations. We will continue to work with government agencies, professional associations and other organizations to better understand the current and future needs of our customers.

    INCREASING TRANSACTIONAL REVENUES FROM OUR GOVERNMENT PORTALS AND
     PROCUREMENT AND FILING APPLICATIONS

    We intend to increase transactional revenues on our government portals and through our procurement and filing systems through both expanded marketing initiatives and new product offerings. We will continue to work with our government clients to create awareness of the online alternatives to traditional government interaction, through initiatives such as informational brochures, government voicemail recordings and inclusion of Web site information on government invoices. In addition, we will continue to update our portals to highlight new government service information provided on the portals. We also intend to expand our revenues through the development and marketing of new products and services, such as transaction-based procurement and filing systems. We plan to work with professional associations to directly and indirectly communicate to their members the potential convenience, ease of use and other benefits of the electronic government services our portals offer.

    CONTINUING TO DIVERSIFY OUR REVENUE STREAMS ACROSS NUMEROUS BUSINESS LINES

    In addition to our portal business, which provided the vast majority of our revenues in 1999, we are making investments in our eFed and our NIC Conquest businesses to expand their respective operations. eFed derived the majority of its revenues in 1999 from software licensing and maintenance. Currently, our eFed business is pursuing a growth strategy based increasingly on transaction fees for procurements undertaken on the eFed system. Our NIC Conquest business derives its revenues from fixed-price contracts with governments. These contracts are expected to carry higher margins than our portal business and to be obtained through shorter sales cycles.

    Due to our increasing scale and market penetration, we are also able to provide specific fee-based product solutions to governments who do not wish to pursue an enterprise-wide portal solution. We expect these revenues, while not transaction-driven, to derive from shorter sales cycles and result in higher margins than our portal business.

    FURTHER PENETRATING LOCAL MARKETS

    Currently we have one contract for an enterprise-wide portal in a local government, Indianapolis/ Marion County, Indiana. We intend to increase our number of major local clients by offering both our enterprise portal solution as well as individual application solutions provided on a fee basis. We also expect to offer procurement solutions through eFed to major localities and election filing applications on a local basis through SDR Technologies.

    EXPANDING OUR INTERNATIONAL PRESENCE

    We believe our enterprise-wide model and its financial attractiveness have significant applicability to international governments. We intend to expand internationally, most likely through the transfer of our technology, know-how, track record, capital and business model into joint ventures involving entities whose trust relationships in their home markets resemble our own.

    CONTINUING TO PURSUE NEW ACQUISITIONS AND NEW STRATEGIC ALLIANCES

    We intend to pursue acquisitions of companies and strategic technology alliances that we believe will increase the number of products and services we can offer to government clients and the citizens and businesses that interact with them. We expect to pursue acquisitions of businesses that will expand our research and development team and create opportunities to add new state, local or federal government agency clients. We also intend to pursue strategic technology and business alliances that will enable us to further develop business relationships with potential clients and/or improve our infrastructure and our operating platforms.

GOVERNMENT CONTRACTS

    OUR PORTAL BUSINESS

    Through our portal business, we have contracts with 12 state and local government agencies. We currently provide our government portal services to nine states and one city-county government through the following portals:

                                                        YEAR
                                                      SERVICES    POPULATION
                    PORTAL NAME                       COMMENCED     SERVED        WEB ADDRESS
----------------------------------------------------  ---------   ----------   -----------------
Utah Interactive, Inc...............................    1999      2,000,000      www.state.ut.us
Information Resource of Maine.......................    1999      1,244,000      www.state.me.us
Information Network of Arkansas.....................    1997      2,538,000      www.state.ar.us
CivicNet (Indianapolis and Marion County,
  Indiana)..........................................    1997        813,000     www.civicnet.net
IOWAccess Network...................................    1997      2,862,000    www.iowaccess.org
Virginia Information Providers Network..............    1997      6,791,000       www.vipnet.org
GeorgiaNet Authority................................    1996      7,642,000      www.state.ga.us
Access Indiana Information Network..................    1995      5,899,000      www.state.in.us
Nebraska Online.....................................    1995      1,663,000      www.state.ne.us
Information Network of Kansas.......................    1992      2,629,000      www.state.ks.us

    We have also recently entered into contracts with the states of Hawaii and Idaho.

    Each of these government portals operates under a separate contract, which generally has an initial term of three to five years. Under a typical contract, a government agrees that:

    - we have the right to develop a comprehensive Internet portal owned by that government to deliver electronic government services;

    - the portal we establish is the primary electronic and Internet interface between the government and its citizens;

    - it supports the use of the portal for all commercially valuable applications in order to support the operation and expansion of the portal;

    - it sponsors access to agencies for the purpose of entering into agreements with these agencies to develop applications for their data and transactions and to link their Web pages to the portal; and

    - it establishes a policy making and fee approval board, which typically includes agency members, business customers and others, to establish prices for products and services and to set other policies.

In return, we agree to:

    - develop, manage, market, maintain and expand that government's portal and information and electronic commerce applications;

    - assume the investment risk of building and operating that government's portal and applications without the direct use of tax dollars;

    - bear the risk of collecting transaction fees; and

    - have an independent audit conducted upon that government's request.

    Under our contracts with Georgia and Iowa, we provide consulting, development and management services for these government portals predominantly under a fixed-price model. If future contracts follow this fixed-price model, our revenues and profits could suffer as a result of cost overruns or the failure to realize potential revenue increases from increased demand for fee-based transactions.

    We own all the software we develop under our government portal contracts. After completion of the initial contract term, our government clients receive a perpetual, royalty-free license to use the software only in their own portals.

    We also enter into separate agreements with various agencies and divisions of our government clients for the sale of electronic access to public records and to conduct other transactions. These agreements preliminarily establish the pricing of the electronic transactions and data access services we provide and the allocation of revenues between us and the agency. These terms are then submitted to the policy making and fee approval board for approval.

    OUR EFED BUSINESS

    eFed is the only commercial off-the-shelf Web-based procurement solution designed specifically for governments. eFed's software and supplier network allows government buyers to order products and services from multiple contracts and commercial sources, based on value, product information and contract terms and conditions. It is the leading provider of electronic procurement solutions that enable buyers to compare, negotiate and purchase products and services with speed, ease and accuracy.

    OUR NIC CONQUEST BUSINESS

    Through the combination of our Application Services Division with Conquest Softworks, LLC, we now hold 65% of the outstanding stock of the combined entity. NIC Conquest develops and licenses software applications with the following ten states and four local governments for Web-enabling the back-office systems and processes for business-to-government filings:

STATES                                 COUNTIES
------                                 --------
Arkansas                               Apache County, Arizona
Colorado                               Greenlee County, Arizona
Indiana                                LaPaz County, Arizona
Kansas                                 Oklahoma County, Oklahoma
Montana
Nebraska
Oklahoma
South Dakota
Texas
Wisconsin

    SDR TECHNOLOGIES

    On February 16, 2000, we signed a definitive agreement to acquire SDR Technologies, which is the leading developer of online elections and ethics filing systems. SDR's government clients include Arkansas, California, Hawaii, Illinois, Louisiana, Michigan, Missouri, Oklahoma, Texas, Washington, Washington, D.C. and British Columbia.

    REVENUES

    We derive revenues from five sources:

    - the sale of electronic access to public records;

    - subscription and transaction-based fees;

    - software licensing and maintenance fees;

    - fees for managing electronic government operations; and

    - fees and charges for government application development.

    In ten of our 14 existing major operations, our revenues are generated from transactions, which generally include the sale of electronic access to public records on behalf of the government and the collection of subscription and transaction-based fees. Our transaction-based fees consist of filing fees and access fees, but do not include subscription fees. Among the highest volume, most commercially valuable products and services we offer are access to motor vehicle records and corporate filings, which accounted for over 89% of our revenues in 1999. ChoicePoint, which resells these records to the auto insurance industry, accounted for approximately 67% of our revenues in 1999.

    In our other four major operations, revenues are derived primarily from software licensing and maintenance fees, management fees for certain government operations and fees for application development. In 1999, these four operations accounted for less than 8% of our revenues.

OUR PRODUCTS AND SERVICES

    OUR PORTAL BUSINESS

    Each of our business units works with its government clients to implement, develop, manage and enhance a comprehensive, Internet-based portal to deliver electronic government services to their constituents. Citizens and businesses use these portals to gain access to Web-based interactive applications in order to conduct transactions with the government and gain access to public service information.

    Our portals are designed to provide user-friendly and convenient access to useful government information and services and include numerous fee-based transaction services and applications that we have developed. These fee-based services and applications allow businesses and citizens to access constantly changing government information and to file necessary government documents, including retrieval of driver's license records, motor vehicle registrations, tax returns, and permit applications. The types of products and services and the fees charged vary in each jurisdiction according to the unique preferences of that jurisdiction. In an effort to reduce the frustration businesses and citizens often encounter when dealing with multiple government agencies, we handle cross-agency communications whenever feasible and shield businesses and citizens from the complexity of older, mainframe-based systems that agencies commonly use, creating an intuitive and efficient interaction with governments.

    Some of the products and services we currently offer in different jurisdictions include:

PRODUCT OR SERVICE                                DESCRIPTION                          PRIMARY USERS
------------------------------------  ------------------------------------  ------------------------------------
Driver's License Records Retrieval    Offers controlled instant look-up of  Insurance companies
                                      driving records by license number,
                                      name and birth date, or social
                                      security number. Includes commercial
                                      licenses.

Vehicle Title, Lien & Registration    Provides controlled interactive       Insurance companies, lenders
                                      title, registration and lien
                                      database access.

BillWatch (Lobbyist in a Box)         Allows the user to monitor state      Attorneys, lobbyists
                                      legislative activity. Users can tag
                                      bills by key word or bill number,
                                      and BillWatch-C- will send an e-mail
                                      when a change occurs in the status
                                      of the bill.

Health Professional License Services  Allows users to search databases on   Hospitals, clinics, health insurers,
                                      several health professions.           citizens

Secretary of State Searches           Allows users to access filings of     Attorneys, lenders
                                      corporations, partnerships and other
                                      entities, including charter
                                      documents.

UCC Searches                          Permits searches of the UCC           Attorneys, lenders
                                      database.

Professional License Renewal          Permits professionals to renew their  Attorneys, doctors, other licensed
                                      licenses on line using a credit       professionals
                                      card.

Motor Fuel EDI Project                Allows motor fuel carriers to file    Motor fuel carriers
                                      their tax reports electronically.

Sales/Use Tax Filing                  Allows Sales and Use Tax filers to    Retailers
                                      file the required forms online. The
                                      electronic forms handle the
                                      computation in the form and write
                                      the data out so that it can be
                                      entered into the Department of
                                      Revenue's databases without the need
                                      for the information to be re-keyed
                                      in the Department's office.

Online Birth Certificate              Processes an online request for an    Citizens
                                      official birth certificate, charging
                                      the user's credit card.

    One of the largest consumers of our products and services is ChoicePoint, a data reseller that uses our electronic government portals to access motor vehicle records for sale to the auto insurance industry. Currently, ChoicePoint has entered into contracts with our subsidiaries, or the networks our subsidiaries operate, to request these records from the states of Arkansas, Indiana, Kansas, Nebraska, Virginia, Utah and Maine. Under the terms of these contracts, we provide ChoicePoint with driver's license and traffic records that vary by contract, for fees that currently range from $3.00 to $11.00 per record requested. We collect the entire fee, of which a certain portion is remitted to the state. Each of these contracts may be terminated at any time after 60-days' notice and may be terminated immediately at the option of any party upon a material breach of the contract by the other party. Furthermore, each of these contracts is immediately terminable if the state statute allowing for the public release of these records is repealed.

    In addition to these products and services, we also provide customer service and support. Our customer service representatives serve as a liaison between our government clients and businesses and citizens. Representatives are available
24 hours a day, seven days a week to address any problems that might arise on the portals we operate.

    OUR EFED BUSINESS

    eFed provides its customers a procurement solution which combines commercial off-the-shelf software with major bank purchase card programs, creating an end-to-end procurement product. eFed's software is structured to adhere to strict government business rules while its workflow characteristics remain intuitive and user-friendly. Because it is based on commercial off-the-shelf technology, the eFed product requires less customization than competing products and is therefore easier and less expensive to install.

    OUR NIC CONQUEST BUSINESS

    Our NIC Conquest business develops and delivers applications that improve the back-office administration of government records and better enable electronic filing and distribution. These applications often are highly customized for specific government or agency needs, and have been developed under separate contracts outside of our core contractual arrangements with governments.

SALES AND MARKETING

    We have two primary sales and marketing goals:

    - to develop new sources of revenue through new government relationships;
      and

    - to retain and grow our revenue streams from existing government relationships.

    We have well-established sales and marketing processes for achieving these goals, which are managed by our national market development division and a marketing department within each business unit.

    DEVELOPING NEW SOURCES OF REVENUE

    We focus our new government sales and marketing efforts on increasing the number of state, local, federal and international governments and government agencies that are receptive to a public/private model for delivering information and/or completing transactions over the Internet. We meet regularly with interested government officials to educate them on the public/private model and its potential advantages for their jurisdictions. Members of our management team are also regular speakers at conferences devoted to the application of Internet technologies to facilitate the relationship between governments and their citizens. In states where we believe interest is significant, we seek to develop supportive, educational relationships with professional and business organizations that may benefit from the government service improvements our Internet delivery strategy can produce.


    Once a government decides to implement a public/private model for managing Internet access to resources and transactions, it typically starts a selection process that operates under special rules that apply to government purchasing. These rules typically require open bidding by possible service providers against a list of requirements established by the government under existing procedures or procedures especially created for the Internet provider selection process. We respond to requests for bids with a proposal that outlines in detail our philosophy and plans for implementing our business model. Once our proposal is selected, we enter into negotiations for a contract.


    GROWING EXISTING MARKETS

    In our existing government relationships, our marketing efforts focus on:

    - expanding the number of government agencies that provide services or information on the government portal;

    - identifying new information and transactions that can be usefully and cost-effectively delivered over the Internet; and

    - increasing the number of potential users who do business with governments over the Internet.

    Although each government's unique political and economic environment drives different marketing and development priorities, we have found many of our core applications to be relevant across multiple jurisdictions. Each of our business units' operations has a director of marketing and additional marketing staff that regularly meet with government, business and consumer representatives to discuss potential new services. We also promote the use of existing services to existing and new customers through speaking engagements and targeted advertising to organizations for professionals, including lawyers, bankers and insurance agents, that have a need for regular interaction with government.

    We have recently implemented a centralized marketing function to identify products and services that have been developed and implemented successfully for one government and replicate them in other jurisdictions.

ACQUISITIONS AND STRATEGIC ALLIANCES

    Since August 1999, we have completed or announced our intention to complete the acquisition of two companies, eFed and SDR, and strategic alliances with two companies, Oracle and Bank of America. eFed is a leading provider of online government procurement services to federal, state and local governments, and SDR is a leading provider of online elections and ethics filing systems. Oracle is a leading provider of electronic commerce services, and we intend to implement Oracle's OracleO Internet Platform for our electronic government solutions. Bank of America will facilitate the payment processing aspect of our business-to-business procurement, payment and reconciliation solution.

TECHNOLOGY AND OPERATIONS

    Over the past eight years, we have made substantial investments in the development of Internet-based applications and operations specifically designed to allow businesses and citizens to transact with and receive information from governments. The scope of our technological expertise includes network engineering as it applies to the interconnection of government systems to the Internet, Internet security, Web-to-legacy system integration, Web-to-mainframe integration, database design, Web site administration and Web page development. Within this scope, we have developed and implemented a comprehensive Internet portal framework for governments, and a broad array of stand-alone services using a combination of our own proprietary technologies and commercially available, licensed technologies. We believe that our technological expertise, coupled with our in-depth understanding of governmental processes and systems, has made us adept at rapidly creating tailored portal services that keep our clients on the forefront of electronic government.

    Each of our government clients has unique priorities and needs in the development of its electronic government services. Over 60% of our employees work in the Internet services and applications development and operations areas, and nearly all are focused on a single government client's application needs. Our employees develop an understanding of a specific government's application priorities, technical profiles and information technology personnel and management. At the same time, all of our development directors are trained by experienced technical staff from our other operations on our standard technical framework, and there is frequent and growing communication and cooperation, which ensures that our government clients can make use of the most advanced electronic government services we have developed throughout our organization.

    Most of our portals and applications are physically hosted in each jurisdiction in which we operate on servers that we own or lease. We also provide links to sites that are maintained by government agencies or organizations that we do not manage. Our business units provide uninterrupted 24 hour per day, seven day a week online service, and all of our operations maintain fault-tolerant, redundant systems, with thorough backup and security and disaster recovery procedures.

    We believe our systems and applications are scalable and can easily be replicated from one state to another. We focus on sustaining low-overhead operations, with all major investments driven by the objective of deploying the highest value-added technology and applications to each operation.

    Finally, we have designed our government portals and applications to be compatible with virtually any existing system and to be rapidly deployable. We have implemented a government portal in as little as seven days from the award of a contract, and have begun generating revenues from data access transactions in as little as 30 days. To enable this level of speed and efficiency, we license commercially available technology whenever possible and focus on the integration and customization of these off-the-shelf hardware and software components when necessary. We expect that commercially licensed technology will continue to be available at reasonable costs.

COMPETITION

    We believe that the principal factors upon which our businesses compete are:

    - understanding of government needs;

    - the quality and fit of electronic government services;

    - the speed and responsiveness to the needs of businesses and citizens; and

    - cost-effectiveness.


    We believe we compete favorably with respect to the above-listed factors. In most cases, the principal substitute for our services is a government-designed and managed service that integrates other vendors' technologies, products and services. Companies that have expertise in marketing and providing technical electronic services to government entities have begun to compete with us by further developing their services and increasing their focus on this piece of their business and market shares. Examples of companies that may compete with us are the following:


    - large systems integrators, including American Management Systems, Inc., Sapient Corporation and SAIC;

    - traditional software applications developers, including Microsoft and Oracle;

    - traditional consulting firms, including IBM, KPMG Peat Marwick, Deloitte & Touche and Andersen Consulting;

    - providers of ecommerce applications, including Ariba, Commerce One, PurchasePro.com and Digital Commerce Corporation;

    - consumer-oriented government portal companies, such as govWorks.com and EZgov.com; and

    - Web service companies, including Whittman-Hart/USWeb, AppNet Systems, Inc., and Verio Inc.

    Many of our potential competitors are national or international in scope and may have greater resources than we do. These resources could enable our potential competitors to initiate severe price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business and financial condition may be adversely affected.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    We rely on a combination of nondisclosure and other contractual arrangements with governments, our employees and third parties, and privacy and trade secret laws to protect and limit the distribution of the proprietary software, documentation and processes we have developed in connection with the electronic government products and services we offer. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights and proprietary technology, our business could be harmed. Any actions we take may not be adequate to protect our proprietary rights and other companies may develop technologies that are similar or superior to our proprietary technology.

    Although we believe that our products and services do not infringe on the intellectual property rights of others and that we have all rights needed to use the intellectual property employed in our business, it is possible that we could in the future become subject to claims alleging infringement of third-party intellectual property rights. Any claims could subject us to costly litigation, and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement.

    Additionally, upon the completion of the initial term of our government contracts, governments and their successors and affiliates obtain a perpetual right of use license to the software programs and other applications we have developed for them in the operation of the networks. It is possible that governments may use their limited license rights after termination of our contracts to operate the portals themselves, or inadvertently allow our intellectual property or other information to fall into the hands of third parties, including our competitors.

EMPLOYEES

    As of December 31, 1999, we had 185 full-time employees, of which 28 were working in our corporate operations and 157 were located in our business units. Of our employees, 40 were in sales and marketing, 100 were in service development and operations and 45 were in finance, business development and administration. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, we also employ independent contractors to support our research and development, marketing, sales and support and administrative organizations. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

FACILITIES

    Our principal administrative facility occupies a total of approximately 3,000 square feet at 12 Corporate Woods, 10975 Benson Street, Suite 390, Overland Park, Kansas 66210. All of our subsidiaries also lease their facilities. We believe our current facilities are adequate to meet our needs for the foreseeable future. We do not anticipate acquiring property or buildings in the foreseeable future.

LEGAL PROCEEDINGS

    We may from time to time become a party to various legal proceedings arising in the ordinary course of our business. However, we are not currently subject to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding our executive officers and directors as of February 18, 2000:


NAME                        AGE                               POSITION
----                      --------   ----------------------------------------------------------
Jeffery S. Fraser.......     40      Chairman and Director
James B. Dodd...........     42      President, Chief Executive Officer and Director
Kevin C. Childress......     41      Chief Financial Officer
William F. Bradley,          44      Executive Vice President--Strategy, Policy and Legal, and
Jr......................             General Counsel (1)
Samuel R.                    57      Executive Vice President--Operations and Administration
Somerhalder.............
Harry H. Herington......     39      Executive Vice President--State Operations (2)
Joseph Nemelka..........     31      Executive Vice President--Marketing Development
Terrence L. Parker......     35      Chief Technology Officer
Ray G. Coutermarsh......     41      Executive Vice President--Local Markets
John L. Bunce, Jr.......     40      Director
Daniel J. Evans.........     75      Director
Ross C. Hartley.........     52      Director
Patrick J. Healy........     32      Director
Peter B. "Pete"              66      Director
Wilson..................


------------------------

(1) Mr. Bradley also serves as our Secretary.

(2) Mr. Herington also serves as our Assistant Secretary.

    JEFFERY S. FRASER, one of our founders, has served as our Chairman since April 1998 and as one of our directors since our formation. Mr. Fraser also served as our Chief Executive Officer from April 1998 until November 1999 and as our President from April 1998 to December 1998. He was also the Chief Executive Officer from April 1998 to December 1998 and President and Chief Executive Officer of our subsidiary, National Information Consortium USA, Inc., from January 1993 to April 1998. Additionally, from January 1992 to September 1998, he served as President and Chief Executive Officer of our subsidiary, Kansas Information Consortium, Inc. Mr. Fraser holds a B.S. in human resource management and an M.S. in information systems from Friends University in Wichita, Kansas.

    JAMES B. DODD has served as our President, Chief Executive Officer and director since November 1999. He also served as our President, Chief Operating Officer and a director from January 1999 to December 1999. Prior to joining us, Mr. Dodd spent 14 years with Sprint Corporation, a telecommunications company, where he served in various senior management positions including, most recently, as Vice President and General Manager of Sprint's Consumer Internet Access Group. Other positions he held at Sprint included Vice President of Consumer International Marketing from 1992 to 1994, and Vice President of Consumer Product Management and Development from 1995 to 1996. Mr. Dodd earned a CPA in 1982 and holds a B.A. in economics from Stanford University and an M.B.A. from the Harvard Business School.


    KEVIN C. CHILDRESS has served as our Chief Financial Officer since
May 1999. Prior to joining us, Mr. Childress served as a Managing Director at the investment banking firm of BT Alex. Brown, Inc. from 1992 to 1999. Prior to joining BT Alex. Brown, Mr. Childress was with Salomon Brothers Inc. for
11 years, part of which time was spent as the manager of the firm's Chicago-based Midwest municipal finance group. Mr. Childress holds a B.A. in economics and political science from Stanford University.

    WILLIAM F. BRADLEY, JR. has served as our Secretary since May 1998, General Counsel since July 1998 and Executive Vice President--Strategy, Policy and Legal since January 1999. In addition, Mr. Bradley served as a director between May 1998 to February 1999, and he currently serves as Chief Executive Officer and a director of our subsidiary, Indiana Interactive, Inc. From July 1989 to December 1994, Mr. Bradley was an associate and later a law partner at Hinkle, Eberhart & Elkouri, LLC, a law firm in Kansas. Mr. Bradley holds a B.A. in English from the University of Kansas, Lawrence, and a J.D. degree from the University of Kansas School of Law.


    SAMUEL R. SOMERHALDER has served as our Executive Vice President--Operations and Administration since January 1999. From May 1998 to November 1998,
Mr. Somerhalder served as one of our directors. Prior to that, he served as President, Chief Executive Officer and a director of our subsidiary, Nebraska Interactive, Inc., from January 1995 until August 1999. From November 1994 to April 1996, he also served as Secretary of Nebraska Interactive, Inc. Prior to joining us, Mr. Somerhalder was the Senior Vice President of Marketing for First Commerce Technologies, Inc., an information technology company, from October 1991 to January 1995. Mr. Somerhalder holds a B.S. in business administration from Kansas State University.

    HARRY H. HERINGTON has served as our Executive Vice President--State Operations since January 1999. He served as one of our directors from May 1998 to February 1999. He also serves as President of National Information Consortium USA, Inc. From September 1995 to September 1996, Mr. Herington served as the Vice President of Kansas Information Consortium, Inc. Prior to accepting his present position with us, Mr. Herington was the Associate General Counsel for the League of Kansas Municipalities from August 1992 to September 1995.
Mr. Herington holds a B.A. in photo journalism from Wichita State University in Kansas and a J.D. degree from the University of Kansas School of Law.

    JOSEPH NEMELKA has served as our Executive Vice President--Marketing Development since November 1999. Mr. Nemelka also served as Chief Executive Officer and a director of our subsidiary, Utah Interactive, Inc. Mr. Nemelka also served as the President of our Market Development Division from October 1996 to July 1999. From July 1997 to March 1999, he served as President and Chief Executive Officer of Arkansas Information Consortium, Inc. Mr. Nemelka served as a marketing associate for Kansas Information Consortium, Inc. from October 1995 to August 1996 and for Indiana Interactive, Inc. from August 1996 to October 1996. From October 1996 to July 1997, he served as a project manager for the Georgia division of our subsidiary National Information Consortium USA. Mr. Nemelka holds a B.A. in political science from Brigham Young University and a J.D. degree from the University of Kansas School of Law.

    TERRENCE L. PARKER has served as our Chief Technology Officer since November 1999. Prior to joining us, Mr. Parker served Sprint Corporation for five years in various technical capacities, ultimately becoming Senior Director of Next Generation Products and Applications. As Senior Director at Sprint, Mr. Parker was responsible for developing Internet-enabled services for its broadband business. Additionally, Mr. Parker was the principal architect of Sprint Consumer ISP technical operations.

    RAY G. COUTERMARSH has served as our Executive Vice President--Local Markets since February 2000. Prior to joining our company, Mr. Coutermarsh was the National Partner in charge of KPMG Peat Marwick LLP's Public Sector electronic commerce practice, where he was responsible for launching electronic commerce solutions targeted at strategic market segments in high technology and government. Prior to that, Mr. Coutermarsh was responsible for KPMG's electronic commerce vendor alliance strategy, working with such technology leaders as BroadVision and Microsoft. Mr. Coutermarsh earned a B.S. in business administration from Plymouth State College, a member of the University of New Hampshire systems, and an MBA from New Hampshire College.

    JOHN L. BUNCE, JR. has served as one of our directors since June 1998.
Mr. Bunce is a Managing Director and a member of the executive committee of Hellman & Friedman LLC, a direct investment firm, which he joined as an associate in 1988. Hellman & Friedman LLC is an affiliate of Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. Mr. Bunce also serves as a director of Western Wireless Corporation, a cellular telecommunications company, Voicestream Wireless Corporation, a telecommunications provider of personal communications services, Bronner Slosberg Humphrey, Co., a direct marketing and interactive agency, Falcon International Communications L.P., a cable company, and MobileMedia Corporation, a paging and messaging services company. Mr. Bunce holds a B.A. in international relations from Stanford University and an M.B.A. from the Harvard Business School.

    DANIEL J. EVANS has served as one of our directors since November 1998. Governor Evans is the chairman of and has served as a consultant for Daniel J. Evans Associates Consulting, a consulting company in Washington, since
May 1989. Governor Evans currently serves as a director of Puget Sound Energy, an investor-owned electric utility company, Flow International, a robotics company, Western Wireless Corporation, a wireless communications company, and Tera Computer, a computer manufacturing company. He also served as a U.S. Senator from September 1983 to January 1989 and the Governor of the State of Washington from January 1965 to January 1977. Governor Evans holds a B.S. and an M.S. in civil engineering from the University of Washington.

    ROSS C. HARTLEY, one of our founders, has served as one of our directors since our formation. From its incorporation to March 1999, Mr. Hartley served as Vice President of Marketing of Kansas Information Consortium, Inc. Mr. Hartley also has served as President of The Hartley Insurance Group, an insurance company in Kansas, since 1974. He also serves as a director of Empire District Electric Company, an investor-owned electric utility company. Mr. Hartley holds a B.S. in mathematics from Baker University in Baldwin City, Kansas and a J.D. degree from the University of Kansas School of Law.

    PATRICK J. HEALY has served as one of our directors since June 1998.
Mr. Healy is a Managing Director of Hellman & Friedman LLC, a direct investment firm, having joined Hellman & Friedman LLC as an associate in 1994. Hellman & Friedman LLC is an affiliate of Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. Currently, he also serves as a director of Bronner Slosberg Humphrey, Co., a direct marketing and interactive agency. Mr. Healy holds an A.B. in economics from Harvard College and an M.B.A. from the Harvard Business School.

    PETER B. "PETE" WILSON has served as one of our directors since July 1999. Governor Wilson served as Governor of the State of California from 1991 until 1999. Prior to serving as Governor of California, Governor Wilson served in the U.S. Senate for eight years, representing the State of California. He has also served as the mayor of San Diego, California. Governor Wilson is a member of The Irvine Company board of directors and is on the Thomas Weisel Partners board of advisors. He received his undergraduate degree from Yale University and his law degree from Boalt Hall (University of California at Berkeley). After graduating from Yale, Governor Wilson spent three years in the Marine Corps as an infantry officer.

    All directors hold office until the next annual meeting of the shareholders and until their successors have been duly elected and qualified. Executive officers are elected by and serve at the discretion of the board of directors.

COMPOSITION OF THE BOARD OF DIRECTORS

    Under our articles of incorporation and bylaws, the board of directors has the power to set the number of directors at not less than three nor more than ten. The number of members of the board of directors is currently set at six. We intend to add one additional independent director prior to the closing of this offering.

BOARD COMMITTEES

    The board of directors has established a compensation committee and an audit committee. The compensation committee, consisting of Messrs. Bunce, Fraser, Hartley and Healy, reviews and approves the salaries, bonuses and other compensation payable to our executive officers and administers and makes recommendations concerning our employee benefit plans.

    The audit committee, consisting of Messrs. Evans, Hartley and Wilson recommends the selection of independent public accountants to the board of directors, reviews the scope and results of the audit and other services provided by our independent accountants and reviews our accounting practices and systems of internal accounting controls.

VOTING TRUST


    As of January 31, 2000, a portion of our outstanding common stock, totaling 27,469,884 shares and representing approximately 51.6% of the outstanding common stock prior to the offering is held in a voting trust, for which Messrs. Fraser and Hartley serve as trustees. The voting trust is selling 2,905,378 shares of common stock in this offering, which will reduce the number of shares it holds to 24,564,506, or approximately 42.8% of the 57,350,878 shares of our common stock to be outstanding after the offering. A total of 18,267,220 shares, or 16,335,170 shares after the offering, assuming a pro rata allocation of shares sold by the voting trust, in the voting trust are held for the benefit of affiliates of our company. The address of each of the trustees is c/o Jeffery S. Fraser, 1811 Wakarusa Drive, Suite 100, Lawrence, Kansas 66047. The trustees have dispositive and exclusive voting power over all shares held by the voting trust, including without limitation, the right to vote for the election of directors, authorize an amendment to the articles of incorporation or bylaws and authorize a merger or consolidation of the company. Additionally, the trustees are empowered to perform any and all acts necessary and appropriate for the organization and operation of the voting trust.


    The voting trust certificates are transferable upon surrender of the same according to the rules established by the trustees. The voting trust expires on
(a) June 30, 2018, (b) upon mutual assent of the trustees with written notification to holders of the voting trust certificates, or (c) upon deadlock between the trustees and failure to remedy the deadlock after 90 days.

DIRECTOR COMPENSATION

    Directors who are also our employees currently receive no additional compensation for their services as directors of our company. Directors who are not our employees do not receive a fee for attendance in person at meetings of the board of directors or committees of the board of directors, but are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance of meetings.

    In the past, Messrs. Fraser, Bradley, Somerhalder, Herington and Hartley received consulting fees for their services, including serving as directors for our subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

    There are no family relationships among any of our directors or executive officers other than between Mr. Fraser and Mr. Somerhalder, who is Mr. Fraser's brother-in-law.

EXECUTIVE COMPENSATION

    The following table contains information in summary form concerning the compensation paid to our Chief Executive Officer and each of our most highly compensated executive officers whose total salary, bonus and other compensation exceeded $100,000 during fiscal 1999. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                           SUMMARY COMPENSATION TABLE


                                                        ANNUAL COMPENSATION              ALL OTHER COMPENSATION
                                                   ------------------------------   ---------------------------------
                                                                                      TOTAL
                                                                                     HEALTH     CONSULTING    401(K)
                                                     YEAR      SALARY     BONUS     INSURANCE      FEES       MATCH
                                                   --------   --------   --------   ---------   ----------   --------
James B. Dodd....................................    1999     $197,746     $ --      $14,670      $4,500      $5,000
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Jeffery S. Fraser................................    1999      208,333       --       16,660       4,500       5,000
CHAIRMAN
William F. Bradley, Jr...........................    1999      138,000       --       13,588       1,500       5,000
EXECUTIVE VICE PRESIDENT--STRATEGY, POLICY AND
  LEGAL, AND GENERAL COUNSEL
Samuel R. Somerhalder............................    1999      131,500       --       15,632       1,000       3,945
EXECUTIVE VICE PRESIDENT--OPERATIONS AND
  ADMINISTRATION
Harry H. Herington...............................    1999      136,500       --       16,004       3,500       5,000
EXECUTIVE VICE PRESIDENT--STATE OPERATIONS


------------------------

    Consulting fees consist of fees we paid to the executive officers in the table above for their services as directors of our subsidiaries, as well as for business advisory services they performed for our subsidiaries.

    Mr. Fraser served as a director of each of our subsidiaries. Mr. Bradley served as a director of our subsidiary, Indiana Interactive, Inc., and, briefly, as a director of our subsidiary, Nebraska Interactive, Inc. Mr. Somerhalder served as a director of our subsidiary, Nebraska Interactive, Inc.
Mr. Herington served as a director of our subsidiaries, Nebraska Interactive, Inc, Kansas Information Consortium, Inc., Indiana Interactive, Inc. and Arkansas Information Consortium, Inc.

OPTION GRANTS AND EXERCISES DURING FISCAL 1999

    No stock options were granted to or exercised by each of the executive officers listed in the summary compensation table above during fiscal year 1999.

AGGREGATED OPTION EXERCISES IN 1999 AND FISCAL YEAR END OPTION VALUES

    None of our executive officers have exercised options in 1999. Other than James B. Dodd, none of the executive officers listed in the summary compensation table above held options in 1999.

EMPLOYMENT AGREEMENTS

JEFFERY S. FRASER

    On July 24, 1998, Jeffery S. Fraser entered into an employment agreement with us. Mr. Fraser currently serves as our Chairman and as one of our directors. The employment agreement provides Mr. Fraser with an annual base salary of $249,000. Should we terminate Mr. Fraser's employment without cause, before July 1, 2001, we must pay Mr. Fraser one year's base salary in equal monthly payments on the first day of the month for each of the 12 months following his termination. Should we terminate Mr. Fraser's employment without cause after such time, but prior to July 1, 2001, we must pay Mr. Fraser the equivalent of his base salary for the number of months remaining until July 1, 2001. Should we terminate Mr. Fraser's employment without cause on or after July 1, 2001, Mr. Fraser will not be entitled to severance pay, except as provided in our severance benefit plan, if any, in effect on the termination date. Cause is defined in the agreement as: (a) indictment or conviction for any felony or crime involving dishonesty; (b) willful participation in any fraud against us; (c) willful breach of Mr. Fraser's duties to us; (d) intentional damage to any of our property; or (e) conduct by Mr. Fraser which our board of directors determines to be inappropriate for his position.

    Should we terminate Mr. Fraser's employment for cause, we must pay Mr. Fraser all compensation due on the date of termination.

    Under the terms of his agreement, Mr. Fraser may terminate his employment with us in writing at any time for any reason. In connection with his employment agreement, Mr. Fraser entered into a proprietary information and inventions agreement and a non-competition agreement. Should Mr. Fraser's employment with us terminate for any reason, the agreements provide collectively that Mr. Fraser: (a) will not use any of our proprietary information without our prior written consent; (b) will not use any confidential information to compete against us or any of our employees; and (c) will not, for three years following termination, solicit any of our employees or customers.

JAMES B. DODD

    On January 1, 1999, James B. Dodd entered into an employment agreement with us. Mr. Dodd currently serves as our President and Chief Executive Officer. His employment agreement provides Mr. Dodd with an annual base salary of $200,000. Should we terminate Mr. Dodd's employment without cause, as similarly defined in Mr. Fraser's employment agreement, before January 1, 2002, we must pay Mr. Dodd his then-current salary in equal monthly payments on the first day of the month for each of the 18 months following his termination. Should we terminate
Mr. Dodd's employment without cause on or after January 1, 2002, Mr. Dodd will not be entitled to severance pay, except as provided in our severance benefit plan, if any, in effect on the termination date.

    Should we terminate Mr. Dodd's employment for cause, we must pay Mr. Dodd all compensation due on the date of termination.

    Under the terms of his agreement, Mr. Dodd may terminate his employment with us in writing at any time for any reason. In connection with his employment agreement, Mr. Dodd entered into a proprietary information and inventions agreement and a non-competition agreement. Should Mr. Dodd's employment with us terminate for any reason, the agreements provide collectively that Mr. Dodd:
(a) will not use any of our proprietary information without our prior written consent; (b) will not use any confidential information to compete against us or any of our employees; and (c) will not, for three years following termination, solicit any of our employees or customers.

KEVIN C. CHILDRESS

    On May 16, 1999, Kevin C. Childress entered into an employment agreement with us to serve as our Chief Financial Officer. This agreement provides
Mr. Childress with an annual base salary of

$175,000. Should we terminate Mr. Childress' employment without cause, as similarly defined in Mr. Fraser's employment agreement, before May 16, 2002, we must pay Mr. Childress his then-current salary in equal monthly payments on the first day of the month for each of the 18 months following his termination. Should we terminate Mr. Childress' employment without cause on or after May 16, 2002, Mr. Childress will not be entitled to severance pay, except as provided in our severance benefit plan, if any, in effect on the termination date.

    Should we terminate Mr. Childress' employment for cause, we must pay Mr. Childress all compensation due on the date of termination.

    Under the terms of his agreement, Mr. Childress may terminate his employment with us in writing at any time for any reason. In connection with his employment agreement, Mr. Childress entered into a proprietary information and inventions agreement and a non-competition agreement. Should Mr. Childress' employment with us terminate for any reason, the agreements provide collectively that Mr. Childress: (a) will not use any of our proprietary information without our prior written consent; (b) will not use any confidential information to compete against us or any of our employees; and (c) will not, for three years following termination, solicit any of our employees or customers.

WILLIAM F. BRADLEY, JR.


    On July 24, 1998, William F. Bradley Jr., entered into an employment agreement with us. Mr. Bradley currently serves as our Executive Vice President--Strategy, Policy and Legal, General Counsel and Secretary. The employment agreement provides Mr. Bradley with an annual base salary of $140,000. Should we terminate Mr. Bradley's employment without cause, as similarly defined in Mr. Fraser's employment agreement, before July 1, 2001, we must pay Mr. Bradley one year's base salary in equal monthly payments on the first day of the month for each of the 12 months following his termination. Should we terminate Mr. Bradley's employment without cause after such time, but prior to July 1, 2001, we must pay Mr. Bradley the equivalent of his base salary for the number of months remaining until July 1, 2001. Should we terminate
Mr. Bradley's employment without cause on or after July 1, 2001, Mr. Bradley will not be entitled to severance pay, except as provided in our severance benefit plan, if any, in effect on the termination date.


    Should we terminate Mr. Bradley's employment for cause, we must pay Mr. Bradley all compensation due on the date of termination.

    Under the terms of his agreement, Mr. Bradley may terminate his employment with us in writing at any time for any reason. In connection with his employment agreement, Mr. Bradley entered into a proprietary information and inventions agreement and a non-competition agreement. Should Mr. Bradley's employment with us terminate for any reason, the agreements provide collectively that Mr. Bradley: (a) will not use any of our proprietary information without our prior written consent; (b) will not use any confidential information to compete against us or any of our employees; and (c) will not, for three years following termination, solicit any of our employees or customers.

SAMUEL R. SOMERHALDER

    On July 24, 1998, Samuel R. Somerhalder entered into an employment agreement with us. Mr. Somerhalder currently serves as our Executive Vice President--Operations and Administration. The employment agreement provides
Mr. Somerhalder with an annual base salary of $115,000. Should we terminate
Mr. Somerhalder's employment without cause, as similarly defined in Mr. Fraser's employment agreement, before July 1, 2001, we must pay
Mr. Somerhalder one year's base salary in equal monthly payments on the first day of the month for each of the 12 months following his termination. Should we terminate Mr. Somerhalder's employment without cause after such time, but prior to July 1, 2001, we must pay Mr. Somerhalder the equivalent of his base salary for the number of months remaining until July 1, 2001. Should we terminate
Mr. Somerhalder's employment without
cause on or after July 1, 2001, Mr. Somerhalder will not be entitled to severance pay, except as provided in our severance benefit plan, if any, in effect on the termination date.

    Should we terminate Mr. Somerhalder's employment for cause, we must pay Mr. Somerhalder all compensation due on the date of termination.

    Under the terms of his agreement, Mr. Somerhalder may terminate his employment with us in writing at any time for any reason. In connection with his employment agreement, Mr. Somerhalder entered into a proprietary information and inventions agreement and a non-competition agreement. Should Mr. Somerhalder's employment with us terminate for any reason, the agreements provide collectively that Mr. Somerhalder: (a) will not use any of our proprietary information without our prior written consent; (b) will not use any confidential information to compete against us or any of our employees; and (c) will not, for three years following termination, solicit any of our employees or customers.

HARRY H. HERINGTON

    On July 24, 1998, Harry H. Herington entered into an employment agreement with us. Mr. Herington currently serves as our Executive Vice President--State Operations. The employment agreement provides Mr. Herington with an annual base salary of $125,000. Should we terminate Mr. Herington's employment without cause, as similarly defined in Mr. Fraser's employment agreement, before July 1, 2000, we must pay Mr. Herington one year's base salary in equal monthly payments on the first day of the month for each of the 12 months following his termination. Should we terminate Mr. Herington's employment without cause after such time, but prior to July 1, 2001, we must pay Mr. Herington the equivalent of his base salary for the number of months remaining until July 1, 2001. Should we terminate Mr. Herington's employment without cause on or after July 1, 2001, Mr. Herington will not be entitled to severance pay, except as provided in our severance benefit plan, if any, in effect on the termination date.

    Should we terminate Mr. Herington's employment for cause, we must pay Mr. Herington all compensation due on the date of termination.

    Under the terms of his agreement, Mr. Herington may terminate his employment with us in writing at any time for any reason. In connection with his employment agreement, Mr. Herington entered into a proprietary information and inventions agreement and a non-competition agreement. Should Mr. Herington's employment with us terminate for any reason, the agreements provide collectively that Mr. Herington: (a) will not use any of our proprietary information without our prior written consent; (b) will not use any confidential information to compete against us or any of our employees; and (c) will not, for three years following termination, solicit any of our employees or customers.

RAY G. COUTERMARSH

    On February 1, 2000, Ray G. Coutermarsh entered into an employment agreement with us. He currently serves as our Executive Vice President--Local Markets. This agreement provides Mr. Coutermarsh with an annual base salary of $140,000. Should we terminate Mr. Coutermarsh's employment without cause, as similarly defined in Mr. Fraser's employment agreement, before February 1, 2003, we must pay Mr. Coutermarsh his then-current annual salary in a single lump sum payment on our first regular company pay period after his termination. Should we terminate Mr. Coutermarsh's employment without cause on or after February 1, 2003, Mr. Coutermarsh will not be entitled to severance pay, except as provided in our severance benefit plan, if any, in effect on the termination date.

    Should we terminate Mr. Coutermarsh's employment for cause, we must pay Mr. Coutermarsh all compensation due on the date of termination.

    Under the terms of his agreement, Mr. Coutermarsh may terminate his employment with us in writing at any time for any reason. If Mr. Coutermarsh terminates his employment with us voluntarily, he will not be entitled to severance pay. In connection with his employment agreement, Mr. Coutermarsh entered into a proprietary information and inventions agreement and a non-competition agreement. Should Mr. Coutermarsh's employment with us terminate for any reason, the agreements provide collectively that Mr. Coutermarsh: (a) will not use any of our proprietary information without our prior written consent and (b) will not use any confidential information to compete against us or any of our employees for a period of two years following termination.

TERRENCE L. PARKER

    On November 9, 1999, Terrence L. Parker entered into an employment agreement with us to serve as our Chief Technology Officer. This agreement provides
Mr. Parker with an annual base salary of $130,000. Should we terminate
Mr. Parker's employment without cause, as similarly defined in Mr. Fraser's employment agreement, we must pay Mr. Parker his then-current base compensation for 12 months in a single lump sum payment on our first regular pay period following his termination. Should we terminate Mr. Parker's employment for cause, we must pay Mr. Parker all compensation due on the date of termination.

    Under the terms of his agreement, Mr. Parker may terminate his employment with us in writing at any time for any reason. If Mr. Parker terminates his employment with us voluntarily, he will not be entitled to severance pay. In connection with his employment agreement, Mr. Parker entered into a proprietary information and inventions agreement and a non-competition agreement. Should
Mr. Parker's employment with us terminate for any reason, the agreements provide collectively that Mr. Parker: (a) will not use any of our proprietary information without our prior written consent and (b) will not use any confidential information to compete against us or any of our employees for two years following termination.

JOSEPH NEMELKA

    On July 24, 1998, Joseph Nemelka entered into an employment agreement with us. He currently serves as our Executive Vice President--Marketing Development. This agreement provides Mr. Nemelka with an annual base salary of $115,000. Should we terminate Mr. Nemelka's employment without cause, as similarly defined in Mr. Fraser's employment agreement, before July 1, 2001, we must pay
Mr. Nemelka his then-current salary in equal monthly payments on the first day of the month for each of the 12 months following his termination. Should we terminate Mr. Nemelka's employment without cause on or after July 1, 2001, Mr. Nemelka will not be entitled to severance pay, except as provided in our severance benefit plan, if any, in effect on the termination date.

    Should we terminate Mr. Nemelka's employment for cause, we must pay Mr. Nemelka all compensation due on the date of termination.

    Under the terms of his agreement, Mr. Nemelka may terminate his employment with us in writing at any time for any reason. If Mr. Nemelka terminates his employment with us voluntarily, he will not be entitled to severance pay. In connection with his employment agreement, Mr. Nemelka entered into a proprietary information and inventions agreement and a non-competition agreement. Should
Mr. Nemelka's employment with us terminate for any reason, the agreements provide collectively that Mr. Nemelka: (a) will not use any of our proprietary information without our prior written consent; (b) will not use any confidential information to compete against us or any of our employees; and (c) will not, for three years following termination, solicit any of our employees or customers.

BENEFIT PLANS

AMENDED AND RESTATED 1998 STOCK OPTION PLAN

    The 1998 plan was adopted and approved by our board of directors and by our shareholders in May 1998, at which time a total of 4,643,377 shares of common stock were reserved for issuance under this plan. In November 1998, the 1998 plan was amended to reserve a total of 7,893,741 shares of common stock for issuance under this plan. In May 1999, the 1998 plan was amended to reserve a total of 9,286,754 shares of common stock for issuance under this plan. At December 31, 1999, options to purchase 122,954 shares of common stock granted under the 1998 plan had been exercised, options to purchase 4,025,593 shares of common stock were outstanding and options to purchase 5,138,207 shares of common stock remained available for grant. The outstanding options were exercisable at a weighted average exercise price of $7.49 per share. Outstanding options to purchase an aggregate of 1,581,768 shares were held by employees who are not officers or directors of our company.

    Our board of directors has delegated administration of the 1998 plan to its compensation committee. Awards under the 1998 plan may consist of incentive stock options, which qualify under Section 422 of the Internal Revenue Code, or non-qualified stock options, which are stock options that do not qualify under that provision.

    The compensation committee may grant incentive stock options to employees and officers of our company or any of our subsidiaries, and non-qualified stock options to employees, officers or directors of our company or any of our subsidiaries. The compensation committee may set the terms of such grants, subject to the restrictions in the 1998 plan. Incentive stock option grants are subject to certain restrictions relating to the duration of the option, the size of an option award and the exercise price:

    In the event of (a) a merger, consolidation or reorganization in which we are not the surviving company or (b) the acquisition by another company of all or substantially all of our assets, then every option outstanding under the 1998 plan may be assumed or replaced with new options of comparable value by the surviving, continuing, successor or acquiring company. In the alternative, the compensation committee may provide that an optionee can exercise his or her options within the period of 30 days prior to the merger, consolidation, reorganization or acquisition. Additionally, in connection with change of control situations in which a person, other than one of our shareholders, directors or officers, acquires greater than 50% of the combined voting power of the company or less than a majority of the directors are persons who were nominated or selected by our board of directors, the compensation committee may accelerate the time at which options granted under the 1998 plan may be exercised by an optionee.

    The 1998 plan will terminate automatically in 2008 unless sooner terminated by the board of directors. The board of directors has the authority to amend, suspend or terminate the 1998 plan, subject to shareholder approval of some of the amendments. However, no action may be taken which will affect any shares of common stock previously issued and sold or any option previously granted under the 1998 plan without the optionee's consent.

1999 EMPLOYEE STOCK PURCHASE PLAN

    Our stock purchase plan was approved by the board of directors and our shareholders in May 1999. Our stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code in order to provide our employees with an opportunity to purchase our stock through payroll deductions. An aggregate of 2,321,688 shares of common stock has been reserved for issuance and are available for purchase under the stock purchase plan, subject to adjustment in the event of a stock split, stock dividend or other similar change in our common stock or our capital structure. At
December 31, 1999, no shares of common stock had been purchased by employees under the 1999 plan.

    All employees of our company and of our affiliates who have been employed for a continuous period, as determined by the board or committee administering the stock purchase plan but which will not exceed two years, preceding the offering are eligible to participate in our stock purchase plan, provided that no employee of our company or of our affiliates whose customary employment is for less than five months in any calendar year and less than 20 hours per week are eligible to participate in our stock purchase plan. Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical their participation in a stock purchase plan are not eligible to participate in our stock purchase plan.

    Our stock purchase plan will be administered by the compensation committee of the board of directors. The committee will have complete authority to make awards and will designate offering periods not to exceed 27 months. The committee will establish one or more purchase dates during an offering period during which stock purchase rights may be exercised and common stock may be purchased.

    In the event we dissolve, liquidate, merge or consolidate through a merger in which we are not the surviving corporation, effectuate a reverse merger in which we are the surviving corporation but our shares of common stock outstanding prior to the merger are converted into other property, whether in the form of securities, cash or otherwise, or are acquired by any person, entity or group, as defined by the Exchange Act or any successive provisions, holding at least 50% of our combined voting power, then, the board or committee administering the stock purchase plan may (a) allow the surviving or acquiring corporation to assume the outstanding rights or substitute similar rights for those participating under the stock purchase plan, (b) have the existing rights under the stock purchase plan remain in full force and effect or (c) allow those participating under the stock purchase plan to use their accumulated payroll deductions to purchase our common stock immediately prior to the transactions described above, provided that their rights under the ongoing offering period will be terminated.

    A participating employee is granted a purchase right by which our shares of common stock may be purchased during any offering period the lesser of (a) 85% of the fair market value of our common stock on the date of the commencement of the offer period or (b) 85% of the fair market value of our common stock on the purchase date. The participant's purchase right is exercised in this manner on each exercise date arising in the offer period unless, on any purchase date, the fair market value of our common stock is lower than the fair market value of our common stock on the first day of the offering period. If so, the participant's participation in the original offering period is terminated, and the participant is automatically enrolled in the next offering period which will commence on the next day.

    Payroll deductions may range up to 15% of a participant's regular base pay, exclusive of bonuses, overtime, shift-premiums, commissions, reimbursements or other expense allowances. Participants may not make direct cash payments to their accounts. The board or committee administering the stock purchase plan may establish the maximum number of our shares of common stock that any employee may purchase under the stock purchase plan during an offering period. The Internal Revenue Code imposes additional limitations on the amount of common stock that may be purchased during any calendar year.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our articles of incorporation and bylaws provide that we will indemnify any person entitled to indemnity under the Colorado Business Corporation Act, as it now exists or as amended, against all liability and expenses to the fullest extent permitted by Colorado law. However, we will not indemnify any person in connection with any proceeding initiated by this person, unless the proceeding is authorized by a majority of our board of directors. In addition to indemnification provided for in our charter documents, upon the closing of this offering, we will have entered into agreements to indemnify our directors and officers. To the fullest extent permitted by the Colorado Business Corporation Act, these agreements, among other things, provide for the indemnification of our directors and officers for some of the expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in the right of the company, arising out of such person's services as one of our directors or officers, any of our subsidiaries or any other company or enterprise to which such person provides services at our request. Furthermore, we plan to purchase and maintain insurance on behalf of our directors and officers to insure them against liabilities that they may incur in their capacities as or arising out of their status as directors and officers. We believe that these provisions and agreements will assist us in attracting and retaining qualified persons to serve as directors and officers.

    Section 7-109-102 of the Colorado Business Corporation Act provides that a corporation may indemnify a director from liability incurred in connection with a proceeding in which the director is made a party because of his or her status as a director, except upon adjudication in connection with the particular proceeding that (a) the director was liable to the corporation or (b) the director was liable because he or she derived an improper personal benefit.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors and officers under the provisions contained in our charter documents, the Colorado Business Corporation Act or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors or officers, the successful defense of any action, suit, or proceeding is asserted by such director or officer, we will submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue, unless in the opinion of our counsel the matter has been settled by controlling precedent.

    There is no pending litigation or proceeding involving one of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

    Mr. Hartley, one of our founders and a member of our board of directors, is the President of the Hartley Insurance Agency, an insurance company which acts as our insurance agent and broker. In 1998, a payment of $8,345 was made directly to the Hartley Insurance Agency. However, the aggregate insurance payment we made that was brokered by the Hartley Insurance Agency totaled $478,392, including the $8,345 payment made directly to the Hartley Insurance Agency. In 1999, we made no direct payment to the Hartley Insurance Agency. However, we made an aggregate payment of $353,504 for all brokering services provided by the Hartley Insurance Agency.

    We have periodically leased aircraft from Sky King Leasing, a Kansas corporation, of which Mr. Fraser, one of our founders, Mr. Hartley and Christopher L. Shults, one of our shareholders, each approximately have a 25% interest. In 1998, we made payments totaling $24,223 to Sky King Leasing. We made no payments to Sky King Leasing in 1999.

    On January 8, 1998, we entered into an agreement with each of Messrs. Fraser and Hartley to provide their respective estates with a right to require us to repurchase some or all shares of our common stock owned by them upon their death. These agreements were terminated on July 1, 1998.

    In March 1998, we completed an exchange offer in which shareholders in our local operating networks exchanged their stock for shares of our common stock. Messrs. Fraser, Hartley, Bradley, Somerhalder and Herington received an aggregate of 21,614,414 shares of our common stock in the exchange offer.

    On June 30, 1998, Messrs. Fraser and Hartley entered into a voting trust agreement under which they act as joint trustees for a voting trust which holds, as of December 31, 1999, 27,480,610 shares of our common stock. See "Description of Capital Stock--Voting Trust."

    On June 30, 1998, the voting trust described above sold to Hellman & Friedman Capital Partners III, L.P. and its affiliates H&F International Partners III, L.P. and H&F Orchard Partners III, L.P., collectively, 10,516,547 shares of our common stock at a price of $1.43 per share for an aggregate of approximately $15,000,000. In connection with this sale, we entered into an investor rights agreement with Hellman & Friedman and its affiliates in which we granted them rights to register shares of our common stock in the future. See "Description of Capital Stock" for a more detailed description.

    On December 31, 1998, we issued to James B. Dodd options to purchase 1,393,010 shares of our common stock at an exercise price of $1.44 per share. This grant resulted in a noncash compensation charge of $197,660 to us for the period ended December 31, 1998, based on the difference between the exercise price and the fair value of our common stock on the date of the grant. We will take an additional compensation charge of approximately $1.9 million for this grant, amortized over a four year period. On February 9, 1999, we sold to Mr. Dodd 173,258 shares of our common stock at $1.44 per share for an aggregate of approximately $250,000. A compensation charge of $620,888 was taken by us in connection with this stock purchase.

    On May 16, 1999, we sold to Kevin C. Childress 23,727 shares of our common stock at $5.27 per share for an aggregate of approximately $125,000. A compensation charge of $84,826 was taken by us in connection with this stock purchase. Additionally, we issued to Mr. Childress options to purchase 696,511 shares of our common stock at an exercise price of $5.27 per share. This grant resulted in a noncash compensation charge of $249,000 based on the difference between the exercise price and the fair value of our common stock on the date of the grant. We will take compensation charge of approximately $2.2 million for this grant, amortized over four years from the date of grant.

    Governor Wilson, one of our directors, is a member of the board of advisors of Thomas Weisel Partners LLC. Thomas Weisel Partners LLC is one of the representatives of the underwriters of this offering.

    We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements will require us to indemnify these individuals to the fullest extent permitted by Colorado law. We have also entered into various employment agreements with our officers. See
"Management--Employment Agreements" for a more detailed description.

    We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth the beneficial ownership of our common stock as of January 31, 2000 and as adjusted to reflect the sale of the shares of common stock in this offering by:

    - each person or entity known by us to own beneficially more than five percent of our common stock;

    - our chief executive officer, each of the executive officers named in the summary compensation table and each of our directors;

    - all of our executive officers and directors as a group; and

    - all other selling shareholders.


    Beneficial ownership is calculated based on 53,215,616 shares of our common stock outstanding as of January 31, 2000 and 57,350,878 shares outstanding immediately following the completion of this offering. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of January 31, 2000 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by any other individual.


    The number of shares being offered and shares beneficially owned after the offering assume a pro rata allocation among beneficiaries of the voting trust of the 2,905,378 shares being sold by the voting trust and a pro rata allocation among the Hellman & Friedman entities of the aggregate of 968,460 shares those entities are selling in the offering.

    The address of each of the executive officers and directors is c/o National Information Consortium, Inc., 12 Corporate Woods, 10975 Benson Street, Suite 390, Overland Park, Kansas 66210.


                                           SHARES BENEFICIALLY
                                             OWNED PRIOR TO        NUMBER OF     SHARES BENEFICIALLY
                                                OFFERING            SHARES      OWNED AFTER OFFERING
                                         -----------------------     BEING     -----------------------
NAME AND ADDRESS                           NUMBER     PERCENTAGE    OFFERED      NUMBER     PERCENTAGE
----------------                         ----------   ----------   ---------   ----------   ----------
5% SHAREHOLDERS
Jeffery S. Fraser and Ross C. Hartley,
  co-trustees of National Information
  Consortium Voting Trust, dated June
  30, 1998 c/o Jeffery S. Fraser
1811 Wakarusa Drive, Suite 100
Lawrence, KS 66047.....................  27,469,884      51.6%     2,905,378   24,564,506      42.8%
Hellman & Friedman Capital Partners
  III, L.P. c/o Hellman & Friedman LLC
One Maritime Plaza
San Francisco, CA 94111................   8,216,609       15.4       884,010    7,332,599       12.8
H&F Orchard Partners III, L.P.
c/o Hellman & Friedman LLC
One Maritime Plaza
San Francisco, CA 94111................     545,255        1.0        65,081      480,174          *
H&F International Partners III, L.P
c/o Hellman & Friedman LLC
One Maritime Plaza
San Francisco, CA 94111................     162,844          *        19,369      143,475          *
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Jeffery S. Fraser......................  27,469,884       51.6     2,905,378   24,564,506       42.8
James B. Dodd..........................     602,714        1.1       100,363      502,351          *
William F. Bradley, Jr.................   1,835,363        3.4       194,119    1,641,244        2.9
Kevin C. Childress.....................      91,145          *        52,829       38,316          *
Samuel R. Somerhalder..................   2,018,185        3.8       213,457    1,804,728        3.1
Harry H. Herington.....................   1,034,447        1.9       109,409      925,038        1.6
John L. Bunce, Jr......................   8,924,708       16.8       968,460    7,956,248       13.9
Daniel J. Evans........................      41,442          *            --       41,442          *
Ross C. Hartley........................  27,469,884       51.6     2,905,378   24,564,506       42.8
Patrick J. Healy.......................   8,924,708       16.8       968,460    7,956,248       13.9
Peter B. "Pete" Wilson.................      10,000          *            --       10,000          *
OTHER SELLING SHAREHOLDERS
Walter L. Mazan, II
11440 Isaac Newton Square, #205
Reston, VA 20190.......................     202,000          *        30,300      171,700          *
Robert B. Main
11440 Isaac Newton Square, #205
Reston, VA 20190.......................     202,000          *        30,300      171,700          *
Ronald Linehan
11440 Isaac Newton Square, #205
Reston, VA 20190.......................     202,000          *        30,300      171,700          *
All executive officers and directors as
  a group (14 persons).................  37,005,023       69.5     4,009,100   32,995,923      57.5%


------------------------

* Less than 1%.

    For a description of the voting trust and the rights and powers of the trustees, see "Description of Capital Stock--Voting Trust."

    H&F Investors III, a California general partnership, is the sole general partner of Hellman & Friedman Capital Partners III, L.P., a California limited partnership, H&F Orchard Partners III, L.P., a California limited partnership, and H&F International Partners III, L.P., a California limited partnership. Messrs. Bunce and Healy are Managing Directors of Hellman & Friedman LLC, an affiliate of H&F Investors III. The managing general partner of H&F Investors III is Hellman & Friedman Associates III, L.P., a California limited partnership, and the general partners of Hellman & Friedman Associates III are H&F Management III, L.L.C., a California limited liability company, and H&F Investors III, Inc., a California corporation. The sole shareholder of H&F Investors III, Inc. is the Hellman Family Revocable Trust. The investment decisions of H&F Investors III, Inc. and H&F Management III, L.L.C. are made by an executive committee, of which Mr. Bunce is a member. The executive committee indirectly exercises voting and investment power with respect to the shares of our common stock held by Hellman & Friedman Capital Partners III, H&F Orchard Partners III and H&F International Partners III, and could be deemed to beneficially own such shares. The executive committee disclaims such beneficial ownership except to the extent of its indirect pecuniary interest in such shares.

    Shares held by Mr. Bunce and Mr. Healy consist of shares owned by Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. Mr. Bunce and Mr. Healy each disclaim beneficial ownership of all shares of our common stock held by Hellman & Friedman Capital Partners III, H&F Orchard Partners III and H&F International Partners III, except to the extent of their individual indirect pecuniary interest in those shares.

    Shares held by Mr. Fraser include 21,074,192 shares held in the voting trust for which Mr. Fraser acts as a co-trustee and 6,084,426 shares held in the voting trust of which a family trust established for the benefit of Mr. Fraser is the beneficial owner and 311,266 shares are held for the benefit of Crimson Tide Charitable Remainder Unitrust for which Mr. Fraser is the trustee.

    Shares held by Mr. Dodd include 149,103 shares held for the benefit of Mr. Dodd in the voting trust for which Messrs. Fraser and Hartley act as co-trustees and 445,763 shares subject to options exercisable within 60 days of January 31, 2000. After completion of this offering, Mr. Dodd will own beneficially 133,333 shares in the voting trust and 361,170 shares subject to options exercisable within 60 days of January 31, 2000.

    Shares held by Mr. Bradley include 1,835,363 shares held for the benefit of Mr. Bradley in the voting trust for which Messrs. Fraser and Hartley act as co-trustees.


    Shares held by Mr. Childress include 20,419 shares held for the benefit of Mr. Childress in the voting trust for which Messrs. Fraser and Hartley act as co-trustee and 69,651 shares subject to options exercisable within 60 days of January 31, 2000. After completion of this offering, Mr. Childress will own beneficially 18,259 shares in the voting trust and 18,982 shares subject to options exercisable within 60 days of January 31, 2000.


    Shares held by Mr. Somerhalder include 2,018,185 shares held for the benefit of Mr. Somerhalder or his wife in the voting trust for which Messrs. Fraser and Hartley act as co-trustees. These shares include 177,823 shares held by Mr. Somerhalder's wife, Jean Somerhalder, as custodian to Chloe V. Fraser, 177,823 shares held by Mrs. Somerhalder as custodian to Jacob B. Fraser, 177,823 shares held by Mrs. Somerhalder as custodian to Joshua D. Fraser, 177,823 shares held by Mrs. Somerhalder as custodian to Matthew S. Fraser and 177,823 shares held by Mrs. Somerhalder as custodian to William N. Fraser.

    Shares held by Mr. Herington include 1,034,447 shares held for the benefit of Mr. Herington in the voting trust for which Messrs. Fraser and Hartley act as co-trustees.

    Shares held by Mr. Evans include 41,442 shares held in the Evans family revocable trust.

    Shares held by Mr. Hartley include 20,168,754 shares held in the voting trust for which Mr. Hartley acts as a co-trustee and 7,301,130 shares held for the benefit of Mr. Hartley or his children in the voting trust. Shares held for the benefit of Mr. Hartley or his children include 319,683 shares held in an irrevocable trust established for the benefit of Hillary L. Hartley, 319,683 shares held in an irrevocable trust established for the benefit of Antonia C. Hartley and 319,683 shares held in an irrevocable trust established for the benefit of William R. Hartley.

    Shares held by Governor Wilson include 10,000 shares subject to options exercisable within 60 days of January 31, 2000.


    Shares held by all executive officers and directors as a group include 27,469,884 shares held in the voting trust for which Messrs. Fraser and Hartley act as co-trustees and 390,152 shares subject to options exercisable within 60 days of January 31, 2000, assuming the issuance and sale of 84,593 and 50,669 shares of common stock in this offering after the exercise of options by James B. Dodd and Kevin C. Childress, respectively.

                          DESCRIPTION OF CAPITAL STOCK

    We are authorized to issue up to 200,000,000 shares of common stock, with no par value per share.

    The following summary of certain provisions of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our articles of incorporation, which are included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

COMMON STOCK


    There will be 57,350,878 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and the issuance and sale of 84,593 and 50,669 shares of common stock in the offering after the exercise of options by James B. Dodd and Kevin C. Childress, respectively, after giving effect to the sale of the common stock we are offering. As of January 31, 2000, there were 27,469,884 shares of common stock outstanding that were held of record or beneficially through a voting trust by approximately 108 persons.


    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for such purpose as well as any distributions to the shareholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

VOTING TRUST


    As of January 31, 2000, a portion of our outstanding common stock, totaling 27,469,884 shares and representing approximately 51.6% of the outstanding common stock prior to the offering, is held in a voting trust, for which Messrs. Fraser and Hartley serve as trustees. The voting trust is selling 2,905,378 shares of common stock in this offering, which will reduce the number of shares it holds to 24,564,506 or approximately 42.8% of our outstanding common stock after completion of the offering. A total of 18,267,220 shares, or 16,335,170 shares after the offering, assuming a pro rata allocation of shares sold by the voting trust, in the voting trust are held for the benefit of affiliates of our company. The address of each of the trustees is c/o Jeffery S. Fraser, 1811 Wakarusa Drive, Suite 100, Lawrence, Kansas 66047. The trustees have dispositive and exclusive voting power over all shares held by the voting trust, including without limitation, the right to vote for the election of directors, authorize an amendment to the articles of incorporation or bylaws, and authorize a merger or consolidation of the company. Additionally, the trustees are empowered to perform any and all acts necessary and appropriate for the organization and operation of the voting trust.


    The voting trust certificates are transferable upon surrender of the same according to the rules established by the trustees. The voting trust expires on
(a) June 30, 2018, (b) upon mutual assent of the trustees with written notification to holders of the voting trust certificates or (c) upon deadlock between the trustees and failure to remedy the deadlock after 90 days.

REGISTRATION RIGHTS

    According to the terms of an investor rights agreement between us and Hellman & Friedman, after the closing of this offering, Hellman & Friedman and its affiliates will be entitled to piggyback registration rights in connection with any registration by us of our securities for our own account or the account of other shareholders. In the event that we propose to register any shares of common stock under the federal securities laws, the holders of the piggyback registration rights are entitled to receive notice and are entitled to include their shares of common stock in the registration statement.

    At any time after we become eligible to file a registration statement on Form S-3, Hellman & Friedman and its affiliates also may require us to file an unlimited number of registration statements on Form S-3 under the federal securities laws with respect to their shares of common stock. We are not required to effect more than two such registrations in any twelve-month period.

    The registration rights of Hellman & Friedman and its affiliates terminate on the earlier of (a) the fifth anniversary of the date of this offering or
(b) the date when the shares held by them constitute less than 1% of our outstanding common stock and may be sold under Rule 144 during any three-month period. We are generally required to bear all of the expenses of all registrations under the investor rights agreement, except underwriting discounts and commissions. The registration rights agreement also contains a commitment by us to indemnify the holders of registration rights.

    According to the terms of the Asset Purchase Agreement between us and Electric Press, Inc. for the acquisition of eFed, a division of Electric Press, Inc., the shareholders of eFed are entitled to piggyback registration rights in connection with any registration by us of our securities. In the event that we propose to register any shares of common stock under the federal securities laws, the holders of the piggyback registration rights are entitled to receive notice and are entitled to include their shares of common stock in the registration statement, subject to certain limitations. The piggyback registration rights of the eFed holders terminate on the earlier of (a) the date when the shares held by them may be sold under Rule 144 and/or Rule 145 during any 90 day period, or (b) the date when all shares held by them are sold pursuant to a registration statement or under Rule 144 and/or Rule 145.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

    Provisions of our articles of incorporation and bylaws restrict transactions and business combinations between our company and an interested shareholder owning 15% or more of our outstanding voting stock, for a period of three years from the date the shareholder becomes an interested shareholder. Subject to some exceptions, unless the transaction is approved by our board of directors and the holders of at least two-thirds of our outstanding voting stock, excluding shares held by the interested shareholder, these provisions prohibit significant business transactions. These prohibited business transactions include a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested shareholder, or any other transaction that would increase the interested shareholder's proportionate ownership of our voting stock. The prohibition does not apply if, upon consummation of the transaction in which any person becomes an interested shareholder, the interested shareholder owns at least 85% of our outstanding voting stock. This calculation does not include shares held by persons who are both directors and officers or shares authorized under employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

    Our bylaws provide that all shareholder action may be effected at a duly called meeting of shareholders or by a consent in writing. The bylaws also provide that the president or secretary at the request in writing of a majority of the board of directors or at the request in writing of shareholders owning a majority of the issued and outstanding capital stock of the company entitled to vote may call a special meeting of shareholders. Furthermore, our bylaws limit the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice.

    These provisions in our articles of incorporation and bylaws will make it more difficult for our existing shareholders to replace the board of directors as well as for another party to obtain control by replacing the board of directors. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

    These and other provisions also may have the effect of deterring, preventing or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and in the policies furnished by the board of directors and to discourage types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe. Its address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (781) 575-3400.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, we will have outstanding 57,350,878 shares of common stock based upon shares outstanding at January 31, 2000, assuming no exercise of the underwriters' over-allotment option. Excluding the 4,000,000 shares of common stock offered hereby and assuming no exercise of the underwriters' over-allotment option and the issuance and sale of 84,593 and 50,669 shares of common stock in this offering after the exercise of options by James B. Dodd and Kevin C. Childress, respectively, as of the effective date of the registration statement, there will be 265,838 shares of common stock outstanding, all of which are "restricted" shares under the Securities Act. All restricted shares are subject to lock-up agreements with the underwriters pursuant to which the holders of the restricted shares have agreed not to sell, pledge or otherwise dispose of such shares for a period not to exceed 90 days after the date of this prospectus. As of the effective date, there were 35,381,461 shares subject to lock-up agreements. Credit Suisse First Boston Corporation may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Credit Suisse First Boston Corporation has no current plans to do so.


    The following table indicates approximately when the shares of our common stock that are not being sold in the offering but which will be outstanding at the time the offering is complete will be released from lock-up agreements or eligible for sale into the public market.

  ELIGIBILITY OF RESTRICTED AND LOCKED-UP SHARES FOR SALE IN THE PUBLIC MARKET

At effective date....................                        0
90 days after effective date.........               34,866,361
After 90 days post-effective date....                  780,938

    Most of the restricted shares that will become available for sale in the public market beginning 90 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 because the holders are our affiliates. The general provisions of Rule 144 are described below.

    In general, under Rule 144, any of our affiliates, or person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of the common stock, approximately 573,243 shares immediately after this offering, or

    - the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

    Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

    In addition to rights of sale under Rule 144, entities affiliated with Hellman & Friedman that will hold an aggregate of 968,460 shares of outstanding restricted securities after the offering have registration rights that would allow their shares to be freely sold through a registration statement filed under the Securities Act. See "Description of Capital Stock--Registration Rights."

    As of December 31, 1999, 9,286,754 shares were reserved for issuance under our amended and restated 1998 stock option plan, of which options to purchase 4,025,593 shares were then outstanding and 825,008 were then exercisable. After completion of this offering, options to purchase 3,890,331 shares of common stock will be outstanding assuming the issuance and sale in this offering of 84,593 and 50,669 shares of common stock after the exercise of options by James B. Dodd and Kevin C. Childress, respectively. All of these shares will be freely tradable when issued, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

LOCK-UP AGREEMENTS

    All officers and directors and some of the holders of common stock and options to purchase common stock have agreed pursuant to lock-up agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrants or other rights to purchase common stock for a period not to exceed 90 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated                , we and the selling shareholders have agreed to
sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc., Thomas Weisel Partners LLC, Banc of America Securities LLC, FAC/Equities, a division of First Albany Corporation, and George
K. Baum & Company are acting as representatives, the following respective numbers of shares of common stock:


                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Credit Suisse First Boston Corporation......................
Chase Securities Inc........................................
Thomas Weisel Partners LLC..................................
Banc of America Securities LLC..............................
FAC/Equities, a division of First Albany Corporation........
George K. Baum & Company....................................
                                                              ---------
    Total...................................................  8,100,000
                                                              =========


    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    Certain of the selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 1,215,000 additional outstanding shares from the selling shareholders at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $      per share. The
underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the public offering, the offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

                                                   PER SHARE                   TOTAL
                                            -----------------------   -----------------------
                                             WITHOUT        WITH       WITHOUT        WITH
                                              OVER-        OVER-        OVER-        OVER-
                                            ALLOTMENT    ALLOTMENT    ALLOTMENT    ALLOTMENT
                                            ----------   ----------   ----------   ----------
Underwriting discounts and commissions
  payable by us...........................   $            $            $            $
Expenses payable by us....................   $            $            $            $
Underwriting discounts and commissions
  payable by the selling shareholders.....   $            $            $            $
Expenses payable by the selling
  shareholders............................   $            $            $            $

    We, our officers and directors, the selling shareholders and other shareholders holding an aggregate of approximately 35,381,461 million shares have agreed that we and they will not offer, sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period not to exceed 90 days after the date of this prospectus, except in the case of issuances by us upon the exercise of employee stock options outstanding on the date hereof.

    Our common stock is listed on the Nasdaq National Market under the symbol "EGOV."

    We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a stabilizing or syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise, and if commenced, may be discontinued at any time.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has acted as a lead or co-manager on 131 filed public offerings of equity securities, of which 96 have been completed, and has acted as a syndicate member in an additional 64 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except that one of our directors, Governor Wilson, is a member of the board of advisors of Thomas Weisel Partners LLC and except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                          NOTICE TO CANADIAN RESIDENTS

    Resale Restrictions


    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.


    Representations of Purchasers


    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling shareholders and the dealer from whom such purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws,
(ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under "Resale Restrictions."


    Rights of Action of Ontario Purchasers

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    Enforcement of Legal Rights

    All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

    Notice to British Columbia Residents

    A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

    Taxation and Eligibility for Investment

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, San Francisco, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, the financial statements of Indian@ Interactive, Inc., Kansas Information Consortium, Inc. and Nebrask@ Interactive, Inc. as of December 31, 1996 and 1997 and for each of the years then ended and the financial statements of Arkansas Information Consortium, Inc. as of December 31, 1997 and for the year then ended included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of eFed, a Division of Electric Press, Inc., as of December 31, 1997 and 1998 and for each of the years then ended included in this Prospectus have been so included in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of SDR Technologies, Inc. and subsidiary as of December 31, 1998 and 1999 and for each of the years then ended included in this prospectus have been so included in reliance on the report of Hurley & Company, independent auditors, given on the authority of said firm as experts in auditing and accounting.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

    We have filed with Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the SEC upon payment to the SEC of prescribed fees. You may also inspect these reports and other information without charge at a Web site maintained by the SEC. The address of this site is http://www.sec.gov.

    We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC and at the SEC's regional offices at the addresses noted above. You may obtain copies of this material from the Public Reference Section of the SEC as described above, or inspect them without charge at the SEC's Web site. Our common stock has been approved for quotation on the Nasdaq National Market. You may also inspect reports, proxy and information statements and other information concerning us at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                     NATIONAL INFORMATION CONSORTIUM, INC.
                         INDEX TO FINANCIAL STATEMENTS

NATIONAL INFORMATION CONSORTIUM, INC.
    Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................     F-3
    Consolidated Balance Sheets.............................     F-4
    Consolidated Statements of Operations...................     F-5
    Consolidated Statements of Changes in Shareholders'
     Equity.................................................     F-6
    Consolidated Statements of Cash Flows...................     F-7
    Notes to Consolidated Financial Statements..............     F-8

EFED, A DIVISION OF ELECTRIC PRESS, INC.
    Report of Ernst & Young LLP, Independent Auditors.......    F-36
    Balance Sheets..........................................    F-37
    Statements of Operations................................    F-38
    Statements of Divisional Equity (Deficit)...............    F-39
    Statements of Cash Flows................................    F-40
    Notes to Financial Statements...........................    F-41
    Financial Information (unaudited).......................    F-46
    Statements of Income (unaudited)........................    F-47
    Statements of Cash Flows (unaudited)....................    F-48
    Notes to Financial Statements (unaudited)...............    F-49

SDR TECHNOLOGIES, INC. AND SUBSIDIARY
    Report of Hurley & Company, Independent Auditors........    F-50
    Consolidated Balance Sheets.............................    F-51
    Consolidated Statements of Operations...................    F-53
    Consolidated Statements of Changes in Stockholders'
     Deficit................................................    F-54
    Consolidated Statements of Cash Flows...................    F-55
    Notes to Consolidated Financial Statements..............    F-56

INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY
    Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................    F-66
    Consolidated Balance Sheets.............................    F-67
    Consolidated Statements of Income.......................    F-68
    Consolidated Statements of Changes in Shareholders'
     Equity.................................................    F-69
    Consolidated Statements of Cash Flows...................    F-70
    Notes to Consolidated Financial Statements..............    F-71

KANSAS INFORMATION CONSORTIUM, INC.
    Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................    F-77
    Balance Sheets..........................................    F-78
    Statements of Income....................................    F-79
    Statements of Changes in Shareholders' Equity...........    F-80
    Statements of Cash Flows................................    F-81
    Notes to Financial Statements...........................    F-82

ARKANSAS INFORMATION CONSORTIUM, INC.
    Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................    F-86
    Balance Sheets..........................................    F-87
    Statements of Operations................................    F-88
    Statements of Changes in Shareholders' Equity...........    F-89
    Statements of Cash Flows................................    F-90
    Notes to Financial Statements...........................    F-91

NEBRASK@ INTERACTIVE, INC.
    Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................    F-96
    Balance Sheets..........................................    F-97
    Statements of Income....................................    F-98
    Statements of Changes in Shareholders' Equity...........    F-99
    Statements of Cash Flows................................   F-100
    Notes to Financial Statements...........................   F-101

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
    Overview................................................   F-105
    Pro Forma Consolidated Statement of Operations..........   F-106
    Pro Forma Condensed Consolidated Balance Sheet..........   F-107
    Notes to Pro Forma Consolidated Financial Information...   F-108

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of National Information Consortium, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of National Information Consortium, Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
February 17, 2000

                     NATIONAL INFORMATION CONSORTIUM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,310,751   $  9,527,389
  Marketable securities.....................................           --     82,480,760
  Trade accounts receivable.................................    2,908,043      6,009,925
  Deferred income taxes.....................................           --        157,663
  Prepaid expenses..........................................       47,133        278,868
  Other current assets......................................       67,311        614,044
                                                              -----------   ------------
        Total current assets................................    4,333,238     99,068,649
Property and equipment, net.................................    1,229,415      2,998,376
Deferred income taxes.......................................           --        693,802
Other assets................................................       17,183        253,665
Intangible assets, net......................................   11,669,059     30,646,446
                                                              -----------   ------------
        Total assets........................................  $17,248,895   $133,660,938
                                                              ===========   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,376,505   $  3,804,996
  Accrued expenses..........................................      227,106        872,795
  Income taxes payable......................................       68,700         83,653
  Deferred income taxes.....................................      164,234             --
  Bank lines of credit......................................    1,023,592             --
  Capital lease obligations--current portion................      235,323        189,931
  Notes payable--current portion............................       50,000         50,000
  Application services contracts............................    1,256,000        231,969
  Other current liabilities.................................       49,465        120,469
                                                              -----------   ------------
        Total current liabilities...........................    5,450,925      5,353,813
Capital lease obligation--long-term portion.................      409,989        218,164
Notes payable--long term portion                                   50,000             --
Deferred income taxes.......................................      425,878             --
                                                              -----------   ------------
        Total liabilities...................................    6,336,792      5,571,977
                                                              -----------   ------------
Commitments and contingencies (Notes 4, 10, 13 and 20)......           --             --
Shareholders' equity:
  Common stock, no par, 200,000,000 shares authorized
    42,066,181 and 53,165,370 shares issued and
    outstanding.............................................           --             --
  Additional paid-in capital................................   19,551,646    149,035,928
  Accumulated deficit.......................................   (5,825,966)   (16,556,526)
  Accumulated other comprehensive income....................           --          1,731
                                                              -----------   ------------
                                                               13,725,680    132,481,133
  Less notes and stock subscriptions receivable.............           --        (30,000)
  Less deferred compensation expense........................   (2,813,577)    (4,362,172)
                                                              -----------   ------------
        Total shareholders' equity..........................   10,912,103    128,088,961
                                                              -----------   ------------
        Total liabilities and shareholders' equity..........  $17,248,895   $133,660,938
                                                              ===========   ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                     NATIONAL INFORMATION CONSORTIUM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
Revenues..............................................  $   996,550   $28,623,656   $ 56,966,128
Cost of revenues......................................        5,168    21,210,632     42,190,835
                                                        -----------   -----------   ------------
  Gross profit........................................      991,382     7,413,024     14,775,293
                                                        -----------   -----------   ------------
Operating expenses:
  Service development and operations..................      224,128     3,884,810      5,876,294
  Selling, general and administrative.................      660,254     4,241,780      9,212,837
  Stock compensation..................................      370,235       568,869      3,188,051
  Depreciation and amortization.......................       13,679     5,922,396     10,968,482
                                                        -----------   -----------   ------------
  Total operating expenses............................    1,268,296    14,617,855     29,245,664
                                                        -----------   -----------   ------------
Operating loss........................................     (276,914)   (7,204,831)   (14,470,371)
                                                        -----------   -----------   ------------
Other income (expense):
  Interest expense....................................           --       (88,161)      (168,872)
  Other income, net...................................          111        55,839      2,492,460
                                                        -----------   -----------   ------------
  Total other income (expense)........................          111       (32,322)     2,323,588
                                                        -----------   -----------   ------------
Loss before income taxes..............................     (276,803)   (7,237,153)   (12,146,783)
Income tax expense (benefit)..........................           --       658,813     (1,416,223)
                                                        -----------   -----------   ------------
Net loss..............................................  $  (276,803)  $(7,895,966)  $(10,730,560)
                                                        ===========   ===========   ============
Net loss per share:
  Basic and diluted...................................  $     (0.01)  $     (0.21)  $      (0.23)
                                                        ===========   ===========   ============
Weighted average shares outstanding...................   20,857,785    37,242,423     47,278,461
                                                        ===========   ===========   ============
Pro forma tax provision (unaudited)--Note 12:
  Net loss............................................  $  (276,803)  $(7,895,966)
  Pro forma provision for income taxes................       36,438    (1,516,894)
                                                        -----------   -----------
  Pro forma net loss..................................  $  (313,241)  $(6,379,072)
                                                        ===========   ===========
  Pro forma basic and diluted loss per share..........  $     (0.02)  $     (0.17)
                                                        ===========   ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                     NATIONAL INFORMATION CONSORTIUM, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                        NOTES                        ACCUMULATED
                                  COMMON STOCK         ADDITIONAL                     AND STOCK       DEFERRED          OTHER
                              ---------------------     PAID-IN      ACCUMULATED    SUBSCRIPTIONS   COMPENSATION    COMPREHENSIVE
                                SHARES      AMOUNT      CAPITAL        DEFICIT       RECEIVABLE        EXPENSE          INCOME
                              ----------   --------   ------------   ------------   -------------   -------------   --------------
BALANCE, JANUARY 1, 1997....  20,357,609     $ --     $    102,600   $    (7,552)     $     --       $        --        $   --
Net loss....................          --       --               --      (276,803)           --                --            --
Distributions to
  shareholders..............          --       --               --      (130,327)           --                --            --
Issuance of common stock to
  employees.................   1,930,600       --          524,835            --       (25,000)               --            --
                              ----------     ----     ------------   ------------     --------       -----------        ------
BALANCE, DECEMBER 31,
  1997......................  22,288,209       --          627,435      (414,682)      (25,000)               --            --
Common stock issued in
  exchange..................  19,255,155       --       18,539,814            --            --                --            --
Net loss....................          --       --               --    (7,895,966)           --                --            --
Distributions to
  shareholders..............          --       --               --      (838,367)           --                --            --
Termination of Subchapter S
  election..................          --       --       (3,323,049)    3,323,049            --                --            --
Issuance of common stock to
  employees.................     522,817       --          583,333            --            --                --            --
Stock options granted with
  exercise price less than
  fair market value at date
  of grant..................          --       --        3,124,113            --            --        (2,855,390)           --
Deferred compensation
  expense recognized........          --       --               --            --            --            41,813            --
Stock subscriptions
  received..................          --       --               --            --        25,000                --            --
                              ----------     ----     ------------   ------------     --------       -----------        ------
BALANCE, DECEMBER 31,
  1998......................  42,066,181       --       19,551,646    (5,825,966)           --        (2,813,577)           --
Net loss....................          --       --               --   (10,730,560)           --                --            --
Stock options granted with
  exercise price less than
  fair market value at date
  of grant..................          --       --        3,436,752            --            --        (3,144,152)           --
Stock options exercised.....     122,954       --          177,018            --            --                --            --
Stock options cancelled.....          --       --         (274,056)           --            --           274,056            --
Deferred compensation
  expense recognized........          --       --               --            --            --         1,321,501            --
Issuance of common stock to
  employees.................     370,235       --        2,198,950            --      (250,000)               --            --
Issuance of common stock
  from initial public
  offering, net of
  expenses..................  10,000,000       --      109,439,618            --            --                --            --
Issuance of common stock to
  acquire business..........     606,000       --       14,506,000            --            --                --            --
Stock subscriptions
  received..................          --       --               --            --       220,000                --            --
Unrealized holding gain on
  marketable securities.....          --       --               --            --            --                --         1,731
                              ----------     ----     ------------   ------------     --------       -----------        ------
BALANCE, DECEMBER 31,
  1999......................  53,165,370     $ --     $149,035,928   $(16,556,526)    $(30,000)      $(4,362,172)       $1,731
                              ==========     ====     ============   ============     ========       ===========        ======


                                 TOTAL
                              ------------
BALANCE, JANUARY 1, 1997....  $     95,048
Net loss....................      (276,803)
Distributions to
  shareholders..............      (130,327)
Issuance of common stock to
  employees.................       499,835
                              ------------
BALANCE, DECEMBER 31,
  1997......................       187,753
Common stock issued in
  exchange..................    18,539,814
Net loss....................    (7,895,966)
Distributions to
  shareholders..............      (838,367)
Termination of Subchapter S
  election..................            --
Issuance of common stock to
  employees.................       583,333
Stock options granted with
  exercise price less than
  fair market value at date
  of grant..................       268,723
Deferred compensation
  expense recognized........        41,813
Stock subscriptions
  received..................        25,000
                              ------------
BALANCE, DECEMBER 31,
  1998......................    10,912,103
Net loss....................   (10,730,560)
Stock options granted with
  exercise price less than
  fair market value at date
  of grant..................       292,600
Stock options exercised.....       177,018
Stock options cancelled.....            --
Deferred compensation
  expense recognized........     1,321,501
Issuance of common stock to
  employees.................     1,948,950
Issuance of common stock
  from initial public
  offering, net of
  expenses..................   109,439,618
Issuance of common stock to
  acquire business..........    14,506,000
Stock subscriptions
  received..................       220,000
Unrealized holding gain on
  marketable securities.....         1,731
                              ------------
BALANCE, DECEMBER 31,
  1999......................  $128,088,961
                              ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                     NATIONAL INFORMATION CONSORTIUM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                1997         1998           1999
                                                              ---------   -----------   -------------
Cash flows from operating activities:
  Net loss..................................................  $(276,803)  $(7,895,966)  $ (10,730,560)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................     13,679     5,922,396      10,968,482
    Compensation expense recognized related to sale of
      common stock..........................................    370,235       258,333       1,573,950
    Compensation expense recognized related to stock
      options...............................................         --       310,536       1,614,101
    (Gain) loss on disposals of property and equipment......      1,200       (12,639)           (312)
    Accretion of discount on marketable securities..........         --            --      (1,968,000)
    Application services contracts..........................         --     1,256,000      (1,024,031)
    Deferred income taxes...................................         --       590,113      (1,441,577)
  Changes in operating assets and liabilities, net of
    effects of acquisitions:
      (Increase) in trade accounts receivable...............     (1,471)      (21,980)     (2,305,126)
      (Increase) decrease in prepaid expenses...............    (21,849)        3,335        (231,735)
      (Increase) in other current assets....................         --       (54,956)       (367,714)
      (Increase) in other assets............................         --        (8,103)       (223,269)
      Increase (decrease) in accounts payable...............     56,681      (184,889)      1,184,597
      Increase in income taxes payable......................         --        68,700          14,953
      Increase in accrued expenses..........................     19,199        80,472         575,692
      Increase in other current liabilities.................     17,119        43,034          71,004
                                                              ---------   -----------   -------------
  Net cash provided by (used in) operating activities.......    177,990       354,386      (2,289,545)
                                                              ---------   -----------   -------------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (112,521)     (255,203)     (1,765,692)
  Proceeds from disposals of property and equipment.........      5,026        42,736          26,458
  Proceeds from notes receivable from shareholders..........         --        55,000              --
  Capitalized software development costs....................         --            --        (145,260)
  Purchases of marketable securities........................         --            --    (186,406,450)
  Maturities of marketable securities.......................         --            --      88,607,000
  Sales of marketable securities............................         --            --      17,282,104
  Acquisition of business...................................         --            --     (15,146,544)
  Cash of acquired companies................................         --       764,908              --
                                                              ---------   -----------   -------------
  Net cash provided by (used in) investing activities.......   (107,495)      607,441     (97,548,384)
                                                              ---------   -----------   -------------
Cash flows from financing activities:
  Net proceeds from initial public offering of common
    stock...................................................         --            --     109,439,618
  Proceeds from bank lines of credit........................         --     1,190,285       1,251,000
  Payments on bank lines of credit..........................         --      (270,084)     (2,274,592)
  Proceeds from notes payable...............................     29,942            --              --
  Payments on notes payable.................................         --       (29,942)       (842,778)
  Payments on capital lease obligations.....................         --      (101,533)       (237,217)
  Payments on debentures payable............................         --      (130,130)             --
  Distributions to shareholders.............................   (130,327)     (588,367)             --
  Proceeds from issuance of common stock to employees.......    129,600        75,000         321,518
  Proceeds from exercise of employee stock options..........         --            --         177,018
  Proceeds from subscriptions receivable....................         --        25,000         220,000
                                                              ---------   -----------   -------------
  Net cash provided by financing activities.................     29,215       170,229     108,054,567
                                                              ---------   -----------   -------------
Net increase in cash and cash equivalents...................     99,710     1,132,056       8,216,638
Cash and cash equivalents, beginning of year................     78,985       178,695       1,310,751
                                                              ---------   -----------   -------------
Cash and cash equivalents, end of year......................  $ 178,695   $ 1,310,751   $   9,527,389
                                                              =========   ===========   =============
Other cash flow information:
  Interest paid.............................................  $      --   $    54,707   $     168,872
                                                              =========   ===========   =============
  Income taxes paid.........................................  $      --   $        --   $     117,000
                                                              =========   ===========   =============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                     NATIONAL INFORMATION CONSORTIUM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND BASIS OF PRESENTATION

    National Information Consortium, Inc. (the "Company" or "NIC") was formed on December 18, 1997, for the sole purpose of effecting a common stock exchange offer (the "Exchange Offer") to combine under common ownership five separate affiliated entities under which the Company conducted its business operations. The five companies were National Information Consortium USA, Inc.
("NIC/USA"), Kansas Information Consortium, Inc. ("KIC"), Indiana
Interactive, Inc. ("III"), Nebraska Interactive, Inc. ("NII") and Arkansas Information Consortium, Inc. ("AIC"). The Exchange Offer was consummated on March 31, 1998, and has been accounted for as a business combination. NIC/USA is the entity whose shareholders received the largest portion of the Company's common stock shares and was treated as the accounting acquirer with the purchase method of accounting being applied to the four other companies (see Note 3). The accompanying consolidated financial statements reflect the acquisitions on March 31, 1998, with the results of operations and cash flows subsequent to that date reflecting the results of all the companies, and prior to that date only the operations of
NIC/USA.

    NIC provides federal, state and local governments with e-government services, including a broad range of software and applications. NIC helps governments use the Internet by building Web sites and applications that allow businesses and citizens to access government information and to complete government-based transactions online. Some examples of applications include: professional license renewals, Internet tax filings, driver's license and motor vehicle record searches, automated UCC file searches and automobile registration renewals. The Company's primary business activity is to design, build and operate Internet-based portals on behalf of state and local governments desiring to provide access to government information and to complete government-based transactions online. Operating under multiple-year contracts (see Note 6), NIC markets the services and solicits users to complete government-based transactions and to enter into subscriber contracts permitting the user to access the portal and the government information contained therein in exchange for transactional and/or subscription user fees. The Company is responsible for funding up front investment and ongoing operational costs of the government portals. In addition, the Company enters into service contracts to provide consulting, development and management services to government portals in exchange for a negotiated fee. As of December 31, 1999, NIC had signed portal contracts with Arkansas, Georgia, Idaho, Indiana, Indianapolis and Marion County (Indiana), Iowa, Kansas, Maine, Nebraska, Utah and Virginia.

    On September 15, 1999, NIC acquired the net assets of the business of eFed, a provider of Internet-based procurement software and services for the government. eFed designs, develops and manages online procurement software and services for federal and state government markets. eFed was a division of privately held Reston, Virginia-based Electric Press, Inc. The acquisition was accounted for as a purchase and the results of eFed's operations are included in the Company's consolidated statements of operations from the date of acquisition (see Note 4).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements consolidate NIC/USA with its wholly-owned subsidiaries for periods prior to the Exchange Offer and the Company together with all of its direct and indirect wholly owned subsidiaries, including NIC/USA, for periods subsequent to the Exchange

                     NATIONAL INFORMATION CONSORTIUM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Offer. All significant intercompany balances and transactions have been eliminated. The Company and NIC/USA had no partially owned subsidiaries at December 31, 1999.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist primarily of commercial bank deposits and money market funds with original maturities of one month or less.

    MARKETABLE SECURITIES

    The Company's marketable securities are classified as available-for-sale and consist of short-term U.S. government obligations and corporate debt securities. These investments are stated at fair value with any unrealized holding gains or losses included as a component of shareholders' equity as accumulated other comprehensive income or loss until realized. The cost of securities sold is based on the specific identification method. The fair values of the company's marketable securities are based on quoted market prices at the reporting date.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of 8 years for furniture and fixtures, 3-10 years for equipment, 3-5 years for purchased software and the lesser of the term of the lease or 5 years for leasehold improvements. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

    The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

    INTANGIBLE ASSETS

    At each balance sheet date, the Company assesses the value of recorded goodwill and other intangible assets for possible impairment based primarily on the ability to recover the balances from expected future cash flows on an undiscounted basis. If the sum of the expected future cash flows on an undiscounted basis is less than the carrying amount of the intangible asset, an impairment loss would be recognized for the amount by which the carrying value of the intangible asset exceeds its estimated fair value. The Company has not recorded any provisions for possible impairment of goodwill or intangible assets.

                     NATIONAL INFORMATION CONSORTIUM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." eFed develops Internet-based procurement software products for license to federal, state and local governments. Capitalized software development costs are included in intangible assets, net, in the consolidated balance sheet. Software development costs are amortized on a straight-line basis over the estimated economic life of the software, generally three years, commencing when each product is available for general release. Capitalized software development costs since the date of acquisition of eFed were $145,260, which have not begun to be amortized at December 31, 1999.

    INTERNAL USE SOFTWARE

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. SOP 98-1 became effective January 1, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's consolidated financial statements.

    REVENUE RECOGNITION

    The Company recognizes revenue from providing electronic government portal services (primarily information access and filing fees) when the services are provided. The costs that the Company pays state agencies for data access are accrued as cost of revenues and accounts payable at the time revenue from the sale of public information is recognized. The Company must remit a certain amount or percentage of these fees to government agencies regardless of whether the Company ultimately collects the fees. Filing fees are becoming a more significant portion of the Company's government portal services, but were not material in 1999 and prior years. The Company intends to recognize these revenues net of the portion paid to the government beginning in the year 2000.

    Revenue from service contracts to provide consulting, development and management services to government portals is recognized as the services are provided at rates provided for in the contract.

    eFed recognizes revenues from license agreements upon delivery and acceptance of the software application if there is persuasive evidence of an arrangement, collection of the resulting receivable is probable, the fee is fixed or determinable, and there is sufficient vendor-specific objective evidence to support allocating the total fee to all elements of these license arrangements. Where agreements provide for evaluation or customer acceptance, revenue is recognized upon the completion of the evaluation process and acceptance of the software by the customer.

    eFed recognizes revenues from professional services as the services are provided. If a transaction includes both license and service elements, the license fee is recognized on delivery and acceptance of the software, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to additional acceptance criteria. In cases where license fee payments are contingent on the acceptance of services, recognition of revenues is deferred for both the license and the service elements until the acceptance criteria are met. Software maintenance revenues are recognized ratably over the term of the support contract, typically one year.

                     NATIONAL INFORMATION CONSORTIUM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company has an application services division that develops applications to automate certain government back-office processes to facilitate electronic access. The Company recognizes revenues from application service contracts on the percentage of completion method, utilizing labor hours incurred to date as compared to the estimated total labor hours for each contract. Any anticipated losses on contracts are charged to operations as soon as they are determinable. In the fourth quarter of 1998, the Company determined that the balance of revenues remaining to be recognized under existing application service division contractual obligations was not expected to cover anticipated costs of developing and implementing the related applications and accrued $1,256,000 for the expected loss. The Company accrued an additional $1,125,000 of anticipated losses in 1999 based on revised estimates. The provision for anticipated losses was determined on an individual contract basis. The Company expects substantially all of its existing application service contractual commitments will be satisfied by the third quarter of 2000. At December 31, 1999, the Company's remaining accrual was approximately $232,000 which management believes is adequate. Because of the inherent uncertainties in estimating the costs of completion, it is at least reasonably possible that the estimates will change within the near term.

    INCOME TAXES

    The Company changed its income tax status from an S corporation to a C corporation on July 1, 1998. The Company, along with its subsidiaries, files a consolidated federal income tax return.

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

    SERVICE DEVELOPMENT AND OPERATIONS COSTS

    The Company expenses as incurred the employee costs to develop, operate and maintain the government portals. These costs are included in service development and operations expense in the consolidated statements of operations.

    APPLICATION DEVELOPMENT COSTS

    As discussed above, the Company, through a development division, is developing applications under customer contracts that automate certain government back-office processes to facilitate electronic access. Costs incurred to meet customer contractual commitments to develop these applications are considered costs of performance under the contracts and have been expensed as incurred. These costs are included in service development and operations expense in the consolidated statements of operations.

    STOCK-BASED COMPENSATION

    The Company has elected to account for its stock-based compensation plan using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." SFAS
No. 123, "Accounting for Stock-Based Compensation," establishes

                     NATIONAL INFORMATION CONSORTIUM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounting and disclosure requirements using a fair-value-based method of accounting for stock-based compensation plans. The Company has elected the method of accounting prescribed by APB No. 25 as described above, and has adopted the disclosure requirements of SFAS No. 123.

    Accordingly, the Company records as compensation expense the amount by which the fair value of common stock sold to employees and consultants exceeds the amount paid. Any excess of fair value of the price of common stock over the exercise price for options granted to employees is recorded as deferred compensation expense within shareholders' equity and amortized as expense ratably over the vesting period.

    COMPREHENSIVE LOSS

    Effective January 1, 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The Company has no material components of other comprehensive income or loss and, accordingly, the Company's comprehensive loss is approximately the same as its net loss for all periods presented.

    LOSS PER SHARE

    The Company computes net loss per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Under SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Diluted net loss per share is the same as basic net loss per share because common stock issuable upon exercise of employee stock options is antidilutive.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. The Company limits its exposure to credit loss by depositing its cash and cash equivalents with high credit quality financial institutions. The Company is subject to concentrations of credit risk and interest rate risk related to its short-term marketable securities. The Company's credit risk is managed by limiting the amount of investments placed with any one issuer, investing primarily in debt instruments of the U.S. Government and its agencies and high quality corporate issues generally with maturities of one year or less. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral to secure accounts receivable. Due to the high credit worthiness of the Company's customers, consisting mainly of data resellers and insurance companies, the Company considers accounts receivable to be fully collectible. Accordingly, no allowance for doubtful accounts is required. The Company has not experienced any significant credit losses.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements

                     NATIONAL INFORMATION CONSORTIUM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SEGMENT REPORTING

    SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," became applicable to the Company during the year ended
December 31, 1999. SFAS No. 131 uses the "management" approach, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's segments. SFAS No. 131 also requires disclosures about products and services, geographical areas and major customers. The adoption of SFAS No. 131 did not affect the Company's results of operations or financial position (see Note 18).

3. ACCOUNTING FOR THE EXCHANGE OFFER

    On March 31, 1998, the Company exchanged its common shares for the common shares of five affiliated business units: NIC/USA, KIC, III, NII and AIC. Starting in 1991 with the state of Kansas, the Company's founders established an S corporation for business conducted within each state in which it was awarded a contract. By 1996, the Company had expanded into four states and decided to pursue future business opportunities through NIC/USA, leaving the four other business units to pursue opportunities solely within those states.

    Ownership of the five affiliated business units was similar, but not identical, leading to the conclusion to account for the Exchange Offer as a business combination. Prior to consummating the Exchange Offer, the Company was a holding company with no operations of its own. Exchange ratios were determined proportionately based on estimated 1998 pretax earnings for each company. No appraisal of fair market value of the separate companies was obtained. Management determined the fair value of the consolidated company on March 31, 1998 was $40 million. The fair value was allocated to each of the business units based upon proportional values agreed to by the shareholders in consummating the Exchange Offer.

    Shareholders of NIC/USA, III, KIC, AIC and NII received 22,288,209, 10,099,461, 4,179,039, 3,032,009 and 1,944,646 shares of the Company's common shares which were valued for purchase accounting at $21,460,187, $9,724,259, $4,023,785, $2,919,368 and $1,872,401, respectively. As the shareholders of NIC/USA received 54% of the Company's common shares, NIC/USA was treated as the acquirer in applying purchase accounting.

    The cost of the acquired business units of $18,539,813 was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the Exchange Offer date. The fair value of net tangible assets, consisting primarily of cash, accounts receivable, property and equipment, accounts payable and debt, approximated historical carrying amounts. The sole identifiable intangible asset relates to the government contracts and was valued at the net present value of projected future cash flows over the lives of the existing contracts discounted by 15%. Developed applications were not assigned a value because each state has a perpetual right of use license to applications developed if the Company's relationship is terminated. The remainder of the

                     NATIONAL INFORMATION CONSORTIUM, INC.

3. ACCOUNTING FOR THE EXCHANGE OFFER (CONTINUED) cost was allocated to goodwill. The purchase price and allocation by acquired business unit and in total is summarized as follows:

                                       III          KIC          AIC          NII          TOTAL
                                    ----------   ----------   ----------   ----------   -----------
Fair market value at March 31,
  1998                              $9,724,259   $4,023,785   $2,919,368   $1,872,401   $18,539,813
                                    ==========   ==========   ==========   ==========   ===========
Allocated to:
  Tangible net assets.............     464,766      311,159      304,529      108,897     1,189,351
  Contract intangibles............   1,911,321      433,611      447,994      672,387     3,465,313
  Goodwill........................   7,348,172    3,279,015    2,166,845    1,091,117    13,885,149
                                    ----------   ----------   ----------   ----------   -----------
                                    $9,724,259   $4,023,785   $2,919,368   $1,872,401   $18,539,813
                                    ==========   ==========   ==========   ==========   ===========
Government contract expiration
  date                                 8/31/00     12/31/99      6/30/00      1/31/02

    As a result of rapid technological changes occurring in the Internet industry and the intense competition for qualified Internet professionals, recorded contract intangibles and goodwill are amortized on a straight-line basis over the life of the then existing contracts. There can be no assurance the contracts will be renewed when they expire at terms that will be beneficial to the Company. At the time of the Exchange Offer, the Company and each of the business units were S corporations. The Exchange Offer was tax free to the shareholders. The historical tax basis in the assets and liabilities carries over to the Company, and the amortization of the goodwill and contract intangibles is not deductible for income tax purposes.

4. BUSINESS ACQUISITION

    On September 15, 1999, NIC acquired the net assets of the business of eFed, a provider of Internet-based procurement software and services for the government. eFed designs, develops and manages online procurement software and services for federal and state markets. eFed was a division of privately held Reston, Virginia-based Electric Press, Inc. The acquisition was accounted for as a purchase and the results of eFed's operations are included in the Company's consolidated statements of operations from the date of acquisition. The total purchase price for the business was approximately $29.5 million. Total consideration included $15 million in cash from the proceeds of NIC's initial public offering and the issuance of 606,000 shares of unregistered common stock with a fair value of approximately $14.5 million. The fair value of the common shares was determined based on the average closing market price of NIC's common stock three days before, the day of, and three days after the September 13, 1999 announcement date of the acquisition.

    Additional consideration is also payable through the end of calendar year 2003 if eFed's financial results exceed certain targeted levels, which have been set substantially above the historical experience of eFed at the time of acquisition. On or before March 31, 2000 and annually thereafter to March 31, 2004, NIC will issue up to an additional 606,000 shares of common stock (or at the Company's option, the cash equivalent) if eFed achieves certain revenue targets. Consideration will be payable only if eFed's cumulative revenues exceed $10 million with the full amount due if cumulative revenues reach $200 million by the end of 2003. The amount of consideration due annually will be based on a percentage determined by dividing cumulative revenue to date by $200 million and subtracting any contingent consideration paid in a prior period. Similarly, NIC will issue a presently indeterminable number of additional shares of common stock if eFed's cumulative earnings before interest, income

                     NATIONAL INFORMATION CONSORTIUM, INC.

4. BUSINESS ACQUISITION (CONTINUED)
taxes, depreciation and amortization ("EBITDA") exceeds $10 million up to a maximum of $110 million by the end of 2003. In this instance, the contingent consideration will only be paid in common stock and the number of potential shares will be determined by dividing $10 million by the average of the Company's closing common stock price for the five trading days immediately preceding the first EBITDA payment date. An EBITDA payment date will not occur unless eFed reaches $10 million in cumulative EBITDA in the measurement period. Such consideration, if payable, will be recorded as additional purchase price.

    Of the 606,000 shares of common stock issued to the shareholders of Electric Press to affect the acquisition, 515,100 shares were issued as restricted stock and 90,900 shares were delivered to an escrow account. The restricted stock is subject to cancellation in whole or in part if certain representations, warranties and obligations under the purchase agreement are not satisfied. If such obligations are satisfied, 499,950 shares become unrestricted one year after the closing date and 15,150 shares become unrestricted two years after the closing date. The 90,900 escrowed shares are to be held in escrow until certain existing government contracts listed in the purchase agreement are assigned to NIC or are replaced by alternative agreements to provide the same services to the same governmental agencies. Management expects eFed to satisfy such obligations and that such government contracts will be assigned to NIC or replaced by similar alternative agreements.

    The total purchase price of approximately $29.5 million was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the closing date. The fair value of net tangible assets acquired, consisting primarily of accounts receivable, property and equipment, accounts payable and other accrued expenses, totaled $816,000 and approximated historical carrying amounts. The sole identifiable intangible asset relates to eFed's Internet procurement software. This asset was valued at approximately $21.8 million based on the net present value of projected future net cash flows from licensing the software over its estimated three-year life discounted by 15%. The remainder of the cost was allocated to goodwill. The goodwill is being amortized on a straight-line basis over three years.

5. ACQUISITION PRO FORMA INFORMATION

    The following unaudited pro forma consolidated amounts for the year ended December 31, 1998 give effect to the acquisitions of the business units in the Exchange Offer and the acquisition of eFed as if they had occurred on January 1, 1998, using the amortization of goodwill and intangibles the Company has recorded for periods subsequent to completing the transactions. The following unaudited pro forma consolidated amounts for the year ended
December 31, 1999 give effect to the acquisition of eFed as if the acquisition had occurred on January 1, 1998.

                                                     YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                       1998           1999
                                                   ------------   ------------
Revenues.........................................  $ 38,177,141   $ 59,306,306
Operating loss...................................   (15,626,238)   (21,047,543)
Net loss.........................................   (13,801,255)   (14,753,107)
Basic and diluted loss per share.................  $      (0.31)  $      (0.30)
Weighted average shares outstanding..............    43,920,054     48,435,330

                     NATIONAL INFORMATION CONSORTIUM, INC.

6. GOVERNMENT PORTAL CONTRACTS

    Each of the Company's government portal contracts generally has an initial term of three to five years. The Company enters into separate agreements with various agencies and divisions of the government to provide specific services and to conduct specific transactions. These agreements preliminarily establish the pricing of the electronic transactions and data access services the Company provides and the division of revenues between the Company and the government agency. The government must approve prices and revenue sharing agreements. The Company owns all the applications developed under these contracts. After completion of a defined contract term, the government agency typically receives a perpetual, royalty-free license to the applications for use only. If the Company's contract is not renewed after a defined term the government agency would be entitled to take over the portal in place with no future obligation of the Company. In some cases, the Company provides management services to government-owned portals in exchange for an agreed-upon fee.

    The following is a summary of the significant terms of operating agreements that Company's larger business units have entered into with government agencies.

    VIRGINIA INTERACTIVE, INC. (VI)

    On July 30, 1997, VI, a wholly owned subsidiary of NIC/USA, entered into a contract to provide electronic government services to the Virginia Information Providers Network Authority (the "Virginia Authority"). VI is responsible for managing and marketing the government portal as well as funding up front investment and ongoing operational costs. The contract is for a period of five years, commencing September 1, 1997, with the Virginia Authority having a five-year renewal option. If the Virginia Authority extends the contract through 2007, it is entitled to a perpetual license for applications developed at no additional compensation to VI.

    User fees received by the VI business unit are disbursed (1) first for the payment of operating expenses (primarily telecommunication costs), (2) then to the Virginia Authority in accordance with interagency agreements negotiated by VI on behalf of the Virginia Authority and for the reasonable and necessary expenses of the Virginia Authority, and (3) then all remaining funds to VI.

    INDIANA INTERACTIVE, INC. (III)

    The III business unit develops, operates, maintains and expands electronic government services for electronic access to public information for the Access Indiana Information Network ("AIIN"). AIIN is a State of Indiana government instrumentality created by the Indiana legislature for the purpose of providing electronic access to state, county and local information required by Indiana businesses and citizens. III is responsible for managing and marketing the government portal as well as funding up-front investment and ongoing operational costs. The contract with AIIN and the interagency agreements with various government agencies include limitations and provisions for the rates III can charge and the amount of remuneration to AIIN and each government agency. The initial contract expires September 2000 but may be renewed, or amended and renewed, for up to an additional five years. AIIN is entitled to a perpetual for use only license to the applications developed for no additional compensation to III.

    III's wholly-owned subsidiary, City-County Interactive, L.L.C. (the "Subsidiary"), was formed in 1997 to provide electronic government services for CivicNet, formerly CivicLink, the electronic gateway

                     NATIONAL INFORMATION CONSORTIUM, INC.

6. GOVERNMENT PORTAL CONTRACTS (CONTINUED) service for the city of Indianapolis and Marion County, Indiana. In addition, the Subsidiary is to further operate, manage and expand CivicNet.

    In connection with the revenues generated under the contract with AIIN, AIIN receives 2% of gross revenues per annum, before all other payments. The data-providing entities are then paid in accordance with interagency agreements. The remaining balance is retained by III.

    ARKANSAS INFORMATION CONSORTIUM, INC. (AIC)

    AIC serves as a provider of electronic government services, by a contract signed in July 1997 between AIC and the Information Network of Arkansas ("INA"), a public instrumentality created by legislation in the State of Arkansas (the "State"). AIC is responsible for managing and marketing the government portal as well as funding up-front investment and ongoing operational costs. The contract is for one three-year term through June 30, 2000, with four one-year renewals at the option of INA. If the State decides to extend the contract through June 30, 2003, or at anytime thereafter, the INA shall be entitled to a perpetual for use only license to the applications developed for no additional compensation to AIC. Prior to June 30, 2003, the INA reserves the right to negotiate terms to license the applications.

    Network transaction fees received pursuant to the agreement with INA are disbursed first for payment of certain operating expenses for the government portal (primarily telecommunication costs). Five percent of the amount by which gross revenues for the portal exceed the amount payable to government agencies is then distributed to the INA. The balance is retained by AIC.

    KANSAS INFORMATION CONSORTIUM, INC. (KIC)

    KIC was incorporated August 15, 1991 to serve as a provider of electronic government services to develop, operate, maintain and expand a government portal for electronic access to public information for the Information Network of Kansas ("INK"). INK is a State of Kansas government instrumentality created by the Kansas legislature for the purpose of providing electronic access to state, county and local information required by Kansas businesses and citizens. KIC is responsible for managing and marketing the government portal as well as funding up-front investment and ongoing operational costs. The contract with INK includes limitations and provisions for the rates KIC can charge and the amount of remuneration to INK and each government agency. The contract was to expire on December 31, 1999, but was renewed until December 31, 2002, unless earlier terminated by INK for cause. INK shall have the option, upon termination or expiration of the contract, to require KIC to provide electronic government services in accordance with the terms of the contract for a period of up to twelve months from the time of the expiration or notification of termination. INK is entitled to a perpetual for use only license to the applications developed for no additional compensation to KIC.

    In connection with the revenues generated under the contract with INK, INK receives 2.0% of gross revenue, per annum, payable monthly, before all other payments. KIC may then receive a 25.0% rate of return per annum on its risk capital from net income before taxes. The remaining net income before taxes is shared 66.7% with KIC and 33.3% with INK. Risk capital is defined in the contract as the sum of paid-in capital, corporate loans with a payback period exceeding one year, and noncancellable obligations under corporate leases.

                     NATIONAL INFORMATION CONSORTIUM, INC.

6. GOVERNMENT PORTAL CONTRACTS (CONTINUED)
    NEBRASKA INTERACTIVE, INC. (NII)

    NII was incorporated November 22, 1994 for the purpose of operating as a provider of electronic government services for the public information portal of the State of Nebraska ("Nebraska Online"). NII developed and operates the public information portal to provide businesses and citizens with electronic access to state, county and local information via the Internet. NII is responsible for managing and marketing the portal as well as funding up-front investment and ongoing operational costs.

    On December 3, 1997, NII entered into a contract with the Nebraska State Records Board ("NSRB") to provide electronic government services to enhance, operate, maintain and expand the existing portal that was developed by NII under its 1995 contract with the Nebraska Library Commission ("NLC") and various government agencies. The contract includes limitations and provisions for the rates NII can charge and the amount of remuneration to each government agency. The contract will expire on January 31, 2002 unless earlier terminated by the NSRB for cause. The NSRB shall have the option, upon termination or expiration of the contract, to require NII to provide electronic government services in accordance with the terms of the contract for a period of up to twelve months from the time of the expiration or notice of termination, whichever is earlier. On January 1, 2002, the NSRB will be entitled to a perpetual for use only license to the applications developed for no additional compensation to NII.

    In connection with the revenues generated under the contract with the NSRB, the NSRB receives 4.5% of the first $89,000 in gross profit and 2% of gross profit thereafter. Gross profit is defined in the contract as the difference between NII's gross revenues and amounts paid to government agencies and for certain telecommunication expenses.

    NATIONAL INFORMATION CONSORTIUM U.S.A., INC. (NIC/USA)

    A service contract was entered into between NIC/USA and the GeorgiaNet Authority ("GANET"), an agency of the State of Georgia, on September 15, 1996. Pursuant to the contract, NIC/USA must dedicate a minimum number of full time employees to assist GANET in creating and providing an information access program. Pursuant to the contract, GANET is entitled to a perpetual use license to the applications developed at no additional compensation to NIC/USA. However, if GANET terminates the contract prior to September 2001, GANET must pay NIC/USA a fee ranging from $500,000 to $1,000,000 (based on the date of termination) in order to receive a license for the applications. The contract must be renewed by GANET on a yearly basis. In the event fees received by GANET from its customers are insufficient to cover its obligations to NIC/USA, the contract shall terminate without further obligation of GANET.

    In connection with the revenues generated under the contract with GANET, GANET pays
NIC/USA $800,000 per year, in equal amounts of $200,000 on a quarterly basis. In addition, GANET pays NIC/USA 5% of gross GANET revenues from non-bulk fees per quarter.

    NEW ENGLAND INTERACTIVE, INC. (NEI)

    NEI was incorporated in 1999 for the purpose of operating as a provider of electronic government services for the New England region. On April 15, 1999, NEI entered into a three-year contract, with two two-year renewal periods, with the State of Maine to develop and operate Maine's government portal that will provide electronic transactions and expanded access to public information. Under the

                     NATIONAL INFORMATION CONSORTIUM, INC.

6. GOVERNMENT PORTAL CONTRACTS (CONTINUED) contract, NEI will fund initial investment and ongoing operational costs. Upon completion of the initial contractual term in April 2002, the State of Maine will be entitled to a perpetual for use only license for the applications NEI developed, with no additional compensation due to NEI.

    In connection with the revenues generated under the contract, NEI is entitled to retain any revenues remaining after payment of all network operating expenses, statutory fees for retrieval of public information and various other expenses.

    UTAH INTERACTIVE, INC. (UII)

    UII was formed in 1999 to provide electronic access to public records in Utah. In May 1999, UII entered into a contract with the State of Utah (the "State") to provide coordinated network development and management for the State's online government services. The contract extends to May 2003 with the option for three two-year renewal periods. Under the contract, UII will fund initial investment and ongoing operational costs. Upon completion of the initial four-year term of the contract, or if the contract is terminated by the State for cause, the State will be entitled to a perpetual for use only license for the applications UII developed, with no additional compensation due to UII.

    In connection with the revenues generated under the contract, UII retains any revenues that remain after payment of all network operating expenses, statutory fees for retrieval of public information and various other expenses.

    IDAHO INFORMATION CONSORTIUM, INC.(IIC)

    IIC was incorporated in July 1999 for the purpose of operating as a provider of electronic government services for the State of Idaho. On December 7, 1999, IIC entered into a three-year contract, with two two-year renewal periods, with the State of Idaho to develop and operate Idaho's government portal, Access Idaho, which will provide electronic transactions and expanded access to public information. Under the contract, IIC will fund initial investment and ongoing operational costs. Upon termination or expiration of the contract, the State of Idaho will be entitled to a perpetual for use only license for the applications IIC developed, with no additional compensation due to IIC.

    In connection with the revenues generated under the contract, IIC is entitled to retain any revenues remaining after payment of all network operating expenses, statutory fees for retrieval of public information and various other expenses.

                     NATIONAL INFORMATION CONSORTIUM, INC.

7. MARKETABLE SECURITIES

    The Company held no marketable securities prior to the completion of its initial public offering of common stock on July 20, 1999. The fair value of marketable debt securities as of December 31, 1999 is as follows:

U.S. government obligations.................................  $12,252,850
Corporate debt securities...................................   70,227,910
                                                              -----------
                                                              $82,480,760
                                                              ===========

    All marketable debt securities held by the Company at December 31, 1999 mature within one year. Gross realized gains and losses and unrealized holding gains and losses through December 31, 1999 were not significant.

8. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at December 31:

                                                          1998         1999
                                                       ----------   ----------
Furniture and fixtures...............................  $  210,209   $  652,411
Equipment............................................   1,530,636    3,192,576
Purchased software...................................     101,484      281,481
Leasehold improvements...............................      39,285      163,556
                                                       ----------   ----------
                                                        1,881,614    4,290,024
Less accumulated depreciation........................     652,199    1,291,648
                                                       ----------   ----------
                                                       $1,229,415   $2,998,376
                                                       ==========   ==========

    Depreciation expense for the years ended December 31, 1997, 1998 and 1999, was $13,559, $236,699 and $581,416, respectively.

9. INTANGIBLE ASSETS

    Intangible assets consisted of the following at December 31:

                                                        1998          1999
                                                     -----------   -----------
Goodwill...........................................  $13,885,149   $21,302,573
Software intangible................................           --    21,790,000
Contract intangibles...............................    3,465,313     3,465,313
Software development costs.........................           --       145,260
                                                     -----------   -----------
                                                      17,350,462    46,703,146
Less accumulated amortization......................    5,681,403    16,056,700
                                                     -----------   -----------
                                                     $11,669,059   $30,646,446
                                                     ===========   ===========

                     NATIONAL INFORMATION CONSORTIUM, INC.

10. BANK LINES OF CREDIT AND OTHER DEBT OBLIGATIONS

    NIC/USA has a $1,000,000 operating line of credit from a bank that bears interest at the bank's index rate (8.5% at December 31, 1999). The expiration date on the line is April 30, 2000. At December 31, 1998 and 1999, $370,000 and $0, respectively, was outstanding on the line. The line is collateralized by NIC/USA's assets and guaranteed by the parent company. NIC/USA entered into a $225,000 equipment line of credit with a bank in January 1998. The line bears interest at the bank's reference rate plus 1.75% (10.25% at December 31, 1999). There is no given expiration date on the line. At December 31, 1998 and 1999, no amounts were outstanding on the line. The line is collateralized by the related equipment and guaranteed by the parent company. NIC/USA has issued to GANET an irrevocable letter of credit in the amount of $200,000. The letter expires on October 31, 2000.

    On January 19, 1999, NIC/USA purchased an airplane and financed the purchase by borrowing $544,000 from a bank in the form of a note payable. The note was paid in full during 1999.

    VI entered into a $250,000 operating line of credit with a bank in May 1998. The line bears interest at the bank's index rate (8.5% at December 31, 1999). The expiration date on the line is April 30, 2000. At December 31, 1998 and 1999, $218,750 and $0, respectively, was outstanding on the line. The line is collateralized by VI's assets and guaranteed by the parent company. VI entered into a $225,000 equipment line of credit with a bank in April 1998. The line bears interest at the bank's reference rate plus 1.75% (10.25% at December 31, 1999). There is no given expiration date on the line. At December 31, 1998 and 1999, there were no amounts outstanding on the line. The line is collateralized by the related equipment and guaranteed by the parent company.

    Iowa Interactive, Inc. entered into a $225,000 equipment line of credit with a bank in April 1998. The line bears interest at the bank's reference rate plus 1.75% (10.25% at December 31, 1999). There is no given expiration date on the line. At December 31, 1998 and 1999, no amounts were outstanding on the line. The line is collateralized by the related equipment and guaranteed by the parent company. Iowa Interactive, Inc has issued to the State of Iowa an irrevocable letter of credit in the amount of $50,000. The letter expires on April 30, 2000.

    III has a $400,000 operating line of credit from a bank that bears interest at the bank's index rate (8.5% at December 31, 1999). The expiration date on the line is April 30, 2000. At December 31, 1998 and 1999, $192,136 and $0,
respectively, was outstanding on the line. The line is collateralized by the III's assets and guaranteed by the parent company. III had a $150,000 operating line of credit with a bank that expired on November 1, 1999. At December 31, 1998, $18,209 was outstanding on the line. III has a $225,000 equipment line of credit with a bank that bears interest at the bank's reference rate plus 1.75% (10.25% at December 31, 1999). There is no given expiration date on the line. At December 31, 1998 and 1999, there were no amounts outstanding on the line. The line is collateralized by the related equipment and guaranteed by the parent company.

    KIC has a $250,000 operating line of credit from a bank that bears interest at the bank's index rate (8.5% at December 31, 1999). The expiration date on the line is April 30, 2000. At December 31, 1998 and 1999, $179,497 and $0,
respectively, was outstanding on the line. The line is collateralized by KIC's assets and guaranteed by the parent company. KIC has a $225,000 equipment line of credit with a bank that bears interest at the bank's reference rate plus 1.75% (10.25% at December 31, 1999). There is no given expiration date on the line. At December 31, 1998 and 1999, no amounts were outstanding on the line. The line is collateralized by the related equipment and guaranteed by the parent company.

                     NATIONAL INFORMATION CONSORTIUM, INC.

10. BANK LINES OF CREDIT AND OTHER DEBT OBLIGATIONS (CONTINUED)
    AIC has a $150,000 operating line of credit from a bank that bears interest at the bank's index rate (8.5% at December 31, 1999). The expiration date on the line is April 30, 2000. At December 31, 1998 and 1999, no amounts were outstanding on the line. The line is collateralized by AIC's assets and guaranteed by the parent company. AIC has a $225,000 equipment line of credit with a bank that bears interest at the bank's reference rate plus 1.75% (10.25% at December 31, 1999). There is no given expiration date on the line. At December 31, 1998 and 1999, no amounts were outstanding on the line. The line is collateralized by the related equipment and guaranteed by the parent company. In March 1998, AIC agreed to pay a shareholder $19,500 for past services and reacquired the shareholder's shares of AIC. The remaining balance of $6,500 is due in 2000.

    NII has a $100,000 line of credit with a bank that bears interest at the bank's index rate (8.5% at December 31, 1999). The expiration date on the line is April 30, 2000. At December 31, 1998 and 1999, $45,000 and $0, respectively, was outstanding on the line. The line is collateralized by NII's assets and guaranteed by the parent company. NII has a $225,000 equipment line of credit with a bank that bears interest at the bank's reference rate plus 1.75% (10.25% at December 31, 1999). There is no given expiration date on the line. At December 31, 1998 and 1999, no amounts were outstanding on the line. The line is collateralized by the related equipment and guaranteed by the parent company. In March 1998, NII agreed to pay a shareholder $130,500 for past services and reacquired the shareholder's shares of NII. The remaining balance of $43,500 is due in 2000.

    On April 30, 1999, NEI entered into a $100,000 operating line of credit agreement with a bank that bears interest at the bank's prime rate (8.5% at December 31, 1999). The expiration date on the line is April 30, 2000. At December 31, 1999, no amounts were outstanding on the line. The line is collateralized by NEI's assets and guaranteed by the parent company.

    On April 30, 1999, UII entered into a $200,000 operating line of credit agreement with a bank that bears interest at the bank's prime rate plus (8.5% at December 31, 1999). The expiration date on the line is April 30, 2000. At December 31, 1999, no amounts were outstanding on the line. The line is collateralized by UII's assets and guaranteed by the parent company.

    IIC has issued to the State of Idaho an irrevocable letter of credit in the amount of $500,000. The letter expires on December 7, 2000.

11. SHAREHOLDERS' EQUITY

    COMMON STOCK

    The Company's Board of Directors had authorized 13,500,000 shares of common stock for issuance by the Company at December 31, 1998. In April 1999, the Company was reincorporated in the state of Colorado and changed the par value of its common stock from $.01 per share to no par. On May 6, 1999, the Company increased its authorized shares to 200,000,000.

    On May 3, 1999, the Board of Directors authorized a common stock split in the range of 4 for 1 to 5 for 1, and granted authority to the Company's officers to determine the exact amount of the split. Such officers approved a 4.643377 for 1 split, to be effected by means of a dividend of 3.643377 shares of common stock for each share of common stock held, plus cash in lieu of fractional shares, effective for shareholders of record on July 14, 1999. The effect of the stock split has been retroactively reflected in the accompanying consolidated financial statements for all periods presented. All references to the

                     NATIONAL INFORMATION CONSORTIUM, INC.

11. SHAREHOLDERS' EQUITY (CONTINUED)
number of Company common shares and per share amounts elsewhere in the related footnotes have also been restated as appropriate to reflect the effect of the common stock split for all periods presented.

    On July 20, 1999, the Company completed its initial public offering of common stock by selling an aggregate of 10 million new shares of common stock for net proceeds of approximately $109.4 million after deducting underwriting discounts, commissions and expenses. The Company has placed the net proceeds from its initial public offering in short-term, investment-grade, interest-bearing debt securities (see Note 7) pending the use of the proceeds to increase new market development efforts, increase marketing efforts aimed at raising transaction volume, create new products and services, further develop common infrastructure and operating platforms, and make potential acquisitions. A portion of the proceeds has also been used for working capital needs and to pay the cash portion of the September 15, 1999 acquisition of eFed (see
Note 4).

    In the first six months of 1998, the Company made $588,367 of S corporation cash distributions to common shareholders. NIC/USA made $130,327 of distributions to its shareholders in 1997.

    On June 30, 1998, the Company and a voting trust consisting of all the Company's then current shareholders entered into a stock purchase agreement for the Company's shareholders to sell a 25% interest in the Company to an investment management firm. The Company did not receive any of the proceeds from the sale. Under the voting trust agreement, two principal shareholders have the right to vote all of the voting trust's common shares and to sell all or any part of such shares. One common shareholder has the right, only upon termination within the first three years of employment with the Company, to cause the Company to repurchase 173,258 shares of common stock purchased by the shareholder on February 9, 1999, at the $1.44 price per share paid by the shareholder.

    At December 31, 1997 and as of March 31, 1998, the date of the Exchange Offer, NIC/USA had 1,000,000 common shares authorized and 112,330 common shares issued and outstanding. However, as NIC/USA was considered the accounting acquirer, its historical outstanding share information has been adjusted for the Exchange Offer exchange ratio. Shareholders of NIC/USA received 198.42 Company common shares for each share held of NIC/USA on March 31, 1998. Retroactive adjustments are also made for purposes of calculating and reporting earnings per share.

    COMMON STOCK TRANSACTIONS

    From August 1997 through December 1997, NIC/USA sold 5,130 and 4,500 shares of its common stock to employees at prices of $29.24 and $1.00 per share, respectively. The Company recorded $370,235 in compensation expense related to these transactions.

    From April 1998 through June 1998, the Company sold 348,254 shares of common stock to two employees at $0.22 per share. The Company recorded $258,333 in compensation expense related to these transactions.

    On June 30, 1998, the Company issued 174,563 shares of its common stock and made an S corporation distribution of those shares, which were valued at $1.43 per share, to its shareholders. These shares were given to a consultant as compensation for services rendered to the Company's shareholders with the investment management firm sale. In connection with the transaction, the Company also paid $57,077 in professional fees on behalf of the shareholders which were also

                     NATIONAL INFORMATION CONSORTIUM, INC.

11. SHAREHOLDERS' EQUITY (CONTINUED)
distributed as an S corporation distribution. These shares have been treated as outstanding for all periods prior to the Exchange Offer for purposes of calculating and reporting earnings per share.

    From January 1999 through May 1999, the Company sold 346,512 shares of common stock to five employees at $1.44 per share. The Company recorded $1,489,124 in compensation expense related to these transactions. In May 1999, the Company sold 23,727 shares of common stock to an employee at $5.27 per share. The Company recorded $84,826 in compensation expense related to this transaction.

    In connection with the acquisition of eFed on September 15, 1999, 606,000 shares of common stock were issued to the selling shareholders. Of the 606,000 shares, 515,100 shares were issued as restricted stock and 90,900 shares were delivered to an escrow account. The restricted stock is subject to cancellation in whole or in part if certain representations, warranties and obligations under the purchase agreement are not satisfied. If such obligations are satisfied, 499,950 shares become unrestricted one year after the closing date and 15,150 shares become unrestricted two years after the closing date. The 90,900 escrowed shares are to be held in escrow until certain existing government contracts listed in the purchase agreement are assigned to NIC or are replaced by alternative agreements to provide the same services to the same governmental agencies.

    ADDITIONAL PAID-IN CAPITAL

    The Company offset its accumulated deficit on the date of Subchapter S election termination against its additional paid-in capital as reflected in the consolidated statements of changes in shareholders' equity.

12. INCOME TAXES

    On July 1, 1998, the Company changed its income tax status from an S corporation to a C corporation. The Company recognized a net deferred tax liability of approximately $1,374,000 representing the tax effects of temporary differences between the book and tax bases of assets and liabilities on that date. The effect of recognizing the deferred tax liability has been included in the consolidated statement of operations for the year ended December 31, 1998.

    Inasmuch as the Company was an S corporation for the entire 1997 year, federal and state income taxes on the Company's operations were the responsibilities of the Company's shareholders. As a result, no income tax benefit or expense is reported for 1997.

                     NATIONAL INFORMATION CONSORTIUM, INC.

12. INCOME TAXES (CONTINUED)
    The provision for income taxes consists of the following:

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                          1998          1999
                                                        ---------   ------------
Current income taxes:
  Federal.............................................  $ 56,045    $        --
  State...............................................    12,655         25,354
                                                        --------    -----------
    Total.............................................    68,700         25,354
                                                        --------    -----------
Deferred income taxes:
  Federal.............................................   540,345     (1,295,716)
  State...............................................    49,768       (145,861)
                                                        --------    -----------
    Total.............................................   590,113     (1,441,577)
                                                        --------    -----------
    Total income tax expense (benefit)................  $658,813    $(1,416,223)
                                                        ========    ===========

    Significant components of the Company's deferred tax assets and liabilities were as follows at December 31:

                                                        1998          1999
                                                     -----------   -----------
Deferred tax assets:
  Accounts payable and accrued expenses............  $   721,757   $        --
  Application services contracts...................      479,922        88,987
  Compensation related to non-qualified stock
    options........................................       59,842       394,980
  Amortization of eFed goodwill and software
    intangible.....................................           --       864,639
  Net operating loss carryforward..................           --       677,673
  Other............................................       28,130         7,718
                                                     -----------   -----------
    Total..........................................    1,289,651     2,033,997
                                                     -----------   -----------
Deferred tax liabilities:
  Accrued revenue..................................     (897,097)           --
  Contract intangibles.............................     (881,346)     (392,434)
  Depreciation.....................................      (62,324)     (173,383)
  Accreted discount on marketable securities.......           --      (585,541)
  Other............................................      (38,996)      (31,174)
                                                     -----------   -----------
    Total..........................................   (1,879,763)   (1,182,532)
                                                     -----------   -----------
Net deferred tax (liability) asset.................  $  (590,112)  $   851,465
                                                     ===========   ===========

    For tax purposes, the Company had available, at December 31, 1999, a net operating loss ("NOL") carryforward of approximately $1,731,000, which will expire in the year 2019. The Company believes it is more likely than not it will generate sufficient taxable income from future operations to fully utilize the NOL carryforward prior to its expiration. Consequently, the Company has not provided a valuation allowance for this deferred tax asset.

                     NATIONAL INFORMATION CONSORTIUM, INC.

12. INCOME TAXES (CONTINUED)
    The following table reconciles the effective income tax rate indicated by the consolidated statements of operations and the statutory federal income tax rate:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1998        1999
                                                                --------    --------
Effective federal and state income tax rate.................      (9.1)%      11.7%
Goodwill amortization relating to the Exchange Offer........      15.5        17.8
S to C corporation adjustment...............................      19.7          --
Pretax loss as an S corporation (six months)................      10.4          --
Non-deductible stock compensation expense...................        --         6.6
State income taxes..........................................      (1.3)       (1.3)
Other.......................................................      (0.2)        0.2
                                                                 -----        ----
Statutory federal income tax rate...........................      35.0%       35.0%
                                                                 =====        ====

    The unaudited pro forma provision for income taxes for the years ended December 31, 1997 and 1998 included on the consolidated statements of operations present the Company's results of operations as if it were a C corporation for the entire period. The pro forma provision for income taxes for the year ended December 31, 1998 represents the incremental provision for the six month period the Company was an S corporation together with removing the $1,374,000 cumulative effect recorded in 1998 as discussed above. The pro forma provision for income taxes was calculated based on enacted tax laws and statutory tax rates applicable to the periods presented taking into account permanent differences.

13. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company and its subsidiaries lease office space and certain equipment under noncancellable operating leases. Capital lease agreements require the Company and its subsidiaries to pay all taxes, fees, assessments or other charges.

                     NATIONAL INFORMATION CONSORTIUM, INC.

13. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum noncancellable lease payments under all noncancellable operating and capital leases at December 31, 1999 are as follows:

FISCAL YEAR                                               OPERATING   CAPITAL
-----------                                               ---------   --------
2000....................................................  $545,601    $217,180
2001....................................................   459,016     213,918
2002....................................................   342,130      17,877
2003....................................................    55,315          --
2004....................................................     4,009          --
                                                                      --------
                                                                       448,975
Less interest...........................................                40,880
                                                                      --------
Present value of net minimum lease payments.............               408,095
Less current portion....................................               189,931
                                                                      --------
Long-term portion.......................................              $218,164
                                                                      ========

    Capitalized leased property and equipment consists of the following at December 31:

                                                            1998       1999
                                                          --------   --------
Furniture and fixtures..................................  $117,911   $ 70,651
Equipment...............................................   766,153    528,350
Purchased software......................................    81,795     60,003
                                                          --------   --------
                                                           965,859    659,004
Less accumulated depreciation...........................   314,026    246,243
                                                          --------   --------
                                                          $651,833   $412,761
                                                          ========   ========

    Rent expense for noncancellable operating leases for the years ended December 31, 1997, 1998 and 1999 was $2,099, $354,192 and $402,241,
respectively.

    LITIGATION

    The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending would not be material to the consolidated financial position, liquidity or results of operations of the Company.

14. EMPLOYEE BENEFIT AND STOCK OPTION PLANS

    DEFINED CONTRIBUTION 401(K) PROFIT SHARING PLAN

    The Company and its subsidiaries sponsor a defined contribution 401(k) profit sharing plan. In accordance with the plan, all full-time employees are eligible immediately upon employment. A discretionary match of up to 5% of an employee's salary and a discretionary contribution may be made to the plan as determined by the Board of Directors. Expense related to Company matching contributions totaled $14,031, $94,571 and $176,736, for the years ended December 31, 1997, 1998 and

                     NATIONAL INFORMATION CONSORTIUM, INC.

14. EMPLOYEE BENEFIT AND STOCK OPTION PLANS (CONTINUED)
1999, respectively. No discretionary contributions were made for the years ended December 31, 1997, 1998 and 1999.

    EMPLOYEE STOCK PURCHASE PLAN

    In May 1999, the Company's Board of Directors approved an employee stock purchase plan intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. A total of 2,321,688 shares of NIC common stock have been reserved for issuance under this plan. Terms of the plan will permit eligible employees to purchase NIC common stock through payroll deductions up to 15% of each employee's compensation. Amounts deducted and accumulated by the participant will be used to purchase shares of NIC's common stock at 85% of the lower of the fair value of the common stock at the beginning or the end of the offering period, as defined. No offering of stock was made to employees during 1999. Accordingly, no shares were issued in 1999 pursuant to the plan.

    1998 STOCK OPTION PLAN

    The Company has adopted a formal stock option plan to provide for the granting of either incentive stock options or non-qualified stock options to encourage certain employees of the Company and its subsidiaries, and certain directors of the Company, to participate in the ownership of the Company, and to provide additional incentive for such employees and directors to promote the success of its business through sharing the future growth of such business. The plan was adopted effective May 5, 1998 and amended November 3, 1998 and May 4, 1999. The Company is authorized to grant options for up to 9,286,754, common shares under the plan. Employee options are generally exercisable one year from date of grant in cumulative annual installments of 33% and expire four years after the grant date.

    The Company accounts for the plan using the intrinsic value method prescribed in APB No. 25. SFAS No. 123 requires certain disclosures regarding expense and value of options granted using the fair-value-based method even though the Company follows APB No. 25. Had compensation cost for the Company's plan been determined in accordance with SFAS No. 123, the Company's net loss and loss per share would have been as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                       1998           1999
                                                    -----------   ------------
Net loss
  As reported.....................................  $(7,895,966)  $(10,730,560)
  Pro forma.......................................  $(8,005,301)  $(12,134,460)
Basic and diluted loss per share:
  As reported.....................................  $     (0.21)  $      (0.23)
  Pro forma.......................................  $     (0.21)  $      (0.26)

    For purposes of complying with the disclosure provisions of SFAS No. 123 and as permitted by the Financial Accounting Standards Board for nonpublic companies, prior to NIC's initial public offering in July 1999, the fair value of each option grant was determined on the date of the grant using the minimum value option pricing model. The minimum value model does not consider expected volatility in stock price. Subsequent to the offering, the fair value of each option grant was determined using the

                     NATIONAL INFORMATION CONSORTIUM, INC.

14. EMPLOYEE BENEFIT AND STOCK OPTION PLANS (CONTINUED)
Black-Scholes option pricing model. Except for the volatility assumption, which is only used under the Black-Scholes model, the following assumptions were applied in determining pro forma compensation cost for the years ended
December 31, 1998 and 1999:

                                                            1998        1999
                                                         ----------   ---------
Risk-free interest rate................................  4.54%        5.48%
Expected dividend yield................................  0.00         0.00
Expected option life...................................  4.62 years   4.0 years
Expected stock price volatility........................  0.001%       80%
Fair value of options granted..........................  $1.45        $11.14

    A summary of the Company's stock option plan as of December 31, 1998 and 1999 and changes during the years then ended is presented below:

                                                       1998                           1999
                                           ----------------------------   ----------------------------
                                                       WEIGHTED AVERAGE               WEIGHTED AVERAGE
                                            SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                                           ---------   ----------------   ---------   ----------------
Outstanding at January 1.................         --                      2,514,019        $ 1.44
  Granted................................  2,534,812        $1.44         1,798,285        $15.09
  Exercised..............................         --           --          (122,954)       $ 1.44
  Canceled...............................    (20,793)       $1.44          (163,757)       $ 2.51
                                           ---------                      ---------
Outstanding at December 31...............  2,514,019        $1.44         4,025,593        $ 7.49
Exercisable at December 31...............    199,317        $1.44           825,008        $ 2.18
Weighted average grant-date fair value of
  options granted during the year........                   $1.45                          $11.14

    The following table summarizes information about stock options outstanding under the Plan at December 31, 1999:

                                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                       -----------------------------------------   ----------------------
                                                                        WEIGHTED                 WEIGHTED
                                                     WEIGHTED AVERAGE   AVERAGE                  AVERAGE
                                         SHARES         REMAINING       EXERCISE     SHARES      EXERCISE
RANGE OF EXERCISE PRICE                OUTSTANDING   CONTRACTUAL LIFE    PRICE     OUTSTANDING    PRICE
-----------------------                -----------   ----------------   --------   -----------   --------
$1.44................................   2,432,672          3.5           $ 1.44      725,357      $ 1.44
$5.27................................     717,302          4.3           $ 5.27       69,651      $ 5.27
$10.00-$14.36........................     183,609          3.4           $14.12       30,000      $12.91
$23.28-$34.88........................     602,260          3.8           $28.21           --          --
$35.00-$37.13........................      89,750          3.8           $36.83           --          --

    During 1998, the exercise price of all options granted under the plan was $1.44, which was less than the fair market value of the stock on the various grant dates. From September 1998 through December 1998, the Company granted 2,534,812 common stock options with an exercise price of $1.44 per share. Compensation expense of $310,536 was recorded in 1998 relating to these option grants with $2,813,577 of compensation expense deferred at December 31, 1998 to be amortized over the vesting period of the options.

                     NATIONAL INFORMATION CONSORTIUM, INC.

14. EMPLOYEE BENEFIT AND STOCK OPTION PLANS (CONTINUED)
    In December 1998, the Company granted 1,393,010 common stock options (1,046,500 non-qualified options and 346,510 incentive options) to an executive of the Company under two separate stock option agreements covered by the Plan. Non-qualified stock options totaling 60,712 vested immediately with the remainder of the options exercisable one year from date of grant in cumulative annual installments of 25%. The non-qualified stock options expire ten years after the grant date. Incentive stock options totaling 69,302 vested immediately with the remainder of the options exercisable one year from date of grant in cumulative annual installments of 25%. The incentive stock options expire five years from the date of grant.

    From January 1999 through May 1999, the Company granted 191,767 common stock options with a vesting period of three years and an exercise price of $1.44 per share, which was less than the fair market value of the stock on the various grant dates. Compensation expense of approximately $213,000 was recorded relating to these options for the year ended December 31, 1999, with approximately $496,000 of compensation expense deferred at December 31, 1999 to be amortized over the three-year vesting periods of the option grants. In
April 1999, the Company granted 20,791 common stock options with a vesting period of three years and an exercise price of $5.27 per share, which was less than the fair market value of the stock on the grant date. Compensation expense of approximately $16,000 was recorded relating to these options for the year ended December 31, 1999, with approximately $58,000 of compensation expense deferred at December 31, 1999 to be amortized over the three year vesting periods of the option grants.

    In May 1999, the Company granted 696,511 common stock options (601,636 non-qualified options and 94,875 incentive options) to an executive of the Company employee at an exercise price of $5.27 per share, which was less than the fair market value of the stock on the grant date, under two separate stock option agreements covered by the Plan. Non-qualified stock options totaling 50,669 vested immediately with the remainder of the options exercisable one year from date of grant in cumulative annual installments of 25%. The non-qualified stock options expire ten years after the grant date. Incentive stock options totaling 18,975 vested immediately with the remainder of the options exercisable one year from date of grant in cumulative annual installments of 25%. The incentive stock options expire five years from the date of grant. Relating to this executive's stock options, compensation expense of approximately $598,000 was recorded for the year ended December 31, 1999, with approximately $1,892,000 of compensation expense deferred at December 31, 1999, to be amortized over the vesting period of the options.

    In August of 1999, the Company granted 10,000 common stock options with immediate vesting to a director of the Company with an exercise price of $10 per share, which was less than the fair market value of the stock on the grant date. Compensation expense of approximately $44,000 was recorded relating to this option grant for the year ended December 31, 1999.

    Including expense recognized in connection with options granted prior to January 1, 1999, the Company recognized a total of $1,614,101 of compensation expense related to common stock options for the year ended December 31, 1999. Total deferred compensation expense was $4,362,172 at December 31, 1999.

                     NATIONAL INFORMATION CONSORTIUM, INC.

16. RELATED PARTY TRANSACTIONS

    The Company and its subsidiaries purchase business and health insurance through an insurance agency that is controlled by a shareholder and director of the Company at costs that the Company believes approximate arms-length transactions. In 1998, a payment of $8,345 was made directly to this insurance agency. No direct payments were made in 1997 or 1999. Aggregate insurance payments made that were brokered by this insurance agency totaled approximately $50,000, $478,000 and $354,000 for the years ended December 31, 1997, 1998 and
1999, respectively.

17. SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

    NIC/USA financed the purchase of $335,646 of property and equipment in 1998 under capital leases.

    KIC sold certain assets during 1998 which were then leased back from the purchaser over a period of three years. The resulting lease is being accounted for as a capital lease. The purchaser paid down KIC's bank line of credit in 1998 by $28,666 as part of this sale-leaseback transaction.

    III sold certain assets during 1998 which were then leased back from the purchaser over a period of three years. The resulting lease is being accounted for as a capital lease. The purchaser paid down III's bank line of credit in 1998 by $169,287 as part of this sale-leaseback transaction.

    AIC financed the purchase of $13,083 of property and equipment in 1998 under capital leases.

    NII financed the purchase of $7,114 of property and equipment in 1998 under capital leases.

    As discussed in Note 4, on September 15, 1999, NIC acquired the net assets of the business of eFed, a provider of Internet-based procurement software and services for the government. The total purchase price for the business was approximately $29.5 million. A portion of the purchase price included the issuance of 606,000 shares of unregistered common stock with a fair value of approximately $14.5 million. The fair value of net tangible assets acquired, consisting primarily of accounts receivable, property and equipment, accounts payable and other accrued expenses, totaled $816,000.

18. SEGMENT AND RELATED INFORMATION

    The Company's two reportable segments consist of its state and local government business and the eFed division. The state and local government business includes the Company's direct and indirect wholly-owned subsidiaries operating in the states of Virginia, Iowa, Georgia, Arkansas, Indiana, Kansas, Nebraska, Maine, Utah and Idaho and its application services division. Unallocated corporate-level expenses are reported in the reconciliation of the segment totals to the related consolidated totals as "other reconciling items." Management evaluates the performance of its segments and allocates resources to them based on gross profit and earnings before interest, taxes, depreciation, amortization and non-cash charges related to stock compensation and the Company's application services division ("EBITDA"). In the fourth quarter of 1998, the Company determined that the balance of revenues remaining to be recognized under existing application service division contractual obligations was not expected to cover anticipated costs of developing and implementing the related applications and accrued $1,256,000 for the expected loss. The Company accrued an additional $1,125,000 of anticipated losses in 1999 based on revised estimates. The summary of significant accounting policies applies to both of the segments. There have been no intersegment transactions for the periods reported.

                     NATIONAL INFORMATION CONSORTIUM, INC.

18. SEGMENT AND RELATED INFORMATION (CONTINUED)
    The table below reflects summarized financial information concerning the Company's reportable segments for the years ending December 31:

                                              STATE AND
                                                LOCAL                      OTHER
                                             GOVERNMENT                 RECONCILING   CONSOLIDATED
                                              BUSINESS        EFED         ITEMS         TOTAL
                                             -----------   ----------   -----------   ------------
1997
Revenues...................................  $   996,550   $       --   $        --   $   996,550
Cost of revenues...........................        5,168           --            --         5,168
                                             -----------                              -----------
Gross profit...............................      991,382           --            --       991,382

EBITDA.....................................      107,000           --            --       107,000

1998
Revenues...................................   28,623,656           --            --    28,623,656
Cost of revenues...........................   21,210,632           --            --    21,210,632
                                             -----------                              -----------
Gross profit...............................    7,413,024           --            --     7,413,024

EBITDA.....................................    1,005,921           --      (463,487)      542,434

1999
Revenues...................................   55,395,154    1,570,974            --    56,966,128
Cost of revenues...........................   42,126,957       63,878            --    42,190,835
                                             -----------   ----------                 -----------
Gross profit...............................   13,268,197    1,507,096            --    14,775,293

EBITDA.....................................    3,864,068      333,341    (3,386,247)      811,162

    A reconciliation of total segment EBITDA to total consolidated loss before income taxes for the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                            1997         1998           1999
                                                          ---------   -----------   ------------
Total EBITDA for reportable segments....................  $ 107,000   $   542,434   $    811,162
Application development contracts.......................         --    (1,256,000)    (1,125,000)
Stock compensation......................................   (370,235)     (568,869)    (3,188,051)
Depreciation and amortization...........................    (13,679)   (5,922,396)   (10,968,482)
Other income, net.......................................        111        55,839      2,492,460
Interest expense........................................         --       (88,161)      (168,872)
                                                          ---------   -----------   ------------
  Consolidated loss before income taxes.................  $(276,803)  $(7,237,153)  $(12,146,783)
                                                          =========   ===========   ============

    A primary source of revenue is derived from data resellers use of the Company's government portals to access motor vehicle records for sale to the auto insurance industry. For the year ended December 31, 1998, one data reseller accounted for 60% of the Company's revenues and two other resellers accounted for an additional 11% of the Company's revenues. For the year ended
December 31, 1999, one of these data resellers accounted for approximately 67% of the Company's revenues and two other resellers accounted for an additional 11% of the Company's revenues. At December 31, 1999, one data reseller accounted for approximately 45% of the Company's accounts receivable and two other data resellers accounted for approximately 12%.

                     NATIONAL INFORMATION CONSORTIUM, INC.

19. UNAUDITED QUARTERLY OPERATING RESULTS (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                             QUARTER
                                                            -----------------------------------------
                                                             1(ST)      2(ND)       3RD       4(TH)
                                                            --------   --------   --------   --------
1998
Revenues..................................................   $  361    $ 8,494    $ 9,773    $ 9,996
Operating loss............................................     (124)    (1,942)    (1,561)    (3,578)
Net loss..................................................     (124)    (1,946)    (1,938)    (3,888)
Basic and diluted loss per share..........................   $(0.01)   $ (0.05)   $ (0.05)   $ (0.09)

                                                                           QUARTER
                                                          -----------------------------------------
                                                           1(ST)      2(ND)       3RD       4(TH)
                                                          --------   --------   --------   --------
1999
Revenues................................................  $11,455    $13,311    $15,691    $16,509
Operating loss..........................................   (3,302)    (2,941)    (2,378)    (5,850)
Net loss................................................   (3,299)    (2,503)    (1,442)    (3,486)
Basic and diluted loss per share........................  $ (0.08)   $ (0.06)   $ (0.03)   $ (0.07)

    The quarterly results of operations reflect the effect of the Exchange Offer on March 31, 1998, with the results of operations prior to that date reflecting only the operations of NIC/USA. The quarterly data is subject to seasonal fluctuations resulting in lower revenues in the fourth quarter of each calendar year, due to the smaller number of business days in the quarter and a lower volume of business-to-government and citizen-to-government transactions during the holiday periods.

    In the fourth quarter of 1998, the Company determined that the balance of revenues remaining to be recognized under existing application service division contractual obligations was not expected to cover anticipated costs of developing and implementing the related applications and accrued approximately $1.3 million for the expected loss. The Company accrued an additional $900,000 of anticipated losses in the second quarter of 1999 and $225,000 in the fourth quarter of 1999 based on revised estimates.

20. SUBSEQUENT EVENTS

    On January 3, 2000, the Company commenced a three-year contract, with two two-year renewal periods, with the State of Hawaii to develop and operate Hawaii's government portal, Access Hawaii, which will provide electronic transactions and expanded access to public information. To manage the contract, the Company has created a new subsidiary, Hawaii Information Consortium, Inc. ("HIC"), a Hawaii corporation, which will be based in Hawaii's capitol city, Honolulu. Under the contract, HIC will fund initial investment and ongoing operational costs. Upon completion of the initial three-year term of the contract or upon termination of the contract, the State of Hawaii will be entitled to a perpetual for use only license for the applications HIC developed, with no additional compensation due to HIC. In connection with the revenues generated under the contract, HIC is entitled to retain any revenues remaining after payment of statutory fees for retrieval of public information and all network operating expenses. The Company anticipates Access Hawaii will be operational in the first quarter of 2000.

    On January 14, 2000, NIC merged its application services division with Conquest Softworks, LLC ("Conquest"). Conquest, based in Durango, Colorado, is a provider of software applications and services for electronic filings and document management solutions for government. NIC contributed

                     NATIONAL INFORMATION CONSORTIUM, INC.

20. SUBSEQUENT EVENTS (CONTINUED)
$6.5 million in cash and the net assets of its application services division for a 65% ownership in the new company, which will be referred to as NIC Conquest. NIC will eventually own approximately 60% of NIC-Conquest with the remainder to be owned by NIC-Conquest employees and other shareholders who were previously shareholders of Conquest. During the first quarter of 2000, NIC-Conquest may incur non-cash compensation charges for the amount by which the fair value of NIC-Conquest common stock to be sold to employees exceeds the amount paid. The merger will be accounted for as a purchase, and on a pro forma basis, would not have a material effect on the Company's financial statements for the year ended December 31, 1999. At any time after the first anniversary of the merger or upon a change in control of NIC (defined as a change in beneficial ownership of 40% or more of the issued and outstanding voting securities of NIC, excluding any public offering of equity securities of NIC), each of the non-NIC shareholders shall have the right to put to NIC all, but not less than all, of their shares at a price equal to a formula exercise price. In addition, NIC-Conquest may not remove any non-NIC member from the board of directors, authorize or issue any new equity shares senior to the common shares currently issued, amend its articles of incorporation to alter the rights, preferences or privileges of the shares held by non-NIC shareholders disproportionate to the shares held by NIC, increase the authorized number of members of the board of directors, effect a change in control in NIC-Conquest (defined as 1) the filing of a registration statement with the Securities and Exchange Commission for the purposes of registering shares under the Securities Act of 1933; 2) approval by the board of directors of planning to make a public offering, to merge or to be acquired; or
3) the receipt of any bona fide proposal or inquiry regarding the merger or acquisition of the company or substantially all of its assets), or sell, spin-off or otherwise distribute any business or subsidiary of the company on a basis other than pro rata to all the shareholders without the vote or written consent of at least one of the board members representing the minority shareholders.

    On January 14, 2000, eFed signed a letter of intent with Bank of America Corporation, through its subsidiary Bank of America, N.A. (USA), to create a limited liability company to offer state and local governments a Web-based business-to-business procurement, payment and reconciliation service. The two companies will share equally the revenue of the limited liability company generated from transaction fees, sales rebates from suppliers, and promotional consideration from suppliers. eFed will primarily be responsible for providing the electronic purchasing platform based on the eFed software, end user interface customization, hardware and software support and maintenance services to Bank of America and state and municipal clients, and other technical services in support of the business endeavors of the limited liability company. In addition, Bank of America will have the opportunity to become a strategic investor in NIC upon the achievement of certain revenue performance criteria by the new company. Warrants of 0.75% up to 2.5% of the current fully diluted shares of outstanding NIC common stock will become exercisable upon achieving certain cumulative revenue targets by December 31, 2004. These warrants are priced in two equally sized series at $34.44 and $44.77. Once exercisable, Bank of America will have the longer of December 31, 2005, or twenty-four months to execute the warrants on the shares.

    On February 16, 2000, NIC entered into a definitive merger agreement to acquire SDR Technologies, Inc. ("SDR"), a provider of Internet-based applications for governments, in exchange for 2,081,189 shares of unregistered NIC common stock. SDR designs and develops online election and ethics filing systems for federal, state and local government agencies. SDR has also developed a number of Internet-based applications for tax filings, business filings, professional licensing, and automobile registrations. The SDR acquisition will be accounted for as a purchase and is expected to

                     NATIONAL INFORMATION CONSORTIUM, INC.

20. SUBSEQUENT EVENTS (CONTINUED)
close by the end of March 2000. At December 31, 1999, SDR's total assets were approximately $900,000 and total liabilities were approximately $3 million. For the year ended December 31, 1999, SDR had net sales of approximately $2.6 million and incurred a net loss of approximately $984,000. Based on a preliminary purchase price and purchase price allocation, intangible assets arising from the transaction are expected to total approximately $122.2 million (unaudited) and will be amortized over a period expected to approximate three years. The transaction is structured to be tax free to the SDR shareholders, and the amortization of the intangible assets will not be deductible for income tax purposes. Pursuant to the Agreement and Plan of Reorganization and Merger, outstanding SDR shares at the closing date will be converted to NIC common stock based upon the exchange ratio of approximately 0.5857 NIC shares for each SDR share. The preliminary purchase price per share was determined to be $58.29, which was based on the average closing market price of NIC's common stock one day before, the day of, and one day after the February 17, 2000 announcement date of the acquisition. However, the average closing market price of NIC's common stock three days before, the day of, and three days after the announcement date of the acquisition will be used to determine the final purchase price per share. The following unaudited pro forma consolidated amounts for the year ended December 31, 1999 give effect to the acquisitions of eFed (see Note 4) and SDR as if the acquisitions had occurred on January 1, 1999. These amounts do not purport to be indicative of what would have occurred had the acquisitions actually been made as of such date or the results which may occur in the future.

                                                                  YEAR ENDED
                                                              DECEMBER 31, 1999
Revenues....................................................      $61,940,873
Operating loss..............................................      (62,652,831)
Net loss....................................................      (56,100,619)
Basic and diluted loss per share............................      $     (1.11)
Weighted average shares outstanding.........................       50,516,519


    On February 16, 2000, NIC signed a letter of intent to purchase a 20% ownership interest in a privately held Internet commerce company. In exchange for $5 million in cash, NIC will receive preferred stock convertible into common stock. The investment is expected to be accounted for under the equity method.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Electric Press, Inc.

    We have audited the accompanying balance sheets of eFed, a Division of Electric Press, Inc. as of December 31, 1998 and 1997, and the related statements of operations, divisional equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eFed, a Division of Electric Press, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

September 2, 1999
McLean, Virginia

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                                 BALANCE SHEETS

                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Assets
Current assets:
  Accounts receivable, net of allowance for doubtful
    accounts of $0 and $22,235 at December 31, 1997 and
    1998, respectively......................................  $ 65,000   $305,657
  Prepaid expenses..........................................        --     23,017
                                                              --------   --------
Total current assets........................................    65,000    328,674

Furniture, fixtures and equipment, at cost:
  Computer equipment........................................    77,593     77,593
  Leasehold improvements....................................        --     46,246
  Office furniture..........................................        --      1,163
  Computer software.........................................     6,359      6,359
                                                              --------   --------
                                                                83,592    131,361

Less: Accumulated depreciation..............................    19,501     48,169
                                                              --------   --------
  Net furniture, fixtures and equipment.....................    64,451     83,192

Capitalized software, net of accumulated amortization of $0
  and $65,562 at December 31, 1997 and 1998, respectively...   187,144    202,151

Other assets................................................        --     10,813
                                                              --------   --------
Total assets................................................  $316,595   $624,830
                                                              ========   ========
Liabilities and divisional equity (deficit)
Current liabilities:
  Accounts payable..........................................  $  5,131   $ 63,975
  Accrued expenses..........................................        --     45,000
  Line of credit............................................    12,036     36,288
  Current portion of long-term debt.........................    10,040     10,040
  Deferred revenue..........................................        --     33,075
  Due to affiliate..........................................   399,065    268,885
                                                              --------   --------
Total current liabilities...................................   426,272    457,263

Long-term debt, net of current portion......................    13,105      3,078

Commitments (NOTE 4)

Divisional equity (deficit):
  Retained earnings (deficit)...............................  (122,782)   164,489
                                                              --------   --------
Total divisional equity (deficit)...........................  (122,782)   164,489

Total liabilities and divisional equity (deficit)...........  $316,595   $624,830
                                                              ========   ========

SEE ACCOMPANYING NOTES.

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                            STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED
                                                                   DECEMBER 31
                                                              ----------------------
                                                                1997         1998
                                                              ---------   ----------
Revenue.....................................................  $  92,975   $1,644,796
Costs of revenue............................................    (18,276)    (389,730)
Amortization of capitalized software........................         --      (65,562)
                                                              ---------   ----------
Gross profit................................................     74,699    1,189,504

Operating expenses:
  Selling and marketing.....................................     97,801      353,017
  General and administrative................................     16,891      508,443
  Research and development..................................     59,992        6,857
  Depreciation..............................................     19,501       28,668
                                                              ---------   ----------
Total operating expenses....................................    194,185      896,985
                                                              ---------   ----------
Operating income (loss).....................................   (119,486)     292,519
  Interest expense..........................................      3,296        5,248
                                                              ---------   ----------

Net income (loss)...........................................  $(122,782)  $  287,271
                                                              =========   ==========

SEE ACCOMPANYING NOTES.

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                   STATEMENTS OF DIVISIONAL EQUITY (DEFICIT)

                                                              RETAINED
                                                              EARNINGS
                                                              (DEFICIT)     TOTAL
                                                              ---------   ---------
Balance at December 31, 1996................................  $      --   $      --
  Net loss for the period...................................   (122,782)   (122,782)
                                                              ---------   ---------
Balance at December 31, 1997................................   (122,782)   (122,782)
  Net income for the period.................................    287,271     287,271
                                                              ---------   ---------
Balance at December 31, 1998................................  $ 164,489   $ 164,489
                                                              =========   =========

SEE ACCOMPANYING NOTES.

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED
                                                                   DECEMBER 31
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
Cash flows from operating activities
Net income (loss)...........................................  $(122,782)  $ 287,271
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation............................................     19,501      28,668
    Amortization of capitalized software....................         --      65,562
    Provision for doubtful accounts.........................         --      22,235
    Changes in operating assets and liabilities:
      Accounts receivable...................................    (65,000)   (262,892)
      Prepaid expenses......................................         --     (23,017)
      Other assets..........................................         --     (10,813)
      Accounts payable......................................      5,131      58,844
      Accrued expenses......................................         --      45,000
      Deferred revenue......................................         --      33,075
      Due to affiliate......................................    398,705    (130,180)
                                                              ---------   ---------
Net cash provided by operating activities...................    235,555     113,753

Cash flows from investing activities
Purchase of furniture, fixtures and equipment...............    (83,592)    (47,409)
Capitalized software........................................   (187,144)    (80,569)
                                                              ---------   ---------
Net cash used in investing activities.......................   (270,736)   (127,978)

Cash flows from financing activities
Proceeds from line of credit, net...........................     12,036      24,252
Proceeds on long-term debt..................................     40,162          --
Payments on long-term debt..................................    (17,017)    (10,027)
                                                              ---------   ---------
Net cash provided by financing activities...................     35,181      14,225
                                                              ---------   ---------

Net change in cash..........................................         --          --
Cash at beginning of year...................................         --          --
                                                              ---------   ---------
Cash at end of year.........................................  $      --   $      --
                                                              =========   =========

SEE ACCOMPANYING NOTES.

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

    eFed, a Division of Electric Press, Inc. (the Division) provides Internet eCommerce business solutions for government procurement. The accompanying financial statements have been prepared on a divisional basis, and accordingly, certain allocations have been made regarding overhead expenses. In the opinion of management, these allocations are reasonable and represent the overhead expenses attributable to the Division for the periods presented. For the year ended December 31, 1997, these allocations were based on direct and indirect costs incurred by the Division in relation to total direct and indirect costs incurred by Electric Press, Inc. For the year ended December 31, 1998, these allocations were made based on the amount of direct labor costs incurred by the Division in relation to direct labor costs incurred by Electric Press, Inc.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment are stated at cost and are depreciated using the straight-line method over three to ten years. Leasehold improvements are recorded at cost and amortized using the straight-line method over the life of the lease.

CAPITALIZED SOFTWARE

    Capitalized software is stated at cost. Amortization of capitalized software is computed on the straight-line basis over three years.

REVENUE RECOGNITION

    The Division recognizes revenue from sales of its products upon delivery and passage of title to the customer. Revenue is recognized provided that no significant obligations remain and that collection of the resulting receivable is probable. Where agreements provide for evaluation or customer acceptance, the Company recognizes revenue upon the completion of the evaluation process and acceptance of the product by the customer.

DEFERRED REVENUE

    Deferred revenue consists of amounts received from customers in advance of the date services are rendered.

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The stockholders of Electric Press, Inc. have elected to be treated as an S corporation under the Internal Revenue Code, whereby income and losses are reported on the stockholders' individual tax returns. Accordingly, no provision for income taxes is included in the accompanying financial statements of the Division.

FINANCIAL INSTRUMENTS

    The Division considers the recorded value of its financial assets and liabilities to approximate the fair value of the respective assets and liabilities at December 31, 1997 and 1998. For accounts receivable, the Division performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Division maintains reserves for credit losses which, historically, have been within management's expectations.

2. LINE OF CREDIT

    Electric Press, Inc. has a line of credit agreement with a bank. The total amount available under the agreement was $200,000 in 1997 and $750,000 in 1998. The line of credit is secured by a blanket lien on all of the Division's assets and by deeds of trust on the personal residences of the majority stockholders of Electric Press, Inc. The line of credit is also guaranteed by the majority stockholders and their spouses of Electric Press, Inc. Interest is payable monthly at prime plus 1.5% on the outstanding balance. A commitment fee of 1% is due on any unused portion of the line of credit. The entire balance is due upon demand. The outstanding balance related to the Division at December 31, 1997 and 1998 was $12,036 and $36,288, respectively.

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                           DECEMBER 31, 1997 AND 1998

3. LONG-TERM DEBT

    Long-term debt consists on the following:

                                                                YEARS ENDED
                                                                DECEMBER 31
                                                            -------------------
                                                              1997       1998
                                                            --------   --------
Note payable to a bank, secured by a blanket lien on the
  Division's assets and deeds of trust on the Electric
  Press, Inc. majority stockholders' personal residences,
  and personally guaranteed by the Electric Press, Inc.
  majority stockholders and their spouses. The note is
  payable in monthly installments of $1,201, plus interest
  at prime plus 1.5%, final payment due March 2000.         $14,918    $ 8,288

Note payable to a bank, secured by a blanket lien on all
  the Division's assets and deeds of trust on the Electric
  Press, Inc. majority stockholders' personal residences,
  and personally guaranteed by the Electric Press, Inc.
  majority stockholders and their spouses. The note is
  payable in monthly installments of $917, plus interest
  at prime plus 1.5%, final payment due May 2000..........    8,227      4,830
                                                            -------    -------
      Total...............................................   23,145     13,118
      Less: Current portion...............................   10,040     10,040
                                                            -------    -------
                                                            $13,105    $ 3,078
                                                            =======    =======

    At December 31, 1998, the scheduled future principal maturities of long-term debt is as follows:

YEAR ENDING DECEMBER 31                                        AMOUNT
-----------------------                                       --------
1999........................................................  $10,040
2000........................................................    3,078
                                                              -------
  Total.....................................................  $13,118
                                                              =======

4. LEASES

    Electric Press, Inc. is obligated, as lessee and sublessee, under noncancellable operating leases for office space, which expire on various dates through May 2002. In addition, Electric Press, Inc. is obligated, on a pro rata basis, for annual increases in operating expenses and real estate taxes incurred by the landlord.

    Electric Press, Inc. has entered into operating leases as lessee for office furniture and equipment. The leases expire between March 1999 and May 2002.

    The Division's share of rental expense under all operating leases for the years ended December 31, 1997 and 1998 was $2,283 and $89,294, respectively.

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                           DECEMBER 31, 1997 AND 1998

4. LEASES (CONTINUED)
    At December 31, 1998, the future minimum lease payment required under operating leases related to the Division are as follows:

                                                            FURNITURE AND
YEAR ENDING DECEMBER 31                      OFFICE SPACE     EQUIPMENT      TOTAL
-----------------------                      ------------   -------------   --------
1999.......................................    $131,174       $124,816      $255,990
2000.......................................     134,580         68,034       202,614
2001.......................................     138,618         19,080       157,698
2002.......................................      58,610         15,900        74,510
                                               --------       --------      --------
Total......................................    $462,982       $227,830      $690,812
                                               ========       ========      ========

5. RETIREMENT PLAN

    Effective January 1, 1997, Electric Press, Inc. adopted a 401(k) retirement plan (the Plan) that is available to substantially all employees of the Company. The Plan permits employee contributions based upon percentages of compensation that may not exceed certain amounts as provided by the Internal Revenue Code. The Plan permits the employer to make matching contributions (which are discretionary) that are equal to a percentage of the amount each employee contributes. The percentage is determined each year by the Company. Additional discretionary contributions may be made annually. For the years ended
December 31, 1997 and 1998, the matching contribution attributable to the Division was $5,406 and $13,133, respectively, and was charged to expense.

6. RELATED PARTY TRANSACTIONS

    As of December 31, 1997 and 1998, the Division had recorded a due to affiliate of $399,065 and $268,885, respectively. This due to affiliate is payable to Electric Press, Inc. and represents costs incurred by the Division and paid for by Electric Press, Inc.

7. SUBSEQUENT EVENT

    In August 1999, Electric Press, Inc. signed a letter of intent with National Information Consortium (NIC), whereby NIC would acquire all assets of the Division. As consideration, NIC shall deliver to Electric Press, Inc.
$15 million in cash and 606,000 shares of NIC common stock. In addition, NIC will be required to either issue additional shares of common stock or pay additional equivalent cash during an earn-out period through March 31, 2004. The sale of the Division is expected to close in September 1999.

8. YEAR 2000 (UNAUDITED)

    The Division is aware of the implications associated with the "Year 2000" as it relates to software information systems and other outside implications on the Division's operations. The "Year 2000" is not expected to have a material impact on the Division's current information systems because current software is either already "Year 2000" compliant or required changes will be insignificant. Any required changes and expenses are to be completed by September 30, 1999. As a result, the Division does not anticipate that incremental expenditures to ensure that its information systems are "Year 2000"

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                           DECEMBER 31, 1997 AND 1998

8. YEAR 2000 (UNAUDITED) (CONTINUED)
compliant will be material to the Division's liquidity, financial position or results of operations. Total costs incurred to date relative to the "Year 2000" have aggregated $15,600 and have been expensed as incurred by Electric
Press, Inc. Future costs expected to be incurred are less than $10,500.

                             FINANCIAL INFORMATION

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
           AND THE PERIOD FROM JANUARY 1, 1999 TO SEPTEMBER 15, 1999
                                  (UNAUDITED)

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                              STATEMENTS OF INCOME

                                  (UNAUDITED)

                                                                                       PERIOD FROM
                                                                 NINE MONTHS        JANUARY 1, 1999 TO
                                                             ENDED SEPTEMBER 30,      SEPTEMBER 15,
                                                                     1998                  1999
                                                             --------------------   ------------------
Revenue....................................................       $1,244,221            $2,340,178
Costs of revenue...........................................         (262,884)             (540,630)
Amortization of capitalized software.......................          (44,348)             (112,408)
                                                                  ----------            ----------
Gross profit...............................................          936,989             1,687,140
Operating expenses:
  Selling and marketing....................................          161,432               518,553
  General and administrative...............................          260,874               919,802
  Research and development.................................            6,856                24,010
  Depreciation.............................................           21,503                18,828
                                                                  ----------            ----------
Total operating expenses...................................          450,665             1,481,193

Operating income...........................................          486,324               205,947

  Interest expense.........................................            4,995                10,688
                                                                  ----------            ----------
Net income.................................................       $  481,329            $  195,259
                                                                  ==========            ==========

SEE ACCOMPANYING NOTES.

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                      PERIOD FROM
                                                                 NINE MONTHS       JANUARY 1, 1999 TO
                                                             ENDED SEPTEMBER 30,     SEPTEMBER 15,
                                                                    1998                  1999
                                                             -------------------   ------------------
Cash flows from operating activities
Net income.................................................       $ 481,329             $ 195,259
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation.............................................          21,503                18,828
  Amortization of capitalized software.....................          44,348               112,408
  Changes in operating assets and liabilities:
    Accounts receivable....................................        (405,206)             (473,599)
    Unbilled receivables...................................              --              (125,295)
    Prepaid expenses.......................................              --                23,017
    Accounts payable.......................................           1,765               209,919
    Accrued expenses.......................................          60,000                (5,000)
    Due to affiliate.......................................        (107,332)              158,643
    Deferred revenue.......................................           9,000               (33,075)
                                                                  ---------             ---------
Net cash provided by operating activities..................         105,407                81,105

Cash flows from investing activities
Capitalized software.......................................         (38,445)             (280,476)
Purchase of equipment......................................         (47,409)                   --
                                                                  ---------             ---------
Net cash used in investing activities......................         (85,854)             (280,476)

Cash flows from financing activities
Proceeds (payment) from (on) line of credit, net...........         (12,036)              212,489
Payments on long-term debt.................................          (7,517)              (13,118)
                                                                  ---------             ---------
Net cash provided (used in) by financing activities........         (19,553)              199,371

Net change in cash.........................................              --                    --
Cash at beginning of period................................              --                    --
                                                                  ---------             ---------
Cash at end of period......................................       $      --             $      --
                                                                  =========             =========

SEE ACCOMPANYING NOTES.

                    EFED, A DIVISION OF ELECTRIC PRESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

    eFed, a division of Electric Press, Inc. (the Division) provides Internet eCommerce business solutions for government procurement. The accompanying financial statements have been prepared on a divisional basis, and accordingly, certain allocations have been made regarding overhead expenses. In the opinion of management, these allocations are reasonable and represent the overhead expenses attributable to the Division for the periods presented. These allocations were made based primarily on the amount of direct and indirect labor costs incurred by the Division in relation to direct and indirect costs incurred by Electric Press, Inc.

2. UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information of the Division for the nine months ended September 30, 1998 and the period from January 1, 1999 to September 15, 1999 has been prepared by the management of Electric Press, Inc., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles for complete financial statements have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of its operations and its cash flows for the nine months ended September 30, 1998 and the period from January 1, 1999 to September 15, 1999. Results of operations for the interim period ended
September 15, 1999 are not necessarily indicative of the results expected for the full year.

3. SALE OF EFED

    Effective September 15, 1999, National Information Consortium (NIC) acquired all assets of the Division. As consideration, NIC delivered to Electric
Press, Inc. $15 million in cash and 606,000 shares of NIC common stock. In addition, NIC may be required to either issue additional shares of common stock or pay additional equivalent cash during an earn-out period through March 31, 2004.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors

SDR Technologies, Inc.

    We have audited the accompanying consolidated balance sheets of SDR Technologies, Inc. and Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of SDR Software Engineering, Pvt., Ltd., a majority-owned subsidiary of SDR Technologies, Inc., which statements reflect total assets of $83,929 and $20,469 as of December 31, 1999 and 1998 respectively and total revenues of $100,677 and $114,750 for the years then ended respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, as it relates to the amounts included for SDR Software Engineering, Pvt., Ltd., is based solely on the reports of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements present fairly, in all material respects, the financial position of SDR Technologies, Inc. and Subsidiary at December 31, 1999 and 1998 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Hurley & Company

Granada Hills, CA
February 9, 2000

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
CURRENT ASSETS
  Cash and Cash Equivalents.................................  $  8,956   $ 73,459
  Accounts Receivable, Less Allowance for Doubtful Accounts
    of $0...................................................   134,219    458,544
  Prepaid Expenses..........................................     1,535      2,927
  Note Receivable, Officer..................................     2,920          0
  Other Receivables.........................................         0     38,313
                                                              --------   --------
    TOTAL CURRENT ASSETS....................................   147,630    573,243
                                                              --------   --------
PROPERTY AND EQUIPMENT, Net (Note 2)........................   152,874    307,537
                                                              --------   --------
CAPITALIZED EQUIPMENT LEASE, Net (Note 2)...................     3,610          0
                                                              --------   --------
OTHER ASSETS
  Deposits..................................................     8,108     15,846
  Deferred Finance Costs, Net of Accumulated Amortization of
    $12,736 and $39,302 respectively........................    28,882      2,316
  Deferred Charges..........................................       654          0
                                                              --------   --------
    TOTAL OTHER ASSETS......................................    37,644     18,162
                                                              --------   --------
    TOTAL ASSETS............................................  $341,758   $898,942
                                                              ========   ========

  (The Accompanying Notes are an Integral Part of These Consolidated Financial
                                  Statements)

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  (CONTINUED)

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
CURRENT LIABILITIES
  Accounts Payable..........................................  $   184,135   $   287,305
  Loans Payable--Related Parties (Note 3)...................       89,000       200,000
  Accrued Expenses..........................................      116,066       150,873
  Advances Payable--Related Parties (Note 5)................      388,265       279,784
  Note Payable--Current Portion (Note 6)....................        7,325         7,700
  Capital Lease Payable (Note 2)............................        2,250             0
  Deferred Revenue..........................................      482,000        71,860
  Credit Line--Current Portion (Note 4).....................            0     1,950,000
                                                              -----------   -----------
    TOTAL CURRENT LIABILITIES...............................    1,269,041     2,947,522
                                                              -----------   -----------
LONG-TERM LIABILITIES
  Note Payable--Long Term (Note 6)..........................       11,697         3,997
  Credit Line--Long Term (Note 4)...........................    1,327,500             0
                                                              -----------   -----------
    TOTAL LONG-TERM DEBT....................................    1,339,197         3,997
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 10 and 12).............           --            --
                                                              -----------   -----------
    TOTAL LIABILITIES.......................................    2,608,238     2,951,519
                                                              -----------   -----------
STOCKHOLDERS' DEFICIT (Notes 13 and 14)
  Series A Preferred Stock, non cumulative, no par or stated
    value, 0 and 10,000,00 Shares Authorized, 0 and 205,907
    Shares Issued and Outstanding, Respectively.............            0       891,025
  Common Stock, no par or stated value, 20,000,000 Shares
    Authorized, 2,885,981 and 2,758,104 Shares Issued and
    Outstanding, Respectively...............................       70,441       200,851
  Stock Options.............................................            0       733,000
  Deferred Compensation.....................................            0      (415,000)
  Accumulated Deficit.......................................   (2,336,870)   (3,461,310)
  Accumulated Other Comprehensive Income (Loss).............          (51)       (1,143)
                                                              -----------   -----------
    TOTAL STOCKHOLDERS' DEFICIT.............................   (2,266,480)   (2,052,577)
                                                              -----------   -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.............  $   341,758   $   898,942
                                                              ===========   ===========

  (The Accompanying Notes are an Integral Part of These Consolidated Financial
                                  Statements)

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
NET SALES...................................................  $ 1,350,959   $ 2,634,567
COST OF SALES...............................................      556,918       866,486
                                                              -----------   -----------
  GROSS MARGIN..............................................      794,041     1,768,081
OPERATING EXPENSES..........................................    1,834,631     2,626,107
                                                              -----------   -----------
LOSS FROM OPERATIONS........................................   (1,040,590)     (858,026)
INTEREST EXPENSE............................................      (70,469)     (126,871)
INTEREST INCOME.............................................          107         3,157
                                                              -----------   -----------
  NET LOSS BEFORE PROVISION FOR INCOME TAXES................   (1,110,952)     (981,740)
PROVISION FOR INCOME TAXES..................................          815           800
                                                              -----------   -----------
NET LOSS....................................................   (1,111,767)     (982,540)
OTHER COMPREHENSIVE INCOME (Loss)
  LOSS ON FOREIGN CURRENCY EXCHANGE.........................          (51)       (1,092)
                                                              -----------   -----------
TOTAL COMPREHENSIVE INCOME (LOSS)...........................  $(1,111,818)  $  (983,632)
                                                              ===========   ===========
EARNINGS (LOSS) PER SHARE:

  Basic and Diluted.........................................  $     (0.39)  $     (0.35)
                                                              ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

  Basic and Diluted.........................................    2,872,064     2,808,708
                                                              ===========   ===========

  (The Accompanying Notes are an Integral Part of These Consolidated Financial
                                  Statements)

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                              COMMON               PREFERRED                                                      OTHER
                       --------------------   -------------------    STOCK       DEFERRED      ACCUMULATED    COMPREHENSIVE
                        SHARES      AMOUNT     SHARES     AMOUNT    OPTIONS    COMPENSATION      DEFICIT      INCOME (LOSS)
                       ---------   --------   --------   --------   --------   -------------   ------------   --------------
Balance, December 31,
  1997...............  2,885,981   $ 52,000                                                    $(1,206,662)
  Repurchase of
    Common Stock.....   (173,215)    (1,177)                                                       (18,441)
  Common Stock
    Issued/Services..    173,215     19,618
  Net Loss...........                                                                           (1,111,767)
  Loss on Foreign
    Currency
    Exchange.........                                                                                            $   (51)
                       ---------   --------   -------    --------   --------     ---------     -----------       -------
Balance, December 31,
  1998...............  2,885,981     70,441                                                     (2,336,870)          (51)
  Repurchase of
    Common Stock.....   (155,579)    (8,100)                                                      (141,900)
  Common Stock
    Issued/Services..     27,702    138,510
  Preferred Stock
    Issued...........                         205,907    $891,025
  Stock Options
    Granted with
    Exercise Price
    Less than Fair
    Market Value on
    Date of Grant....                                               $733,000     $(415,000)
  Net Loss...........                                                                             (982,540)
  Loss on Foreign
    Currency
    Exchange.........                                                                                             (1,092)
                       ---------   --------   -------    --------   --------     ---------     -----------       -------
Balance, December 31,
  1999...............  2,758,104   $200,851   205,907    $891,025   $733,000     $(415,000)    $(3,461,310)      $(1,143)
                       =========   ========   =======    ========   ========     =========     ===========       =======

                           TOTAL
                       STOCKHOLDERS'
                          DEFICIT
                       -------------
Balance, December 31,
  1997...............   $(1,154,662)
  Repurchase of
    Common Stock.....       (19,618)
  Common Stock
    Issued/Services..        19,618
  Net Loss...........    (1,111,767)
  Loss on Foreign
    Currency
    Exchange.........           (51)
                        -----------
Balance, December 31,
  1998...............    (2,266,480)
  Repurchase of
    Common Stock.....      (150,000)
  Common Stock
    Issued/Services..       138,510
  Preferred Stock
    Issued...........       891,025
  Stock Options
    Granted with
    Exercise Price
    Less than Fair
    Market Value on
    Date of Grant....       318,000
  Net Loss...........      (982,540)
  Loss on Foreign
    Currency
    Exchange.........        (1,092)
                        -----------
Balance, December 31,
  1999...............   $(2,052,577)
                        ===========


  (The Accompanying Notes are an Integral Part of These Consolidated Financial
                                  Statements)

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................  $(1,111,767)  $  (982,540)
  Adjustments to Reconcile Net Loss to Net Cash Used By
    Operating Activities:
    Depreciation and Amortization...........................       49,366        77,515
    Compensation Expense Related to Stock Options Granted...            0       318,000
    Decrease (Increase) In:
      Accounts Receivable...................................      243,067      (321,405)
      Prepaid Expenses......................................        5,730        (1,392)
      Deposits..............................................          249        (7,738)
      Other Receivables.....................................            0       (38,313)
    Increase (Decrease) In:
      Accounts Payable......................................      (19,920)      103,170
      Accrued Expenses......................................       74,749        34,807
      Deferred Revenue......................................      197,000      (410,140)
                                                              -----------   -----------
        NET CASH USED BY OPERATING ACTIVITIES...............     (561,526)   (1,228,036)
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of Property and Equipment.......................      (38,480)     (201,349)
  Collections of Loans......................................        6,946             0
                                                              -----------   -----------
        NET CASH USED BY INVESTING ACTIVITIES...............      (31,534)     (201,349)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Loans.......................................       89,000       200,000
  Proceeds from Line of Credit..............................      614,500       622,500
  Stockholder's Loan........................................        5,945             0
  Payments on Note Payable..................................            0        (7,324)
  Payments on Loans--Officer................................         (596)         (129)
  Payments on Advances--Related Party.......................     (119,963)     (108,352)
  Payments on Equipment Lease...............................       (2,263)       (2,250)
  Proceeds From Sale of Stock...............................            0       940,535
  Repurchase of Common Stock................................            0      (150,000)
                                                              -----------   -----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES...........      586,623     1,494,980
                                                              -----------   -----------
FOREIGN CURRENCY ADJUSTMENTS:...............................          (51)       (1,092)
                                                              -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (6,488)       64,503

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............       15,444         8,956
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $     8,956   $    73,459
                                                              ===========   ===========

  (The Accompanying Notes are an Integral Part of These Consolidated Financial
                                  Statements)

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

    ORGANIZATION AND OPERATION

    SDR Technologies, Inc. (the "Company") was incorporated in the state of California on December 4, 1991. The Company operates in the government electronic filing industry specializing in Internet technologies. The Company is a provider of information technology services to the ethics and elections industries and fulfills the software development, data processing, network and distributed systems needs of U.S. Federal, state, local and Canadian ethics agencies. The Company also provides business-to-government, citizen-to-government and government-to-government services ranging from consulting to creation of e-business marketplaces. Additionally, the Company develops technologies, engineering solutions and analytical systems for government electronic filing markets.

    The Company enters into contracts with Secretary of State ethics agencies to develop an electronic marketplace where candidates, committees, and lobbyists file their financial information and the public and agency investigators have access to search, compare and print the data. During fiscal year 1999, over 200,000 financial reports were electronically accepted over the Company's systems.

    The Company derives its revenues primarily from fees paid by government agencies for its products and services. In addition, the Company receives monthly subscription fees through site hosting, data processing and application time-sharing services.

    In 1998 the Company invested $6,350 for a 51% ownership in an Indian software development company, SDR Software Engineering Pvt., Ltd. (SDRSE) based in Pune, India. The subsidiary was incorporated under the applicable laws and regulations of India and all of its revenue during 1999 and 1998 were generated by software exports to SDR Technologies, Inc. in the United States. Also, see
Note 15.

    BASIS OF CONSOLIDATION

    For the years ended December 31, 1998 and 1999 the financial statements of SDR Technologies, Inc. and SDRSE are consolidated. All significant inter-company transactions, including all revenues of SDRSE, have been eliminated from the consolidated financial statements. All of the consolidation data for SDRSE was obtained from their audited financial statements as of March 31, 1999 and December 31, 1999. In 1999, SDRSE changed its year-end to December 31. Minority interest at December 31, 1999 is approximately $7,000 and is not considered material to the consolidated financial statements.

    USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    EARNINGS (LOSS) PER SHARE

    Basic and diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares issued and outstanding during the current year. Diluted net loss per share gives effect to the potential exercise of outstanding stock options and warrants. Basic and diluted

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1998 AND 1999

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES: (Continued) loss per share are the same in 1998 and 1999, because the net loss would make an increase in the number of shares anti-dilutive.

    ALLOWANCE FOR DOUBTFUL ACCOUNTS

    Bad debts are provided on the allowance method based on historical experience and management's evaluation of outstanding accounts receivable at the balance sheet date. At December 31, 1999 and 1998 no allowances have been provided as all accounts receivable have been determined to be collectible.

    REVENUE RECOGNITION

    The Company recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition". Revenue is recognized on a portion of the fee allocated to a delivered element of a contract. The delivery of an element of a contract is considered to have occurred if there are no undelivered elements that are essential to the functionality of the delivered element. Revenue from product sales is recorded when the related products are shipped. Maintenance revenue is recognized ratably over the contract period, generally 12 months.

    DEPRECIATION AND AMORTIZATION

    Fixed assets are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is computed under the straight-line method over the following estimated useful lives:

                                                               YEARS
                                                              --------
Furniture and Fixtures......................................      7
Computer Equipment..........................................      5
Capitalized Equipment.......................................    5-7
Leasehold Improvements......................................      5

    When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in the results of operations for the period. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals or betterments are capitalized. Included in the consolidated statement of operations for the years ended December 31, 1998 and 1999 is a provision for depreciation and amortization of property and equipment in the amount of $37,232 for SDR Technologies, Inc., and $5,187 for SDRSE, and $45,737 for SDR Technologies, Inc. and $4,559 for SDRSE respectively.

    Amortization of deferred finance costs is calculated using the straight-line method from 12 to 38 months. Amortization expense for the years ended
December 31, 1998 and 1999 was $6,947 and $26,566 respectively.

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1998 AND 1999

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES: (Continued)
    STATEMENT OF CASH FLOWS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. For the years ended December 31, 1998 and 1999, cash paid for interest and income taxes was $80,514 and $815 respectively and $140,454 and $800 respectively.

    During the years ended December 31, 1998 and 1999 SDR Technologies, Inc. entered into the following non-monetary transactions: Repayment of a $50,000 and $39,000 loan payable including interest of $5,095 in exchange for 18,819 shares of preferred stock in 1999; purchase of production equipment through a capital lease agreement for $4,513 and repurchase of 173,215 shares of common stock in exchange for a note payable for $19,618 issued to an ex-officer of the company in 1998 (see Note 6); Issuance of 173,215 common shares valued at $19,618 for services in 1998; Issuance of 27,702 shares of common stock valued at $138,510 in lieu of cash for professional services relating to raising capital in 1999.

    INCOME TAXES

    In the beginning of 1998, SDR Technologies, Inc., by the consent of its stockholders, elected to terminate its S Corporation election under the Internal Revenue Code and the laws of the State of California.

    The Company's operations for the year ended December 31, 1998 and 1999 resulted in net losses of $1,111,767 and $982,540 respectively. Therefore there were no provisions made for corporate income taxes under the Internal Revenue Code. The laws of the State of California however require the payment of a minimum annual Franchise Tax, therefore, a provision for state income taxes was provided in the consolidated financial statements.

    The Company computes deferred income taxes in accordance with Financial Accounting Standards Board Statement No. 109 (SFAS No. 109), "Accounting for Income Taxes". Deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. As of December 31, 1998 and 1999 deferred income taxes, after application of valuation allowances, were negligible. Therefore, no deferred taxes have been recognized as of December 31, 1998 and 1999.

    CONCENTRATION OF RISK

    The Company is currently dependent on one major lender for operating funds. If this lender were to decide not to renew the loan, the Company would need to secure an operating loan from one or more additional sources. Management believes that this risk is limited by working with the lender well in advance of any renewal date.

    The Company currently employs and has outside contracts with several individuals highly specialized in writing custom tailored electronic reporting software programs for various governmental entities. If the services of one or more employees or outside contractors were to be lost, this could have at least a short-term impact on the ability of the Company to fulfill current contracts and to obtain new business. Management believes this risk is limited by their ongoing search for qualified individuals on a world-wide basis.

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1998 AND 1999

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES: (Continued)
    Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company sells mainly to various government entities at all levels. The credit risk associated with related receivables is limited by their geographic dispersion and variety of government agencies. The Company has not experienced any significant credit losses. The three largest customers comprised approximately 43.2%, 33.5% and 19.2% of accounts receivable at December 31, 1998, and the three largest customers comprised approximately 45.7%, 35.9% and 16.5% of accounts receivable at December 31, 1999.

    COMPUTER SOFTWARE COSTS

    The Company accounts for computer software costs in accordance with Financial Accounting Standards Board Statement No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". The Company's policy is to record costs incurred to develop software for sale as research and development expense until such time as the product proves it has market acceptance. At that time, costs of significant development and improvements are capitalized and amortized over the life of the expected revenue stream of the product. The cost of the Company's current products was expensed in the period prior to market acceptance and the software development costs subsequently incurred were expensed. Capitalizable costs could be more significant in the future. Purchased software is capitalized and amortized over its estimated useful life.

    RECLASSIFICATION OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

    Certain reclassifications have been made to the 1998 consolidated financial statements to conform with the 1999 consolidated financial statement presentation. Such reclassifications had no effect on financial results as previously reported.

    DIVIDENDS

    The Company has not paid cash dividends to date, nor does the Company anticipate the payment of cash dividends on its Common and/or Preferred stock in the foreseeable future.

    STOCK SPLIT

    On August 1, 1999 the Company's Board of Directors adopted a resolution to split its common stock. Each outstanding share of the Company's common stock was split into 75.05 shares. As of December 31, 1999, after the effect of the stock split, there were 2,758,104 shares of the Company's common stock outstanding. The effect of the stock split has been retroactively reflected in the consolidated financial statements for all periods presented.

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1998 AND 1999

NOTE 2--PROPERTY AND EQUIPMENT:

    Property and equipment is recorded at cost and is summarized as follows:

                                                           1998       1999
                                                         --------   ---------
Computer, Furniture, and Fixtures--SDRSE...............  $ 17,968   $  24,782
Furniture, Fixtures and Equipment......................     8,962      70,450
Computer Equipment.....................................   179,748     252,923
Leasehold Improvements.................................     4,377      40,366
Purchased Software Costs...............................         0      26,900
                                                         --------   ---------
                                                          211,055     415,421
  Less Accumulated Depreciation and Amortization.......   (58,181)   (107,884)
                                                         --------   ---------
                                                          152,874     307,537
                                                         --------   ---------
Capitalized Equipment Lease............................     4,513           0
  Less Accumulated Amortization........................      (903)          0
                                                         --------   ---------
                                                            3,610           0
                                                         --------   ---------
                                                         $156,484   $ 307,537
                                                         ========   =========

NOTE 3--LOANS PAYABLE:

    On July 23, 1998 SDR Technologies, Inc. entered into a loan agreement with a group of foreign investors for $39,000. The loan matured on July 23, 1999. In accordance with the terms of the loan agreement SDR refinanced the loan at maturity by repaying the entire loan with 7,800 shares of SDR Technologies, Inc. Series A Preferred stock.

    On August 31, 1998 SDR Technologies, Inc. borrowed an additional $50,000 under a separate loan agreement. The $50,000 loan matured on August 31, 1999 and was repaid, including interest of $5,095 with the issuance of 11,019 shares of SDR Technologies, Inc. Series A Preferred stock.

    In November of 1999 SDR Technologies, Inc. signed a convertible promissory note payable to Linea Associates for $200,000. The note bears interest at 7% per annum and both principal and interest are due on March 19, 2000 unless, in accordance with the loan agreement, the note is converted to SDR
Technologies Inc. common stock prior to the note's maturity date. The interest accrued on the note as of December 31, 1999 is $1,595.

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1998 AND 1999

NOTE 4--REVOLVING LINE OF CREDIT:

                                                          1998         1999
                                                       ----------   ----------
Bank of America, revolving line of credit in the
original amount of $500,000 and subsequently raised
to $1,950,000, collateralized by marketable
securities of the Stein Family Trust, a stockholder,
payable interest only monthly at the banks FIRST rate
which approximates LIBOR (5.83% at December 31,
1999). Average interest rate during 1999 was
approximately 5.35%. Outstanding principal due
March 1, 2000........................................  $1,327,500   $1,950,000
                                                       ==========   ==========

NOTE 5--ADVANCES PAYABLE, RELATED PARTIES:

SDRSE has an unsecured non-interest bearing payable,
due on demand to an officer/stockholder of the
company. The payable is expected to be settled within
the current year. There is no signed note for the
above transaction....................................  $    5,945   $    5,816

SDR Technologies, Inc. has an unsecured, non-interest
bearing payable, due on demand to Kimball Petition
Management, Inc. which is owned by two officer/
stockholders of the Company..........................     370,743      262,391

SDR Technologies, Inc. has an unsecured, non-interest
bearing payable, due on demand to an
officer/stockholder of the Company...................      11,577       11,577
                                                       ----------   ----------

                                                       $  388,265   $  279,784
                                                       ==========   ==========

NOTE 6--NOTE PAYABLE:

    SDR Technologies, Inc. has an unsecured note payable due to a former stockholder resulting from a stock redemption agreement between the Company and the former stockholder. The Company, in consideration for the stockholder's surrender of 173,215 shares of SDR stock, issued a promissory note payable to the stockholder for $19,618. The note bears interest at 5% per annum and is payable in 31 equal monthly payments including principal and interest.

                                                              1998       1999
                                                            --------   --------
Principal Balance, December 31............................  $19,022    $11,697
Less Current Portion......................................   (7,325)    (7,700)
                                                            -------    -------
  Long Term Portion.......................................  $11,697    $ 3,997
                                                            =======    =======

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1998 AND 1999

NOTE 6--NOTE PAYABLE: (Continued)
    Future minimum payments under the above obligation are as follows:

DECEMBER 31,
  2000......................................................  $ 7,700
  2001......................................................    3,997
                                                              -------
                                                              $11,697
                                                              =======

NOTE 7--INCOME TAXES:

    Provision for income taxes is comprised of the following:

                                                                1998       1999
                                                              --------   --------
Current:
  Federal...................................................    $  0       $  0
  State.....................................................     815        800
                                                                ----       ----
Deferred....................................................       0          0
                                                                ----       ----
Income Tax Expense..........................................    $815       $800
                                                                ====       ====

    The Company has accumulated tax loss carryforwards of approximately $1,111,767 and $1,397,540 for Federal tax purposes for the years ended
December 31, 1998 and 1999 respectively. In addition the Company has a tax loss carryforward of $555,884 and $698,770 for California franchise tax purposes for the years ended December 31, 1998 and 1999 respectively. The Federal net operating losses (NOL's) expire in 2018 and 2019. The state NOL's expire in 2003 and 2004. The carryforward amounts are subject to review and revisions if any, by tax authorities. As of December 31, 1998 and 1999 deferred tax assets, after application of valuation allowances, were negligible.

NOTE 8--RELATED PARTY TRANSACTIONS:

    Throughout the years ended December 31, 1998 and 1999, non-interest bearing funds advanced during 1997 and previous years were repaid to Kimball Petition Management, Inc., owned by two officer/stockholders of the Company. The total amounts repaid in 1998 and 1999 were $119,962 and $108,352 respectively. Also, see Notes 4, 5 and 6.

NOTE 9--REPURCHASE OF COMMON STOCK

    In June of 1999 SDR Technologies, Inc. purchased 155,579 shares of its common stock for $150,000 from a former officer of the Company in complete liquidation of his interest in the Company.

NOTE 10--LEASE COMMITMENTS:

    In June 1997 SDR Technologies, Inc., began leasing office facilities under a five year agreement. Under the non-cancelable lease the base monthly rent is $4,031 plus common area expenses. The base lease amount is subject to a cost of living increase based on the CPI for the Los Angeles--Long Beach--Anaheim area. The Company has an option to extend the lease for an additional five years

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1998 AND 1999

NOTE 10--LEASE COMMITMENTS: (Continued)
beginning in June 2002. In May of 1999 SDR Technologies Inc. began leasing an additional suite in the same building where its offices are located under a contract expiring May 31 of 2002. Under the lease the base monthly rental is $3,423 subject to cost of living increases similar to those described above.

    Rent expense relative to the office space leased was $55,613 and $80,712 for the years ended December 31, 1998 and 1999 respectively.

    The minimum future obligations under the above operating leases are as follows:

DECEMBER 31,
  2000......................................................  $ 89,448
  2001......................................................    89,448
  2002......................................................    37,272
  Thereafter................................................         0
                                                              --------
                                                              $216,168
                                                              ========

NOTE 11--MAJOR CUSTOMERS:

    For the year ended December 31, 1998 the three largest customers comprised approximately 63.7%, 14.1% and 12.1% of total revenues, or a total of 89.9%. For the year ended December 31, 1999, the five largest customers comprised approximately 78.5% of total revenues, ranging from 12.9% up to 18.6% each. No other customer represented more than 10% of revenues. During the year ended December 31, 1999 the Company recognized $669,500 in revenues for the performance of contracts awarded in 1997 and 1998.

NOTE 12--CONTINGENT LIABILITIES:

    For the year ended December 31, 1999 as well as all prior years since inception, the Company has been filing state income and sales tax returns in all states where the Company deemed appropriate. Additional state income and sales tax liabilities may however arise as a result of eventual reviews of the Company's business activities in other states by the respective tax authorities. Currently, the Company is unaware of any potential tax liabilities.

    The Company is involved in a legal action arising in the normal course of business. The ultimate resolution of this matter is not ascertainable at this time. In the opinion of management, such matter will not have a material effect upon the financial position of the Company. No provision has been made in these consolidated financial statements related to this claim.

NOTE 13--STOCK OPTIONS AND WARRANTS:

    The Company has adopted a 1999 Stock Option Plan ("Plan"), which permits the Company to grant options to employees, officers, directors, consultants and independent contractors. An aggregate of 700,000 shares of common stock may be issued pursuant to the Plan. As of December 31, 1999, 366,450 options have been granted, 158,949 options have vested under the Plan with 207,501 future options pending. The shares vest over 3 years and expire 10 years after the grant date. In accordance

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1998 AND 1999

NOTE 13--STOCK OPTIONS AND WARRANTS: (Continued) with SFAS No. 123, "Stock-Based Compensation", the Company has recognized stock-based compensation of $318,000 for 1999.

    A summary of the Company's stock option activity and related information for the year ended December 31, 1999 is as follows:

                                                                 WEIGHTED-AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                      --------   ----------------
Outstanding at Beginning of Year....................        0             0
Granted.............................................  366,450         $1.04
Exercised...........................................        0             0
Forfeited...........................................        0             0
                                                      -------         -----
  Outstanding at End of Year........................  366,450         $1.04
                                                      =======         =====

Exercisable at End of Year..........................  158,949         $1.00
Weighted-Average Fair Value Of Options
  Granted During the year...........................                  $3.00

    The following table summarizes information about stock options outstanding under the Plan at

    December 31, 1999:

                                     OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                          -----------------------------------------   ----------------------
                                                           WEIGHTED                 WEIGHTED
                                        WEIGHTED AVERAGE   AVERAGE                  AVERAGE
                            SHARES         REMAINING       EXERCISE     SHARES      EXERCISE
RANGE OF EXERCISE PRICE   OUTSTANDING   CONTRACTUAL LIFE    PRICE     OUTSTANDING    PRICE
-----------------------   -----------   ----------------   --------   -----------   --------
         $ 1.00             364,950           9.5           $ 1.00      158,949      $ 1.00
         $11.59               1,500           9.5           $11.59            0      $11.59

    There are 205,907 warrants with the option to buy one share of common stock at $7.50 per share.

    Each share of Series A Preferred stock includes a warrant (see Note 14). All warrants were outstanding at December 31, 1999 and all expire by 2003. All options expire by 2009.

NOTE 14--CAPITAL STOCK

    In August of 1999 the Company designated 1,000,000 of its authorized shares of Preferred stock as Series A Preferred stock. The no par Series A Preferred stock has dividend and voting rights equal to the common stock. Each Series A share is convertible into common stock at a conversion price of $5.00 per share, subject to adjustment pursuant to certain anti-dilution provisions. However, at such time as the Company's common stock becomes listed for trading on a U.S. stock exchange, the conversion price shall be adjusted to the lower of the conversion price then in effect or 80% of the initial public offering price per share. During 1999 the Company raised $891,025 by issuing 205,907 shares of Series A Preferred stock, net of $138,510 in common stock issued in exchange for professional services related to the sale of the Preferred stock.

                     SDR TECHNOLOGIES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1998 AND 1999

NOTE 14--CAPITAL STOCK (Continued)
    Each share of Preferred stock includes a warrant. Each warrant entitles its holder to purchase one share of common stock at an exercise price of $7.50 per share, subject to adjustment pursuant to certain anti-dilution provisions. The warrants may be exercised at any time until September 2003, at which time the unexercised warrants will expire by their own terms.

NOTE 15--SUBSEQUENT EVENTS:

    In January of 2000, SDR Technologies signed a convertible promissory note payable to National Information Consortium, Inc. a Colorado company, for $1,000,000. The note bears interest at 10% per annum and both principal and interest are due on June 30, 2000 unless, in accordance with the loan agreement, the note is converted to SDR Technologies, Inc. Common Stock.

    During the first quarter of year 2000, SDR Technologies, Inc. purchased an additional 49% of the outstanding Common Stock of SDRSE for $6,000. After this transaction SDR Technologies, Inc. owns 100% of the outstanding stock of the subsidiary.

    The Company's ability to operate over the next twelve months is dependent upon the raising of additional capital. The capital can be raised by executing a Series B Preferred Stock offering, which the Company has already verbally obtained commitments. Also, the Company has entered into discussions and has signed a term sheet regarding a potential business combination with National Information Consortium, Inc. If the merger was to consummate, it would substantially improve the financial viability of SDR Technologies, Inc.

         REPORT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Indian@ Interactive, Inc. and subsidiary

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Indian@ Interactive, Inc. and subsidiary (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
May 6, 1999

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                           -----------------------    MARCH 31,
                                                              1996         1997         1998
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash...................................................  $  280,918   $      964   $  380,209
  Trade accounts receivable..............................     860,777    1,505,464    1,203,141
  Receivable from employees..............................          --           --        1,000
  Due from related companies.............................          --           --          662
  Prepaid expenses.......................................      10,042       16,531       14,359
                                                           ----------   ----------   ----------
        Total current assets.............................   1,151,737    1,522,959    1,599,371
                                                           ----------   ----------   ----------
Property and equipment, net..............................     372,222      375,426      363,196
                                                           ----------   ----------   ----------
Other assets:
  Note receivable from shareholder.......................      25,000       15,000       15,000
  Deposits and other.....................................      10,464       13,988          250
  Organization costs, net of accumulated amortization of
    $5,815, $10,627, and $11,830.........................      18,244       13,432       12,229
                                                           ----------   ----------   ----------
        Total other assets...............................      53,708       42,420       27,479
                                                           ----------   ----------   ----------
        Total assets.....................................  $1,577,667   $1,940,805   $1,990,046
                                                           ==========   ==========   ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Checks issued in excess of bank balance................  $       --   $  117,405   $       --
  Accounts payable.......................................     724,411      876,710    1,089,165
  Accrued expenses.......................................      44,756       25,671       55,617
  Due to related companies...............................          --          528        4,527
  Bank lines of credit...................................     119,196       92,923       92,923
  Current portion of capital lease obligations...........      99,603      141,632      144,499
                                                           ----------   ----------   ----------
        Total current liabilities........................     987,966    1,254,869    1,386,731
                                                           ----------   ----------   ----------
Long-term liabilities:
  Debentures payable to related parties..................      90,000       90,000       90,000
  Capital lease obligations, net of current portion......     167,536       97,370       48,549
                                                           ----------   ----------   ----------
        Total long-term liabilities......................     257,536      187,370      138,549
                                                           ----------   ----------   ----------
        Total liabilities................................   1,245,502    1,442,239    1,525,280
                                                           ----------   ----------   ----------
Commitments and contingencies (Notes 6 and 7)............
Shareholders' equity:
  Common stock, no par value; 100,000 shares authorized,
    87,250, 88,122 and 88,122 shares issued and
    outstanding..........................................      18,825       18,825       18,825
  Additional paid-in capital.............................     156,174      183,557      183,557
  Retained earnings......................................     157,166      296,184      262,384
                                                           ----------   ----------   ----------
        Total shareholders' equity.......................     332,165      498,566      464,766
                                                           ----------   ----------   ----------
        Total liabilities and shareholders' equity.......  $1,577,667   $1,940,805   $1,990,046
                                                           ==========   ==========   ==========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                YEAR ENDED             THREE MONTHS
                                                               DECEMBER 31,               ENDED
                                                       ----------------------------   MARCH 31, 1998
                                                          1996             1997        (UNAUDITED)
                                                       -----------      -----------   --------------
Revenues.............................................  $11,658,194      $12,524,065     $3,541,101
Cost of revenues.....................................    9,623,884       10,040,041      2,727,257
                                                       -----------      -----------     ----------
      Gross profit...................................    2,034,310        2,484,024        813,844
                                                       -----------      -----------     ----------
Operating expenses:
  Service development and operations.................      359,689          480,492        225,425
  Selling, general and administrative................      814,997        1,070,667        424,581
  Stock compensation.................................           --           13,431             --
  Depreciation and amortization......................       83,448          107,332         31,841
                                                       -----------      -----------     ----------
      Total operating expenses.......................    1,258,134        1,671,922        681,847
                                                       -----------      -----------     ----------
      Operating income...............................      776,176          812,102        131,997
                                                       -----------      -----------     ----------
Other income (expense):
  Interest income....................................       21,514           20,192          6,804
  Interest expense...................................      (34,867)         (32,330)        (9,634)
  Miscellaneous income...............................           --            3,412          1,820
  Gain on disposals of property and equipment........           --              401             --
                                                       -----------      -----------     ----------
      Total other expense, net.......................      (13,353)          (8,325)        (1,010)
                                                       -----------      -----------     ----------
      Net income.....................................  $   762,823      $   803,777     $  130,987
                                                       ===========      ===========     ==========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                            NOTES DUE
                                                COMMON STOCK       ADDITIONAL               ON COMMON
                                             -------------------    PAID-IN     RETAINED      STOCK
                                              SHARES     AMOUNT     CAPITAL     EARNINGS    PURCHASES       TOTAL
                                             --------   --------   ----------   ---------   ----------   ------------
BALANCE, JANUARY 1, 1996...................   87,250    $ 87,250    $156,174    $ (24,911)   $(68,425)    $ 150,088
Net income.................................       --          --          --      762,823          --       762,823
Change in par value of common stock........       --     (68,425)         --           --      68,425            --
Distributions to shareholders..............       --          --          --     (580,746)         --      (580,746)
                                              ------    --------    --------    ---------    --------     ---------
BALANCE, DECEMBER 31, 1996.................   87,250      18,825     156,174      157,166          --       332,165
Net income.................................       --          --          --      803,777          --       803,777
Issuance of common stock...................      872          --      27,383           --          --        27,383
Distributions to shareholders..............       --          --          --     (664,759)         --      (664,759)
                                              ------    --------    --------    ---------    --------     ---------
BALANCE, DECEMBER 31, 1997.................   88,122      18,825     183,557      296,184          --       498,566
Net income (unaudited).....................       --          --          --      130,987          --       130,987
Distributions to shareholders
  (unaudited)..............................       --          --          --     (164,787)                 (164,787)
                                              ------    --------    --------    ---------    --------     ---------
BALANCE, MARCH 31, 1998 (UNAUDITED)........   88,122    $ 18,825    $183,557    $ 262,384    $     --     $ 464,766
                                              ======    ========    ========    =========    ========     =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED
                                                               DECEMBER 31,        THREE MONTHS
                                                            -------------------       ENDED
                                                              1996       1997     MARCH 31, 1998
                                                            --------   --------   --------------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................  $762,823   $803,777      $ 130,987
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................    83,448    107,332         31,841
    Gain on disposals of property and equipment...........        --       (401)            --
    Compensation expense recognized upon issuance of
      common stock........................................        --     13,431             --
    Changes in operating assets and liabilities:
      Decrease (increase) in trade accounts receivable....   (86,475)  (644,687)       302,323
      Decrease (increase) in receivable from employees....     3,400         --         (1,000)
      (Increase) in due from related companies............        --         --           (662)
      Decrease (increase) in prepaid expenses.............    (6,799)    (6,489)         2,172
      Decrease (increase) in deposits and other...........   (10,214)    (3,524)        13,738
      Increase (decrease) in accounts payable.............   (17,435)   152,299        212,455
      Increase (decrease) in accrued expenses.............    26,261    (19,085)        29,946
      Increase in due to related companies................        --        528          3,999
                                                            --------   --------      ---------
      Net cash provided by operating activities...........   755,009    403,181        725,799
                                                            --------   --------      ---------
Cash flows from investing activities:
  Purchases of property and equipment.....................  (237,287)  (110,607)       (18,408)
  Proceeds from disposals of property and equipment.......        --      5,284             --
  Proceeds from repayments of note receivable from
    shareholder...........................................        --     10,000             --
                                                            --------   --------      ---------
      Net cash used in investing activities...............  (237,287)   (95,323)       (18,408)
                                                            --------   --------      ---------
Cash flows from financing activities:
  Checks issued in excess of bank balance.................        --    117,405       (117,405)
  Proceeds from bank lines of credit......................   362,405     97,202             --
  Payment on bank lines of credit.........................        --    (19,834)            --
  Payments on capital lease obligations...................   (46,187)  (131,778)       (45,954)
  Distributions to shareholders...........................  (580,746)  (664,759)      (164,787)
  Proceeds from issuance of common stock..................        --     13,952             --
                                                            --------   --------      ---------
    Net cash used in financing activities.................  (264,528)  (587,812)      (328,146)
                                                            --------   --------      ---------
Net increase (decrease) in cash...........................   253,194   (279,954)       379,245
Cash, beginning of year...................................    27,724    280,918            964
                                                            --------   --------      ---------
Cash, end of period.......................................  $280,918   $    964      $ 380,209
                                                            ========   ========      =========
Other cash flow information:
  Interest paid...........................................  $ 34,867   $ 32,330      $   8,135
                                                            ========   ========      =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

       INDIAN@ INTERACTIVE, INC.

        Indian@ Interactive, Inc. (the "Company") was incorporated March 6, 1995 to design, build and operate Internet-based portals that allow businesses and citizens to complete transactions and obtain government information online for the Intelenet Commission ("Intelenet"). Intelenet is a State of Indiana government instrumentality created by the Indiana legislature for the purpose of providing electronic access to state, county and local information required by Indiana businesses and citizens. The Company is responsible for managing and marketing the government portal as well as funding up front investment and ongoing operational costs. The contract with Intelenet and the interagency agreements with various state agencies include limitations and provisions for the rates the Company can charge and the amount of remuneration to Intelenet and each state agency. The initial contract expires September 2000 but may be renewed, or amended and renewed, for up to an additional five years. Intelenet is entitled to a perpetual for use only license to the applications development for no additional compensation to the Company.

    In October 1997, the Company entered into a computer system agreement with the Indiana Secretary of State ("SOS"). The system is intended to automate many of SOS's internal operations and provide the public electronic access to certain SOS data.

    On March 31, 1998, the shareholders of the Company exchanged all of the issued and outstanding common stock shares for shares of common stock in International Information Consortium, Inc. whose name was later changed to National Information Consortium, Inc. ("NIC"). As a result, NIC became the sole shareholder of the Company.

       CITY-COUNTY INTERACTIVE, L.L.C.

        The Company's wholly-owned subsidiary, City-County Interactive, L.L.C. (the "Subsidiary"), was formed in 1997 to assume the role of electronic government services provider for CivicNet, formerly CivicLink, the government portal for the city of Indianapolis and Marion County, Indiana. In addition, the Subsidiary is to further operate, manage and expand CivicNet.

    BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

    ACCOUNTS RECEIVABLE

    The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounts and any resulting gain or loss is included in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

    The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

    REVENUE RECOGNITION

    The Company recognizes revenues from providing electronic government services (primarily transaction fees) when the service is provided. The Company must remit a certain percentage of fees to state agencies regardless of whether the Company ultimately collects the fees. In connection with the revenues generated under the contract with Intelenet, Intelenet receives 2% of gross revenues per annum, before all other payments. The data providing entities are then paid in accordance with interagency agreements. The remaining balance is retained by the Company.

    ORGANIZATION COSTS

    During the period ended December 31, 1995, the Company incurred organization costs totaling $24,059. The organization costs are being amortized on a straight-line basis over a period of five years.

    SERVICE DEVELOPMENT COSTS

    The Company expenses as incurred the employee costs to develop, implement, operate and maintain the government portal.

    STOCK BASED COMPENSATION

    The Company records as compensation expense the amount by which the fair value of common stock sold to employees exceeds the amount paid.

    INCOME TAXES

    The Company has elected to be taxed as a small business corporation under provisions of Subchapter S of the Internal Revenue Code. Under such provisions, the shareholders are taxed individually on their respective shares of the Company's taxable income. Therefore, no provision for income tax expense has been made. The Company changed its income tax status from an S corporation to a C corporation effective July 1, 1998.

    USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying balance sheet as of March 31, 1998, and the related statements of income, changes in shareholders' equity and cash flows for the three months ended March 31, 1998 are unaudited.

    In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of this period. The data disclosed in the notes to the financial statements for this period is unaudited.

2.  CONCENTRATION OF CREDIT

    For the years ended December 31, 1997 and 1996, the Company derived 77% and 80%, respectively, of its transaction fees from two data resellers. At
December 31, 1997 and 1996, 79% and 81%, respectively, of its accounts receivable were from the same two data resellers.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                    DECEMBER 31,
                                 -------------------    USEFUL
                                   1996       1997      LIVES
                                 --------   --------   --------
Furniture......................  $ 75,996   $ 77,641   8 years
Equipment......................   320,920    420,423   5 years
Software.......................    60,464     64,739   3 years
                                 --------   --------
                                  457,380    562,803
Less accumulated
  depreciation.................    85,158    187,377
                                 --------   --------
                                 $372,222   $375,426
                                 ========   ========

    Depreciation expense for the years ended December 31, 1997 and 1996 was $102,520 and $78,637, respectively.

4.  BANK LINES OF CREDIT

    INDIAN@ INTERACTIVE, INC.

    The Company has a $100,000 operating line of credit from a bank which was increased to $150,000 in October 1997. The interest rate on the line equals the bank's prime rate plus 0.50% (9.00% at December 31, 1997). The line expired on November 1, 1998. There were no amounts outstanding on the line of credit at December 31, 1997 and 1996. The line is collateralized by the Company's assets as well as personal guarantees of three of the Company's shareholders.

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

4.  BANK LINES OF CREDIT (CONTINUED)
    The Company obtained an additional $200,000 operating line of credit with a bank in December 1997 which was subsequently increased to $400,000 in 1998. The interest rate on the line equals the bank's index rate (8.50% at December 31, 1997). The line matures April 30, 2000. There were no amounts outstanding on the line of credit at December 31, 1997. The line of credit is collateralized by the Company assets and guaranteed by various affiliated companies.

    The Company has a $600,000 equipment line of credit from a bank which bears interest at the bank's prime rate plus 0.50% (9.00% at December 31, 1997). The line expired on November 1, 1998. At December 31, 1997 and 1996, $79,508 and $119,196, respectively, of equipment purchases were outstanding on the line. During January 1997, $100,300 of the existing balance on the line of $119,196 was refinanced through a sale-leaseback with the bank. The line is collateralized by the Company's assets as well as personal guarantees of three of the Company's shareholders.

    The Company obtained an additional $225,000 equipment line of credit from a bank in April 1998. The interest rate on the line equals the bank's reference rate plus 1.75%. There is no given expiration date on the line. The line is collateralized by the related equipment and guaranteed by an affiliated company.

    The line of credit agreements contain various covenants relating to reporting requirements and financial ratios. At December 31, 1997 and 1996, the Company was either in compliance with these covenants or had received waivers on any violations of these covenants.

    CITY-COUNTY INTERACTIVE, L.L.C.

    The Subsidiary has a $100,000 operating line of credit with a bank which bears interest at the bank's prime rate plus 0.50%. (9.00% at December 31, 1997). The line expired November 1, 1998. There were no amounts outstanding on the line of credit at December 31, 1997 and 1996. The line is collateralized by the Subsidiary's assets as well as the guarantee of the Company and personal guarantees of three of the Company's shareholders.

    The Subsidiary has a $75,000 equipment line of credit from a bank which bears interest at the bank's prime rate plus 0.50% (9.00% at December 31, 1997). The line expired on November 1, 1998. At December 31, 1997 and 1996, $13,415 and $0, respectively, of equipment purchases were outstanding on the line. The line is collateralized by the Subsidiary's assets as well as the guarantee of the Company and personal guarantees of three of the Company's shareholders.

5.  DEBENTURES PAYABLE TO RELATED PARTIES

    Debentures payable at December 31, 1997 and 1996 consist of $90,000 of 10% debentures issued to two shareholders. These debentures are due in one installment in October 2000. The Company called the debentures in May 1998. Due to the early call, the Company was required to pay a 5.0% premium.

6.  CAPITAL LEASE OBLIGATIONS

    The Company leases various equipment under agreements with original terms of three years. The agreements require the Company to pay all taxes, fees, assessments or other charges.

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

6.  CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Capitalized leased property at December 31, 1997 and 1996, consists of:

                                            1996       1997
                                          --------   --------
Furniture and fixtures..................  $ 72,507   $ 72,507
Equipment...............................   281,460    281,460
Software................................    59,656     59,656
                                          --------   --------
                                           413,623    413,623
Less accumulated depreciation...........    78,113    163,090
                                          --------   --------
                                          $335,510   $250,533
                                          ========   ========

    Future minimum lease payments under these capital leases at December 31, 1997 are as follows:

FISCAL YEAR
  1998............................................  $155,874
  1999............................................    97,510
  2000............................................     3,262
                                                    --------
                                                     256,646
  Less interest...................................   (17,644)
                                                    --------
  Present value of net minimum lease payments.....   239,002
  Less current portion............................  (141,632)
                                                    --------
  Long-term portion...............................  $ 97,370
                                                    ========

7.  OPERATING LEASES

    The Company leases its office space, an apartment and certain equipment under operating leases. Future minimum lease payments under noncancellable leases at December 31, 1997 are as follows:

FISCAL YEAR
  1998............................................  $ 69,972
  1999............................................    58,120
  2000............................................    50,503
                                                    --------
                                                    $178,595
                                                    ========

    Total rent expense for the years ended December 31, 1997 and 1996 was $71,554 and $64,518, respectively.

    On June 1, 1998, the Company leased additional office space which increased the future minimum lease payments to $77,502, $73,310 and $63,700 for the years ending December 31, 1998, 1999 and 2000, respectively.

8.  RELATED PARTY TRANSACTIONS

    The Company pays its Board members director fees for services rendered. Total expense incurred was $54,000 and $36,000 for the years ended December 31, 1997 and 1996, respectively.

                    INDIAN@ INTERACTIVE, INC. AND SUBSIDIARY

8.  RELATED PARTY TRANSACTIONS (CONTINUED)
    Interest expense on debentures payable to related parties totaled $9,000 for the years ended December 31, 1997 and 1996.

    The note receivable from shareholder of $15,000 was paid in full in July 1998.

    The Company purchases business and health insurance through an insurance agency that is controlled by a shareholder of the Company. Insurance expense totaled approximately $65,000 and $43,000 for the years ended December 31, 1997 and 1996, respectively.

    The Company rents an aircraft on an hourly basis from Sky King Leasing, a company with common shareholders. The amount paid to Sky King Leasing was approximately $10,500 and $19,500 in 1997 and 1996, respectively.

    The Company is affiliated, through common ownership, with several companies that also serve as electronic government services providers for various states. The Company is a partial guarantor of certain line of credit agreements entered into by these affiliated companies. The total amounts available and outstanding under such agreements at December 31, 1997 was $1,075,000 and $192,089.

9.  EMPLOYEE BENEFIT PLAN

    The Company, in conjunction with affiliated companies, maintains a 401(k) profit sharing plan. In accordance with the plan, all employees are eligible immediately upon employment. A discretionary match and a discretionary contribution may be made to the plan as determined by the Board of Directors. Company contributions totaled $18,432 and $16,319 for the years ended December 31, 1997 and 1996, respectively.

10.  COMMON STOCK

    CHANGE IN PAR VALUE OF COMMON STOCK

    During 1996, the Company amended the corporate bylaws to change the par value of common stock from $1.00 par to no par with a total stated value of $18,825. In conjunction with the amendment, notes due on common stock purchases were forgiven.

    RESTRICTIONS ON TRANSFERABILITY OF COMMON STOCK

    The Articles of Incorporation of the Company stipulate that should any shareholder desire to sell or transfer their respective shares of common stock, such stock must first be offered to the Company. Any stock not purchased by the Company within a specified time frame must then be offered to the remaining shareholders. The purchase price must be equivalent to the price that would be paid by a non-shareholder.

11.  SUPPLEMENTARY CASH FLOW DISCLOSURES

    The Company sold certain assets during 1996 which were leased back from the purchaser over a period of three years. The resulting leases are being accounted for as capital leases. The purchaser paid down $103,641 of the Company's bank line of credit during 1997 and $313,323 during 1996.

         REPORT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

To the Board of Directors of

Kansas Information Consortium, Inc.

In our opinion, the accompanying balance sheets and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Kansas Information
Consortium, Inc. (the "Company") at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
May 6, 1999

                      KANSAS INFORMATION CONSORTIUM, INC.
                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1996       1997        1998
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash......................................................  $ 36,571   $136,379     $179,413
  Trade accounts receivable.................................   483,092    542,979      626,303
  Receivable from employees.................................     3,246        968        9,432
  Due from related companies................................        --     22,348          982
  Prepaid expenses..........................................    23,353     16,870       10,930
                                                              --------   --------     --------
    Total current assets....................................   546,262    719,544      827,060
Property and equipment, net.................................   131,770    151,522      155,165
Deposits and other..........................................     2,145        625           25
                                                              --------   --------     --------
    Total assets............................................  $680,177   $871,691     $982,250
                                                              ========   ========     ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $405,715   $445,054     $481,516
  Accrued expenses..........................................     5,127     23,784       40,893
                                                              --------   --------     --------
    Total current liabilities...............................   410,842    468,838      522,409
Bank lines of credit........................................       100    178,674      148,682
Debentures payable to related parties.......................    75,000         --           --
                                                              --------   --------     --------
    Total liabilities.......................................   485,942    647,512      671,091
                                                              --------   --------     --------
Commitments and contingencies (Note 6)......................
Shareholders' equity:
  Common stock, $1 par value; 500,000 shares authorized,
    250,000 issued and 224,750, 229,250 and 229,250
    outstanding.............................................   250,000    250,000      250,000
  Additional paid-in capital................................     8,870     22,146       22,146
  Retained earnings.........................................    (6,385)   (19,717)      67,263
                                                              --------   --------     --------
                                                               252,485    252,429      339,409
Less common stock subscriptions receivable..................   (25,500)        --           --
Less treasury stock, at cost................................   (32,750)   (28,250)     (28,250)
                                                              --------   --------     --------
    Total shareholders' equity..............................   194,235    224,179      311,159
                                                              --------   --------     --------
    Total liabilities and shareholders' equity..............  $680,177   $871,691     $982,250
                                                              ========   ========     ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      KANSAS INFORMATION CONSORTIUM, INC.
                              STATEMENTS OF INCOME

                                                                YEAR ENDED
                                                               DECEMBER 31,          THREE MONTHS
                                                          -----------------------       ENDED
                                                             1996         1997      MARCH 31, 1998
                                                          ----------   ----------   --------------
                                                                                     (UNAUDITED)
Revenues................................................  $5,009,204   $6,067,362     $1,625,488
Cost of revenues........................................   3,681,547    4,576,795      1,174,015
                                                          ----------   ----------     ----------
    Gross profit........................................   1,327,657    1,490,567        451,473
                                                          ----------   ----------     ----------
Operating expenses:
  Service development and operations....................     300,044      387,083         99,685
  Selling, general and administrative...................     783,971      812,306        190,994
  Stock compensation....................................       3,870       13,276             --
  Depreciation..........................................      44,983       32,496          9,971
                                                          ----------   ----------     ----------
    Total operating expenses............................   1,132,868    1,245,161        300,650
                                                          ----------   ----------     ----------
    Operating income....................................     194,789      245,406        150,823
                                                          ----------   ----------     ----------
Other income (expense):
  Interest income.......................................       1,909          822            401
  Interest expense......................................     (18,072)     (13,056)        (4,639)
  Loss on disposals of property and equipment...........     (11,214)     (43,144)            --
                                                          ----------   ----------     ----------
    Total other expense, net............................     (27,377)     (55,378)        (4,238)
                                                          ----------   ----------     ----------
    Net income..........................................  $  167,412   $  190,028     $  146,585
                                                          ==========   ==========     ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      KANSAS INFORMATION CONSORTIUM, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                            COMMON
                                        COMMON STOCK       ADDITIONAL                TREASURY STOCK          STOCK
                                     -------------------    PAID-IN     RETAINED   -------------------   SUBSCRIPTIONS
                                      SHARES     AMOUNT     CAPITAL     EARNINGS    SHARES     AMOUNT     RECEIVABLE      TOTAL
                                     --------   --------   ----------   --------   --------   --------   -------------   --------
BALANCE, JANUARY 1, 1996...........  250,000    $250,000    $ 1,400     $(35,795)  (28,250)   $(35,750)    $(25,500)     $154,355
Net income.........................       --          --         --     167,412         --          --           --       167,412
Distributions to shareholders......       --          --         --     (138,002)       --          --           --      (138,002)
Sales of treasury stock............       --          --      7,470          --      3,000       3,000           --        10,470
                                     -------    --------    -------     --------   -------    --------     --------      --------
BALANCE, DECEMBER 31, 1996.........  250,000     250,000      8,870      (6,385)   (25,250)    (32,750)     (25,500)      194,235
Net income.........................       --          --         --     190,028         --          --           --       190,028
Distributions to shareholders......       --          --         --     (203,360)       --          --           --      (203,360)
Sales of treasury stock............       --          --     13,276          --      4,500       4,500           --        17,776
Payment received for subscribed
  stock............................       --          --         --          --         --          --       25,500        25,500
                                     -------    --------    -------     --------   -------    --------     --------      --------
BALANCE, DECEMBER 31, 1997.........  250,000     250,000     22,146     (19,717)   (20,750)    (28,250)          --       224,179
Net income (unaudited).............       --          --         --     146,585         --          --           --       146,585
Distributions to shareholders
  (unaudited)......................       --          --         --     (59,605)        --          --           --       (59,605)
                                     -------    --------    -------     --------   -------    --------     --------      --------
BALANCE, MARCH 31, 1998
  (UNAUDITED)......................  250,000    $250,000    $22,146     $67,263    (20,750)   $(28,250)    $     --      $311,159
                                     =======    ========    =======     ========   =======    ========     ========      ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      KANSAS INFORMATION CONSORTIUM, INC.
                            STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED
                                                                 DECEMBER 31,         THREE MONTHS
                                                            ----------------------        ENDED
                                                              1996          1997     MARCH 31, 1998
                                                            --------      --------   ---------------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................  $167,412      $190,028      $146,585
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation..........................................    44,983        32,496         9,971
    Loss on disposals of property and equipment...........    11,214        43,144            --
    Compensation expense recognized upon sales of treasury
      stock...............................................     3,870        13,276            --
    Changes in operating assets and liabilities:
    (Increase) in trade accounts receivable...............  (159,828)      (59,887)      (83,324)
    Decrease (increase) in receivable from employees......    (3,246)        2,278        (8,464)
    Decreases (increase) in due from related companies....        --       (22,348)       21,366
    Decrease (increase) in prepaid expenses...............    (5,984)        6,483         5,940
    Decrease (increase) in deposits and other.............      (699)        1,520           600
    Increase in accounts payable..........................   118,081        39,339        36,462
    Increase (decrease) in accrued expenses...............    (4,547)       18,657        17,109
                                                            --------      --------      --------
      Net cash provided by operating activities...........   171,256       264,986       146,245
                                                            --------      --------      --------
Cash flows from investing activities:
  Purchases of property and equipment.....................   (62,960)      (96,151)      (13,613)
  Proceeds from disposals of property and equipment.......    56,775           759            --
                                                            --------      --------      --------
      Net cash used in investing activities...............    (6,185)      (95,392)      (13,613)
                                                            --------      --------      --------
Cash flows from financing activities:
  Proceeds from bank lines of credit......................    90,321       215,941            --
  Payments on bank lines of credit........................  (164,981)      (37,367)      (29,993)
  Payments on debentures payable to related parties.......   (25,000)      (75,000)           --
  Distributions to shareholders...........................  (138,002)     (203,360)      (59,605)
  Proceeds from sale of treasury stock....................     6,600         4,500            --
  Proceeds from common stock subscriptions receivable.....        --        25,500            --
                                                            --------      --------      --------
      Net cash used in financing activities...............  (231,062)      (69,786)      (89,598)
                                                            --------      --------      --------
Net increase (decrease) in cash...........................   (65,991)       99,808        43,034
Cash, beginning of year...................................   102,562        36,571       136,379
                                                            --------      --------      --------
Cash, end of period.......................................  $ 36,571      $136,379      $179,413
                                                            ========      ========      ========
Other cash flow information:
  Interest paid...........................................  $ 20,168      $ 14,310      $  4,639
                                                            ========      ========      ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      KANSAS INFORMATION CONSORTIUM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION. Kansas Information Consortium, Inc. (the "Company") was incorporated August 15, 1991 to design, build and operate Internet-based portals that allow businesses and citizens to complete transactions and obtain government information online for the Information Network of Kansas ("INK"). INK is a State of Kansas government instrumentality created by the Kansas legislature for the purpose of providing electronic access to state, county and local information required by Kansas businesses and citizens. The Company is responsible for managing and marketing the government portal as well as funding up front investment and ongoing operational costs. The contract with INK includes limitations and provisions for the rates the Company can charge and the amount of remuneration to INK and each state agency. The initial contract was to expire on December 31, 1996, but was renewed until December 31, 1999 unless earlier terminated by INK for cause. INK shall have the option, upon termination or expiration of the contract, to require the Company to act in accordance with the terms of the contract for a period of up to twelve months from the time of the expiration or notification of termination. INK is entitled to a perpetual for use only license to applications developed for no additional compensation to the Company.

    On March 31, 1998, the shareholders of the Company exchanged all of their issued and outstanding common stock shares for shares of common stock in International Information Consortium, Inc. whose name was later changed to National Information Consortium, Inc. ("NIC"). As a result, NIC became the sole shareholder of the Company.

    ACCOUNTS RECEIVABLE.

    The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

    PROPERTY AND EQUIPMENT.

    Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

    The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

    REVENUE RECOGNITION

    The Company recognizes revenues from providing electronic government services (primarily transaction fees) when the service is provided. The Company must remit a certain percentage of transaction fees to state agencies regardless of whether the Company ultimately collects the fees. In connection with the revenues generated under the contract with INK, INK receives 2.0% of gross revenue per annum, payable monthly, before all other payments. The Company may then receive a

                      KANSAS INFORMATION CONSORTIUM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
25.0% rate of return per annum on its risk capital from net income before taxes. The remaining net income before taxes is shared 66.7% with the Company and 33.3% with INK. Risk capital is defined in the contract as the sum of paid-in capital, corporate loans with a payback period exceeding one year, and noncancellable obligations under corporate leases.

    SERVICE DEVELOPMENT COSTS.

    The Company expenses as incurred the employee costs to develop, implement, operate and maintain the government portal.

    STOCK-BASED COMPENSATION.

    The Company records as compensation expense the amount by which the fair value of common stock sold to employees exceeds the amount paid.

    INCOME TAXES.

    The Company has elected to be taxed as a small business corporation under provisions of Subchapter S of the Internal Revenue Code. Under such provisions, the shareholders are taxed individually on their respective shares of the Company's taxable income. Therefore, no provision for income tax expense has been made. The Company changed its income tax status from an S corporation to a C corporation effective July 1, 1998.

    USE OF ESTIMATES.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL INFORMATION.

    The accompanying balance sheet as of March 31, 1998, and the related statements of income, changes in shareholders' equity and cash flows for the three months ended March 31, 1998 are unaudited.

    In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of this period. The data disclosed in the notes to the financial statements for this period is unaudited.

2. CONCENTRATION OF CREDIT

    For the years ended December 31, 1997 and 1996, the Company derived 84% and 72%, respectively, of its transaction fees from six data resellers. At
December 31, 1997 and 1996, 84% and 80%, respectively, of its accounts receivable were from the same six data resellers.

                      KANSAS INFORMATION CONSORTIUM, INC.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                  DECEMBER 31,
                                               -------------------
                                                 1996       1997     USEFUL LIVES
                                               --------   --------   ------------
Furniture and fixtures.......................  $ 77,519   $ 84,419   8 years
Equipment....................................   170,578    116,195   5-8 years
Software.....................................    25,103         --   5 years
Leasehold improvements.......................    15,457     15,457   5 years
                                               --------   --------
                                                288,657    216,071
Less accumulated depreciation................   156,887     64,549
                                               --------   --------
                                               $131,770   $151,522
                                               ========   ========

    Depreciation expense for the years ended December 31, 1997 and 1996 was $32,496 and $44,983, respectively.

4. BANK LINES OF CREDIT

    The Company obtained a $250,000 line of credit from a bank in May 1997. The interest rate on the line equals the prime rate as per the Wall Street Journal (8.50% at December 31, 1997). The line matures May 1, 1999. At December 31, 1997, $178,674 was outstanding on the line of credit. The line of credit is collateralized by the Company's assets.

    The Company obtained an additional $250,000 line of credit from a bank in December 1997. The interest rate on the line equals the bank's index rate (8.50% at December 31, 1997). The line matures April 30, 2000. There were no amounts outstanding on the line of credit at December 31, 1997. The line of credit is collateralized by the Company's assets and guaranteed by various affiliated companies.

    The Company obtained a $225,000 equipment line of credit from a bank in April 1998. The interest rate on the line equals the bank's reference rate plus 1.75%. There is no given expiration date on the line. The line is collateralized by the related equipment and guaranteed by an affiliated company.

    The Company had a $50,000 line of credit from a bank with a maturity date of March 30, 1998, which was repaid during 1997. At December 31, 1997 and 1996, $0 and $100, respectively, was outstanding on the line of credit.

5. DEBENTURES PAYABLE TO RELATED PARTIES

    The Company had $75,000 of 10% debentures with a maturity date of October 31, 2001 which were repaid during 1997.

                      KANSAS INFORMATION CONSORTIUM, INC.

6. OPERATING LEASES

    The Company leases its office space and certain equipment under operating leases. The future minimum lease payments under noncancellable operating leases are as follows:

FISCAL YEAR
-----------
1998........................................................  $118,374
1999........................................................   105,041
2000........................................................    38,374
2001........................................................    38,374
2002........................................................    31,980
                                                              --------
                                                              $332,143
                                                              ========

    Total rent expense for the years ended December 31, 1997 and 1996 was $137,161 and $66,143, respectively.

7. RELATED PARTY TRANSACTIONS

    The Company pays its Board members director fees for services rendered. Total expense incurred was $41,000 and $45,000 for the years ended December 31, 1997 and 1996, respectively.

    The Company purchases business and health insurance through an insurance agency that is controlled by a shareholder of the Company. Insurance expense totaled approximately $58,000 and $86,000 in 1997 and 1996, respectively.

    The Company rents an aircraft on an hourly basis from Sky King Leasing, a company with common shareholders. The amount paid to Sky King Leasing was approximately $18,000 and $8,500 in 1997 and 1996, respectively.

    During 1997, a shareholder of the Company sold a vehicle to the Company for $30,000.

8. EMPLOYEE BENEFIT PLAN

    The Company, in conjunction with affiliated companies, maintains a 401(k) profit sharing plan. In accordance with the plan, all employees are eligible immediately upon employment. A discretionary match and a discretionary contribution may be made to the plan as determined by the Board of Directors. Company contributions totaled $37,178 and $10,611 for the years ended December 31, 1997 and 1996, respectively.

9. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    The Company sold certain assets during 1996 which were leased back from the purchaser over a period of three years. The resulting lease is being accounted for as an operating lease. The purchaser paid down on the Company's bank line of credit in 1996 by $51,929 as part of this sale-leaseback transaction.

         REPORT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Arkansas Information Consortium, Inc.

In our opinion, the accompanying balance sheet and the related statement of operations, of changes in shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of Arkansas Information Consortium, Inc. (the "Company") at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
May 6, 1999

                     ARKANSAS INFORMATION CONSORTIUM, INC.
                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                                  1997       MARCH 31, 1998
                                                              ------------   --------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash......................................................    $  72,916      $  104,345
  Trade accounts receivable.................................      585,989         734,639
  Interest receivable from shareholders.....................        1,786           2,773
  Prepaid expenses..........................................          778             924
                                                                ---------      ----------
      Total current assets..................................      661,469         842,681
                                                                ---------      ----------
Property and equipment, net.................................      123,492         141,410
                                                                ---------      ----------
Other assets:
  Deposits..................................................        3,000           3,000
  Organization costs, net of accumulated amortization of
    $315 and $504...........................................        3,466           3,277
  Notes receivable from shareholders........................       40,000          40,000
                                                                ---------      ----------
      Total other assets....................................       46,466          46,277
                                                                ---------      ----------
      Total assets..........................................    $ 831,427      $1,030,368
                                                                =========      ==========

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 534,760      $  656,689
  Accrued expenses..........................................        5,620          15,766
  Due to related party......................................        4,510             254
  Note payable to former shareholder--current portion.......           --           6,500
                                                                ---------      ----------
      Total current liabilities.............................      544,890         679,209
Debentures payable..........................................       40,130          40,130
Note payable to former shareholder--long-term portion.......           --           6,500
                                                                ---------      ----------
      Total liabilities.....................................      585,020         725,839
                                                                ---------      ----------
Commitments and contingencies (Note 6)
Shareholders' equity:
  Common stock:
    Series A $1 par, 500,000 voting shares authorized,
      272,059 shares issued and outstanding.................      272,059         272,059
    Series B $1 par, 500,000 non-voting shares authorized,
      220,881 shares issued, 220,881 and 215,876 shares
      outstanding...........................................      220,881         220,881
    Retained earnings.......................................     (246,533)       (174,026)
                                                                ---------      ----------
                                                                  246,407         318,914
  Less treasury stock, at cost..............................           --         (14,385)
                                                                ---------      ----------
      Total shareholders' equity............................      246,407         304,529
                                                                ---------      ----------
      Total liabilities and shareholders' equity............    $ 831,427      $1,030,368
                                                                =========      ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     ARKANSAS INFORMATION CONSORTIUM, INC.
                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED     THREE MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  1997       MARCH 31, 1998
                                                              ------------   --------------
                                                                              (UNAUDITED)
Revenues....................................................   $2,346,889      $2,041,142
Cost of revenues............................................    2,077,144       1,802,776
                                                               ----------      ----------
      Gross profit..........................................      269,745         238,366
                                                               ----------      ----------
Operating expenses:
  Service development and operations........................       90,447          56,808
  Selling, general and administrative.......................      187,567         100,425
  Stock compensation........................................      232,384           5,115
  Depreciation and amortization.............................        8,232           6,236
                                                               ----------      ----------
      Total operating expenses..............................      518,630         168,584
                                                               ----------      ----------
      Operating income (loss)...............................     (248,885)         69,782
                                                               ----------      ----------
Other income (expense):
  Interest income...........................................        4,083           3,628
  Interest expense..........................................       (1,731)           (903)
                                                               ----------      ----------
      Total other income....................................        2,352           2,725
                                                               ----------      ----------
      Net income (loss).....................................   $ (246,533)     $   72,507
                                                               ==========      ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     ARKANSAS INFORMATION CONSORTIUM, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                             SERIES A AND B
                                              COMMON STOCK                     TREASURY STOCK
                                           -------------------   RETAINED    -------------------
                                            SHARES     AMOUNT    EARNINGS     SHARES     AMOUNT      TOTAL
                                           --------   --------   ---------   --------   --------   ---------
Balance, January 1, 1997.................       --    $     --   $      --        --    $     --   $      --
Issuance of common stock.................  492,940     492,940          --        --          --     492,940
Net loss.................................       --          --    (246,533)       --          --    (246,533)
                                           -------    --------   ---------    ------    --------   ---------
Balance, December 31, 1997...............  492,940     492,940    (246,533)       --          --     246,407
Net income (unaudited)...................       --          --      72,507        --          --      72,507
Purchase of treasury stock (unaudited)...       --          --          --    (5,005)    (14,385)    (14,385)
                                           -------    --------   ---------    ------    --------   ---------
Balance, March 31, 1998 (unaudited)......  492,940    $492,940   $(174,026)   (5,005)   $(14,385)  $ 304,529
                                           =======    ========   =========    ======    ========   =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     ARKANSAS INFORMATION CONSORTIUM, INC.
                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED     THREE MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  1997       MARCH 31, 1998
                                                              ------------   --------------
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................    $(246,533)      $  72,507
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
  Depreciation and amortization.............................        8,232           6,236
  Issuance of common stock for services.....................      232,384              --
  Expense recognized upon repurchase of treasury stock......           --           5,115
  Changes in operating assets and liabilities:
    (Increase) in trade accounts receivable.................     (585,989)       (148,650)
    (Increase) in interest receivable from shareholders.....       (1,786)           (987)
    (Increase) in prepaid expenses..........................         (778)           (145)
    (Increase) in deposits..................................       (3,000)             --
    Increase in accounts payable............................      534,760         121,929
    Increase in accrued expenses............................        5,620          10,146
    Increase (decrease) in due to related party.............        4,510          (4,256)
                                                                ---------       ---------
        Net cash provided by (used in) operating
          activities........................................      (52,580)         61,895
                                                                ---------       ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (131,409)        (23,966)
  Organization costs........................................       (3,781)             --
                                                                ---------       ---------
        Net cash used in investing activities...............     (135,190)        (23,966)
                                                                ---------       ---------
Cash flows from financing activities:
  Proceeds from issuance of debentures......................       40,130              --
  Proceeds from issuance of common stock....................      220,556              --
  Purchase of treasury stock................................           --          (6,500)
                                                                ---------       ---------
        Net cash provided by (used in) financing
          activities........................................      260,686          (6,500)
                                                                ---------       ---------
Net increase in cash........................................       72,916          31,429
Cash, beginning of year.....................................           --          72,916
                                                                ---------       ---------
Cash, end of period.........................................    $  72,916       $ 104,345
                                                                =========       =========
Other cash flow information:
  Interest paid.............................................    $     128       $     903
                                                                =========       =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                     ARKANSAS INFORMATION CONSORTIUM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Arkansas Information Consortium, Inc. (the "Company") was incorporated in October 1996 to design, build and operate Internet-based portals that allow businesses and citizens to complete transactions and obtain government information online, as defined by a contract signed in July 1997 between the Company and the Information Network of Arkansas ("INA"), a public instrumentality created by legislation in the State of Arkansas (the "State"), to provide electronic access via the Internet to public information. The Company is responsible for managing and marketing the government portal as well as funding up front investment and ongoing operational costs. The contract is for one three year term through June 30, 2000, with four one-year renewals at the option of INA. If the State decides to extend the contract through June 30, 2003, or at anytime thereafter, INA shall be entitled to a perpetual for use only license to the applications developed for no additional compensation to the Company. Prior to June 30, 2003, INA reserves the right to negotiate terms for licensure of applications.

    On March 31, 1998, substantially all of the shareholders of the Company exchanged their shares for common stock shares in International Information Consortium, Inc., whose name was later changed to National Information Consortium, Inc. ("NIC"). As a result, NIC became the sole shareholder of the Company. Only one shareholder did not participate in the exchange. In
March 1998, the Company agreed to pay this shareholder $19,500 for past services and reacquired the shareholder's 5,005 shares in the Company. The reacquired shares were recorded as treasury stock at fair market value, which totaled $14,385. An initial payment of $6,500 was made with the remaining balance recorded as a note payable due in two annual installments of $6,500 in 1999 and 2000. The difference between $19,500 and the fair value of the reacquired stock was recorded as expense in the amount of $5,115.

    ACCOUNTS RECEIVABLE

    The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been recorded.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

    The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

                     ARKANSAS INFORMATION CONSORTIUM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ORGANIZATION COSTS

    Organization costs represent legal costs incurred by the Company relating to its incorporation and formation and are being amortized using the straight-line method over five years.

    INCOME TAXES

    The Company has elected to be treated as a small business corporation under provisions of Subchapter S of the Internal Revenue Code. Under such provisions, the shareholders are taxed individually on their respective shares of the Company's taxable income. Therefore, no provision for income tax has been made. The Company changed its income tax status from an S corporation to a C corporation effective July 1, 1998.

    REVENUE RECOGNITION

    The Company recognizes revenues from providing electronic government services (primarily transaction fees) when the service is provided. The Company must remit a certain percentage of transaction fees to state agencies regardless of whether the Company ultimately collects the fees. In addition, transaction fees received pursuant to the agreement with INA are disbursed first for payment of network operating expenses, then to INA 5% of the amount by which gross revenues exceed the amount payable to state agencies, and the balance to the Company.

    SERVICE DEVELOPMENT COSTS

    The Company expenses as incurred the employee costs to develop, implement, operate and maintain the government portal.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying balance sheet as of March 31, 1998, and the related statements of operations, cash flows and changes in shareholders' equity for the three months ended March 31, 1998 are unaudited.

    In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of this period. The data disclosed in the notes to the financial statements for this period is unaudited.

                     ARKANSAS INFORMATION CONSORTIUM, INC.

2. CONCENTRATION OF CREDIT

    For the year ended December 31, 1997, the Company derived 99% of its transaction fees from three data resellers. The same three data resellers represent 99% of accounts receivable at December 31, 1997.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1997:

                                                                    USEFUL LIVES
                                                                    ------------
Equipment..............................................  $125,706   3-8 years
Leasehold improvements.................................     5,703    5 years
                                                         --------
                                                          131,409
Less accumulated depreciation..........................     7,917
                                                         --------
                                                         $123,492
                                                         ========

    Depreciation expense for the year ended December 31, 1997 was $7,917.

4. DEBENTURES PAYABLE

    Debentures payable at December 31, 1997 consists of $40,130 of 9% debentures issued to seven individuals as part of the initial capitalization of the Company. In May 1998, the Company entered into a $150,000 bank line of credit agreement, which is guaranteed by NIC. Proceeds from the line of credit totaling $40,000 were used to repay the debentures. The line of credit was repaid in August 1998.

5. BANK LINES OF CREDIT AND LETTER OF CREDIT

    The Company obtained a $150,000 operating line of credit from a bank in May 1998. The interest rate on the line equals the bank's index rate (8.50% at the inception of the line). The expiration date on the line is April 30, 2000. The line is collateralized by the Company's assets and guaranteed by an affiliated company.

    The Company obtained a $225,000 equipment line of credit from a bank in April 1998. There is no given expiration date on the line. The line is collateralized by the related equipment and guaranteed by an affiliated company.

    The Company has issued to the State an irrevocable letter of credit in the amount of $50,000.

                     ARKANSAS INFORMATION CONSORTIUM, INC.

6. OPERATING LEASES

    The Company leases its office space and certain equipment under operating leases. Future minimum lease payments under noncancellable operating leases are as follows at December 31, 1997:

FISCAL YEAR
-----------
1998........................................................  $ 42,322
1999........................................................    43,024
2000........................................................    22,328
2001........................................................       936
2002........................................................       936
                                                              --------
                                                              $109,546
                                                              ========

    The lease for office space is a six year lease that runs through 2003 with annual rent of $42,000 per year for years four through six, which is not included above. In the event that the Company's contract with INA was not renewed, the Company may terminate the lease at the end of the third, fourth or fifth years, upon written notice given 90 days before the end of that year. Under no other circumstances can the Company terminate the lease.

    Total rent expense for the year ended December 31, 1997 was $18,364.

7. RELATED PARTY TRANSACTIONS

    The Company pays its Board members director fees for services rendered. Total expense incurred was $6,000 for the three month period ended March 31, 1998. No director fees were paid in 1997.

    The Company is affiliated, through common ownership, with several companies that also serve as electronic government services providers for various states. The Company is a partial guarantor of certain line of credit agreements entered into by these affiliated companies. The total amounts available and outstanding under such agreements at December 31, 1997 were $1,050,000 and $178,674.

    Notes receivable from shareholders at December 31, 1997 represents two notes paying interest at 10% per annum which were originally issued in exchange for shares of the Company's stock and payable in three years. The notes were paid in full in July 1998.

    During the start-up phase of the organization, an affiliated company paid expenses on behalf of the Company totaling approximately $96,000, all of which has been reimbursed by the Company. Of this amount, approximately, $3,800 was recorded as organization costs with the remaining $92,200 expensed as incurred.

    The Company rents an aircraft on an hourly basis from Sky King Leasing, which has common shareholders with the Company. The amount paid to Sky King Leasing for the year ended December 31, 1997 was approximately $8,300.

    The Company purchases business and health insurance through an insurance agency that is controlled by a shareholder of the Company. Insurance expense for the year ended December 31, 1997 was approximately $13,900.

                     ARKANSAS INFORMATION CONSORTIUM, INC.

8. EMPLOYEE BENEFIT PLAN

    The Company, in conjunction with affiliated companies, maintains a 401(k) profit sharing plan. In accordance with the plan, all employees are eligible immediately upon employment. A discretionary match and a discretionary contribution may be made to the plan as determined by the Board of Directors. Company contributions totaled $4,301 for the year ended December 31, 1997.

9. COMMON STOCK

    The initial capitalization of the Company in June 1997 consisted of 492,940 shares of $1 par common stock issued to approximately 35 individual investors. Cash was received for 220,556 of the shares and a note receivable was issued for 40,000 of the shares. The remaining 232,384 shares were issued in exchange for previous services rendered and were expensed at the $1 par amount which was the same price per share paid by the other investors.

    The Articles of Incorporation of the Company stipulate that should any shareholder desire to sell or transfer their respective shares of common stock, such stock must first be offered to the Company. Any stock not purchased by the Company within a specified time period must then be offered to the remaining shareholders. The purchase price must be equivalent to the price that would be paid by a non-shareholder.

         REPORT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Nebrask@ Interactive, Inc.

In our opinion, the accompanying balance sheets and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Nebrask@ Interactive, Inc. (the "Company") at December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
May 6, 1999

                           NEBRASK@ INTERACTIVE, INC.
                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1996       1997        1998
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash......................................................  $ 83,955   $129,676     $100,941
  Trade accounts receivable.................................   179,730    316,162      320,499
  Prepaid expenses..........................................        --         --        2,407
                                                              --------   --------     --------
      Total current assets..................................   263,685    445,838      423,847
Property and equipment, net.................................   129,917    110,158      104,259
Other.......................................................     2,743      2,336        2,235
                                                              --------   --------     --------
      Total assets..........................................  $396,345   $558,332     $530,341
                                                              ========   ========     ========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $119,836   $227,340     $263,914
  Accrued expenses..........................................       257      5,167       10,790
  Bank line of credit--current portion......................    24,789         --           --
  Capital lease obligation..................................    60,148         --           --
  Note payable to former shareholder--current portion.......        --         --       43,500
  Dividends payable.........................................        --     47,848           --
                                                              --------   --------     --------
      Total current liabilities.............................   205,030    280,355      318,204
Bank line of credit--long-term portion......................    23,563     89,412       59,740
Note payable to former shareholder--long-term portion.......        --         --       43,500
                                                              --------   --------     --------
      Total liabilities.....................................   228,593    369,767      421,444
                                                              --------   --------     --------
Commitments and contingencies (Notes 5 and 6)

Shareholders' equity:
  Common stock--$1 par value, 100,000 shares authorized,
    50,167, 50,367 and 50,367 issued and 50,167, 50,367 and
    45,117 outstanding......................................    50,167     50,367       50,367
  Additional paid-in capital................................    72,535     75,585       75,585
  Retained earnings.........................................    45,050     62,613       72,384
                                                              --------   --------     --------
                                                               167,752    188,565      198,336
  Less treasury stock, at cost..............................        --         --      (89,439)
                                                              --------   --------     --------
      Total shareholders' equity............................   167,752    188,565      108,897
                                                              --------   --------     --------
      Total liabilities and shareholders' equity............  $396,345   $558,332     $530,341
                                                              ========   ========     ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           NEBRASK@ INTERACTIVE, INC.
                              STATEMENTS OF INCOME

                                                               YEAR ENDED
                                                              DECEMBER 31,          THREE MONTHS
                                                         -----------------------       ENDED
                                                            1996         1997      MARCH 31, 1998
                                                         ----------   ----------   --------------
                                                                                    (UNAUDITED)
Revenues...............................................  $2,324,176   $2,447,318      $706,059
Cost of revenues.......................................   1,613,978    1,710,699       479,090
                                                         ----------   ----------      --------
    Gross profit.......................................     710,198      736,619       226,969
                                                         ----------   ----------      --------
Operating expenses:
  Service development and operations...................     129,575      126,510        59,912
  Selling, general and administrative..................     358,902      393,355       134,994
  Stock compensation...................................       1,232        1,978            --
  Depreciation and amortization........................      37,852       36,701        22,664
                                                         ----------   ----------      --------
      Total operating expenses.........................     527,561      558,544       217,570
                                                         ----------   ----------      --------
      Operating income.................................     182,637      178,075         9,399
                                                         ----------   ----------      --------
Other income (expense):
  Interest income......................................       7,877        5,951         1,974
  Interest expense.....................................     (16,949)      (4,552)       (1,602)
  Loss on disposal of property and equipment...........        (174)      (8,713)           --
                                                         ----------   ----------      --------
      Total other income (expense).....................      (9,246)      (7,314)          372
                                                         ----------   ----------      --------
      Net income.......................................  $  173,391   $  170,761      $  9,771
                                                         ==========   ==========      ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           NEBRASK@ INTERACTIVE, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                        COMMON STOCK       ADDITIONAL                TREASURY STOCK
                                     -------------------    PAID-IN     RETAINED   -------------------
                                      SHARES     AMOUNT     CAPITAL     EARNINGS    SHARES     AMOUNT     TOTAL
                                     --------   --------   ----------   --------   --------   --------   --------
Balance, January 1, 1996...........   50,000    $50,000      $70,225    $ 20,435        --    $     --   $140,660
Net income.........................       --         --           --     173,391        --          --    173,391
Distributions to shareholders......       --         --           --    (148,776)       --          --   (148,776)
Issuance of common stock...........      167        167        2,310          --        --          --      2,477
                                      ------    -------      -------    --------   -------    --------   --------
Balance, December 31, 1996.........   50,167     50,167       72,535      45,050        --          --    167,752
Net income.........................       --         --           --     170,761        --          --    170,761
Distributions to shareholders......       --         --           --    (153,198)       --          --   (153,198)
Issuance of common stock...........      200        200        3,050          --        --          --      3,250
                                      ------    -------      -------    --------   -------    --------   --------
Balance, December 31, 1997.........   50,367     50,367       75,585      62,613        --          --    188,565
Net income (unaudited).............       --         --           --       9,771        --          --      9,771
Distributions to shareholders
  (unaudited)......................       --         --           --          --        --          --         --
Purchase of treasury stock
  (unaudited)......................       --         --           --          --    (5,250)    (89,439)   (89,439)
                                      ------    -------      -------    --------   -------    --------   --------
Balance, March 31, 1998
  (unaudited)......................   50,367    $50,367      $75,585    $ 72,384    (5,250)   $(89,439)  $108,897
                                      ======    =======      =======    ========   =======    ========   ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           NEBRASK@ INTERACTIVE, INC.
                            STATEMENTS OF CASH FLOWS

                                                            YEAR ENDED DECEMBER 31,     THREE MONTHS
                                                            ------------------------       ENDED
                                                              1996           1997      MARCH 31, 1998
                                                            ---------      ---------   --------------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................  $173,391       $170,761       $   9,771
  Adjustments to reconcile net income to net cash provided
    by operating activities:
  Depreciation and amortization...........................    37,852         36,701          22,664
  Loss on disposals of property and equipment.............       174          8,713              --
  Expense recognized upon purchase of treasury stock......        --             --          41,061
  Compensation expense recognized upon issuance of common
    stock.................................................     1,232          1,978              --
  Changes in operating assets and liabilities:
    (Increase) in trade accounts receivable...............   (20,665)      (136,432)         (4,337)
    (Increase) in prepaid expenses........................        --             --          (2,407)
    Increase in accounts payable..........................    15,060        107,504          36,574
    Increase in accrued expenses..........................         4          4,910           5,623
                                                            --------       --------       ---------
      Net cash provided by operating activities...........   207,048        194,135         108,949
                                                            --------       --------       ---------
Cash flows from investing activities:
  Purchases of property and equipment.....................    (1,734)       (25,248)        (16,664)
  Proceeds from disposals of property and equipment.......     1,200             --              --
  Proceeds from repayments of note receivable from related
    party.................................................    10,220             --              --
                                                            --------       --------       ---------
      Net cash provided by (used in) investing
        activities........................................     9,686        (25,248)        (16,664)
                                                            --------       --------       ---------
Cash flows from financing activities:
  Proceeds from bank line of credit.......................        --         85,000              --
  Payments on bank line of credit.........................   (32,176)       (43,940)        (29,672)
  Payments on capital lease obligation....................   (83,227)       (60,148)             --
  Distributions to shareholders...........................  (148,776)      (105,350)        (47,848)
  Proceeds from issuance of common stock..................     1,245          1,272              --
  Purchase of treasury stock..............................        --             --         (43,500)
                                                            --------       --------       ---------
      Net cash used in financing activities...............  (262,934)      (123,166)       (121,020)
                                                            --------       --------       ---------
Net increase (decrease) in cash...........................   (46,200)        45,721         (28,735)
Cash, beginning of year...................................   130,155         83,955         129,676
                                                            --------       --------       ---------
Cash, end of period.......................................  $ 83,955       $129,676       $ 100,941
                                                            ========       ========       =========
Other cash flow information:
  Interest paid...........................................  $ 16,949       $  4,552       $   1,602
                                                            ========       ========       =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           NEBRASK@ INTERACTIVE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Nebrask@ Interactive, Inc., (the "Company") was incorporated on
November 22, 1994 to design, build and operate Internet-based portals for the State of Nebraska ("Nebrask@ Online") that allow businesses and citizens to complete transactions and obtain government information online. The Company is responsible for managing and marketing the portal as well as funding up front investment and ongoing operational costs.

    On December 3, 1997, the Company entered into a contract to provide electronic government services for the Nebraska State Records Board ("NSRB") to enhance, operate, maintain and expand the existing portal that was developed by the Company under its 1995 contract with the Nebraska Library Commission ("NLC") and various state agencies. The contract includes limitations and provisions for the rates the Company can charge and the amount of remuneration to each state agency. The contract will expire on January 31, 2002 unless earlier terminated by the NSRB for cause. The NSRB shall have the option, upon termination or expiration of the contract, to require the Company to act in accordance with the terms of the contract for a period of up to twelve months from the time of expiration or notice of termination, whichever is earlier. On January 1, 2002, the NSRB will be entitled to a perpetual for use only license to the applications developed for no additional compensation to the Company.

    On March 31, 1998, substantially all of the shareholders of the Company exchanged their shares for common stock shares in International Information Consortium, Inc., whose name was later changed to National Information Consortium, Inc. ("NIC"). As a result, NIC became the sole shareholder of the Company. Only one shareholder did not participate in the exchange. In
March 1998, the Company agreed to pay this shareholder $130,500 for past services and reacquired the shareholder's 5,250 shares in the Company. The reacquired shares were recorded as treasury stock at fair market value, which totaled $89,439. An initial payment of $43,500 was made with the remaining balance recorded as a note payable due in two annual installments of $43,500 in 1999 and 2000. The difference between $130,500 and the fair value of the reacquired stock was recorded as expense in the amount of $41,061.

    ACCOUNTS RECEIVABLE

    The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

    The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined

                           NEBRASK@ INTERACTIVE, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

    INCOME TAXES

    The Company has elected to be treated as a small business corporation under provisions of Subchapter S of the Internal Revenue Code. Under such provisions, the shareholders are taxed individually on their respective shares of the Company's taxable income. Therefore, no provision for income tax has been made. The Company changed its income tax status from an S corporation to a C corporation effective July 1, 1998.

    REVENUE RECOGNITION

    The Company recognizes revenues from providing electronic government services (primarily transaction fees) when the service is provided. The Company must remit a certain percentage of transaction fees to state agencies regardless of whether the Company ultimately collects the fees. In addition, the NSRB receives 4.5% of the first $89,000 in gross profit and 2% of gross profit thereafter. Gross profit is defined in the contract as the difference between the Company's gross revenues and amounts paid to state agencies and for certain telecommunication expenses.

    SERVICE DEVELOPMENT COSTS

    The Company expenses as incurred the employee costs to develop, implement, operate and maintain the government portal.

    STOCK-BASED COMPENSATION

    The Company records as compensation expense the amount by which the fair value of common stock sold to employees exceeds the amount paid.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying balance sheet as of March 31, 1998, and the related statements of income, cash flows and changes in shareholders' equity for the three months ended March 31, 1998 are unaudited.

    In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of this period. The data disclosed in the notes to the financial statements for this period is unaudited.

                           NEBRASK@ INTERACTIVE, INC.

2. CONCENTRATION OF CREDIT

    For the year ended December 31, 1997, the Company derived 86% of its transaction fees from four data resellers. At December 31, 1997, 89% of its accounts receivable were from five data resellers. For the year ended
December 31, 1996, the Company derived 83% of its transaction fees from three data resellers. At December 31, 1996, 89% of its accounts receivable were from the same three data resellers.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                  DECEMBER 31,
                                               -------------------
                                                 1996       1997     USEFUL LIVES
                                               --------   --------   ------------
Furniture and fixtures.......................  $    718   $    718    8 years
Purchased software...........................    14,020     18,320    3 years
Equipment....................................   163,592    170,398   5-8 years
                                               --------   --------
                                                178,330    189,436
Less accumulated depreciation................    48,413     79,278
                                               --------   --------
                                               $129,917   $110,158
                                               ========   ========

    Depreciation expense for the years ended December 31, 1997 and 1996 was $36,294 and $37,446, respectively.

4. BANK LINE OF CREDIT

    The Company has a $100,000 line of credit with a bank which bears interest at a rate equal to an index (8.50% at December 31, 1997). The maturity date of the line is April 30, 2000. At December 31, 1997 and 1996, the amount outstanding under the line was $89,412 and $48,352, respectively. The line is collateralized by the Company's assets and guaranteed by affiliated companies.

    The Company obtained a $225,000 equipment line of credit from a bank in April 1998. The interest rate on the line equals the bank's reference rate plus 1.75%. There is no given expiration date on the line. The line is collateralized by the related equipment and guaranteed by an affiliated company.

5. CAPITAL LEASE OBLIGATION

    At December 31, 1996, the Company had a noncancellable capital lease obligation with a bank for computer equipment totaling $60,148, which was repaid in August 1997.

                           NEBRASK@ INTERACTIVE, INC.

6. OPERATING LEASES

    The Company leases its office space and certain equipment under operating leases. The future minimum lease payments under noncancellable operating leases are as follows:

FISCAL YEAR
-----------
1998...............................................  $28,626
1999...............................................   28,626
2000...............................................   11,296
2001...............................................    7,830
                                                     -------
                                                     $76,378
                                                     =======

    Total rent expense for the years ended December 31, 1997 and 1996 was $22,992 and $21,475, respectively.

7. RELATED PARTY TRANSACTIONS

    The Company purchases business and health insurance through an insurance agency that is controlled by a shareholder of the Company. Insurance expense totaled approximately $34,400 and $37,800 for the years ended December 31, 1997 and 1996, respectively.

    The Company rents an aircraft on an hourly basis from Sky King Leasing, which has common shareholders with the Company. The amount paid to Sky King Leasing was approximately $4,700 and $6,600 for the years ended December 31, 1997 and 1996, respectively.

    The Company is affiliated, through common ownership, with several companies that also serve as electronic government services providers for various states. The Company is a partial guarantor of certain line of credit agreements entered into by these affiliated companies. The total amounts available and outstanding under such agreements at December 31, 1997 were $950,000 and $178,674.

8. EMPLOYEE BENEFIT PLAN

    The Company, in conjunction with affiliated companies, maintains a 401(k) profit sharing plan. In accordance with the plan, all employees are eligible immediately upon employment. A discretionary match and a discretionary contribution may be made to the plan as determined by the Board of Directors. Company contributions totaled $8,163 and $9,319 for the years ended
December 31, 1997 and 1996, respectively.

9. RESTRICTIONS ON TRANSFERABILITY OF COMMON STOCK

    The Articles of Incorporation of the Company stipulate that should any shareholders desire to sell or transfer their respective shares of common stock, such stock must first be offered to the Company. Any stock not purchased by the Company within a specified time frame must then be offered to the remaining shareholders. The purchase price must be equivalent to the price that would be paid by a non-shareholder.

                     NATIONAL INFORMATION CONSORTIUM, INC.
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                    OVERVIEW

On September 15, 1999, National Information Consortium, Inc. ("NIC" or the "Company") acquired the net assets of the business of eFed, a provider of Internet-based procurement software and services for the government. eFed designs, develops and manages online procurement software and services for federal and state markets. eFed was a division of privately held Reston, Virginia-based Electric Press, Inc. The acquisition was accounted for as a purchase and the results of eFed's operations are included in the Company's consolidated statement of operations from the date of acquisition. The total purchase price for the business was approximately $29.5 million. Total consideration included $15 million in cash from the proceeds of NIC's initial public offering and the issuance of 606,000 shares of unregistered common stock with a fair value of approximately $14.5 million.

On February 16, 2000, NIC entered into a merger agreement to acquire SDR Technologies, Inc. ("SDR"), a provider of Internet-based applications for the government, in exchange for 2,081,189 shares of unregistered common stock resulting in a preliminary purchase price of approximately $120.2 million. The SDR acquisition will be accounted for as a purchase and is expected to close by the end of March 2000. The pro forma financial information has been prepared on the basis of assumptions described in the Notes to Pro Forma Consolidated Financial Information and includes assumptions relating to the allocation of consideration paid for the assets and liabilities of SDR based on preliminary estimates of fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial information.

The unaudited pro forma consolidated statement of operations combines NIC's historical results of operations for the year ended December 31, 1999 with eFed's historical results for the period from January 1, 1999 to September 15, 1999, and SDR's historical results for the year ended December 31, 1999, as if the acquisitions occurred on January 1, 1999. NIC's historical results of operations already include eFed's results of operations for the period from the date of acquisition to December 31, 1999. The unaudited pro forma condensed consolidated balance sheet gives effect to the SDR acquisition as if it had taken place on December 31, 1999.

The unaudited pro forma consolidated financial information is not necessarily indicative of the operating results that would have been achieved had the transactions taken place on January 1, 1999 or December 31, 1999 and should not be construed as being representative of future operating results. The pro forma financial information should be read in conjunction with the audited financial statements and related notes of NIC, eFed and SDR, included elsewhere in this prospectus.

                     NATIONAL INFORMATION CONSORTIUM, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1999

                                           (a)          (b)
                             NIC           eFed         SDR       Adjustments                Pro Forma
                         ------------   ----------   ----------   ------------              ------------
Revenues...............  $ 56,966,128   $2,340,178   $2,634,567   $         --              $ 61,940,873
Cost of revenues.......    42,190,835      540,630      866,486             --                43,597,951
                         ------------   ----------   ----------   ------------              ------------
  Gross profit.........    14,775,293    1,799,548    1,768,081             --                18,342,922
                         ------------   ----------   ----------   ------------              ------------
Operating expenses:
  Service development
    and operations.....     5,876,294           --           --             --                 5,876,294
  Selling, general and
    administrative.....     9,212,837    1,462,365    2,230,592             --                12,905,794
  Stock compensation...     3,188,051           --      318,000             --                 3,506,051
  Depreciation and
    amortization.......    10,968,482      131,236       77,515      6,783,119     (c)        58,707,614
                                                                    40,747,262     (d)
                         ------------   ----------   ----------   ------------              ------------
  Total operating
    expenses...........    29,245,664    1,593,601    2,626,107     47,530,381                80,995,753
                         ------------   ----------   ----------   ------------              ------------
Operating income
  (loss)...............   (14,470,371)     205,947     (858,026)   (47,530,381)              (62,652,831)
                         ------------   ----------   ----------   ------------              ------------
Other income (expense):
  Interest expense.....      (168,872)     (10,688)    (126,871)            --                  (306,431)
  Other income, net....     2,492,460           --        3,157             --                 2,495,617
                         ------------   ----------   ----------   ------------              ------------
  Total other income
    (expense)..........     2,323,588      (10,688)    (123,714)            --                 2,189,186
                         ------------   ----------   ----------   ------------              ------------
Income (loss) before
  income taxes.........   (12,146,783)     195,259     (981,740)   (47,530,381)              (60,463,645)
Income tax expense
  (benefit)............    (1,416,223)          --          800     (2,565,313)    (e)        (4,363,026)
                                                                      (382,290)    (f)
                         ------------   ----------   ----------   ------------              ------------
Net income (loss)......  $(10,730,560)  $  195,259   $ (982,540)  $(44,582,779)             $(56,100,619)
                         ============   ==========   ==========   ============              ============
Net loss per share:
  Basic and diluted....  $      (0.23)                                                      $      (1.11)
                         ============                                                       ============

Weighed average shares                                               1,156,869     (g)
  outstanding..........    47,278,461                                2,081,189     (h)        50,516,519
                         ============                                                       ============

     SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                     NATIONAL INFORMATION CONSORTIUM, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                               DECEMBER 31, 1999

                                                            (i)
                                             NIC            SDR       Adjustments     Pro Forma
                                         ------------   -----------   ------------   ------------
                ASSETS
Current assets:
  Cash and cash equivalents............  $  9,527,389   $    73,459   $         --   $  9,600,848
  Marketable securities................    82,480,760            --             --     82,480,760
  Accounts receivable and other current
    assets.............................     7,060,500       499,784             --      7,560,284
                                         ------------   -----------   ------------   ------------
  Total current assets.................    99,068,649       573,243             --     99,641,892
Property and equipment, net............     2,998,376       307,537             --      3,305,913
Other long-term assets.................       947,467        18,162             --        965,629
Intangible assets, net.................    30,646,446            --    122,241,787(j)  152,888,233
                                         ------------   -----------   ------------   ------------
    Total assets.......................  $133,660,938   $   898,942   $122,241,787   $256,801,667
                                         ============   ===========   ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and other current
  liabilities..........................  $  5,113,882   $   510,038   $         --   $  5,623,920
Bank line of credit....................            --     1,950,000             --      1,950,000
Other short-term debt..................       239,931       487,484             --        727,415
                                         ------------   -----------   ------------   ------------
    Total current liabilities..........     5,353,813     2,947,522             --      8,301,335
Capital lease obligations and other
  long-term debt.......................       218,164         3,997             --        222,161
                                         ------------   -----------   ------------   ------------
    Total liabilities..................     5,571,977     2,951,519             --      8,523,496
Shareholders' equity (deficit).........   128,088,961    (2,052,577)   122,241,787(k)  248,278,171
                                         ------------   -----------   ------------   ------------
    Total liabilities and shareholders'
      equity...........................  $133,660,938   $   898,942   $122,241,787   $256,801,667
                                         ============   ===========   ============   ============

     SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                     NATIONAL INFORMATION CONSORTIUM, INC.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The unaudited pro forma consolidated statement of operations combines NIC's historical results of operations for the year ended December 31, 1999 with eFed's historical results for the period from January 1, 1999 to September 15, 1999, and SDR's historical results for the year ended December 31, 1999, as if the acquisitions occurred on January 1, 1999. NIC's historical results of operations already include eFed's results of operations for the period from the date of acquisition to December 31, 1999. The unaudited pro forma condensed consolidated balance sheet gives effect to the SDR acquisition as if it had taken place on December 31, 1999.

    The pro forma financial information has been prepared on the basis of assumptions described in these notes and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of SDR based on preliminary estimates of fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial information.

    The pro forma consolidated financial information gives effect to the following pro forma adjustments:

(a) This column represents eFed's unaudited results of operations for the period from January 1, 1999 to September 15, 1999. The Company's consolidated results of operations already include eFed's results of operations for the period from the date of acquisition to December 31, 1999.

(b) This column represents SDR's consolidated results of operations for the year ended December 31, 1999.

(c) The pro forma adjustment represents amortization expense for the period from January 1, 1999 to September 15, 1999, resulting from the application of purchase accounting to the eFed acquisition. The Company's consolidated results of operations reflect amortization for the period from the date of acquisition to December 31, 1999.

    The total purchase price for the eFed business was approximately $29.5 million. Total consideration included $15 million in cash from the proceeds of NIC's initial public offering and the issuance of 606,000 shares of unregistered common stock with a fair value of approximately $14.5 million. The fair value of the common shares was determined based on the average closing market price of NIC's common stock three days before, the day of, and three days after the September 13, 1999 announcement date of the acquisition. Additional consideration is also payable through the end of calendar year 2003 if eFed's financial results exceed certain targeted levels, which have been set substantially above the historical experience of eFed at the time of acquisition.

    The total purchase price of approximately $29.5 million was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the closing date. The fair value of net tangible assets acquired, consisting primarily of accounts receivable, property and equipment, accounts payable and other accrued expenses, totaled $816,000 and approximated historical carrying amounts. The sole identifiable intangible asset relates to eFed's Internet procurement software. This asset was valued at approximately $21.8 million based on the net present value of projected future net cash flows from licensing the software over its estimated three-year life discounted by 15%. The remainder of the cost was allocated to goodwill. The goodwill is being amortized on a straight-line basis over three years.

(d) The pro forma adjustment represents estimated amortization expense for the year ended December 31, 1999 resulting from the application of purchase accounting to the SDR acquisition.

    The SDR merger will be accounted for using the purchase method of accounting. SDR common stock and equivalents will be converted to NIC common stock based upon the exchange ratio of

                     NATIONAL INFORMATION CONSORTIUM, INC.

    approximately 0.5857 NIC shares for each SDR share. Based on the exchange ratio, NIC will issue to SDR shareholders 2,081,189 shares of unregistered common stock as consideration. For purposes of the pro forma financial information, the preliminary purchase price per share was determined to be $58.29, which was based on the average closing market price of NIC's common stock one day before, the day of, and one day after the February 17, 2000 announcement date of the acquisition. However, the average closing market price of NIC's common stock three days before, the day of, and three days after the announcement date of the acquisition will be used to determine the final purchase price per share.

    With respect to SDR warrants and common stock options to be exchanged as part of the SDR merger, all warrants and options are included as part of the number of shares to be exchanged in the merger. The estimated acquisition cost has been reduced by the exercise price of the warrants ($1,544,303) and options ($578,994).

    The transaction is structured to be tax free to SDR shareholders. The historical tax basis in the assets and liabilities will carry over to NIC, and the amortization of the purchase accounting intangibles will not be deductible for income tax purposes.

    Below is a table of the estimated acquisition cost, preliminary purchase price allocation and annual estimated amortization of the intangible assets acquired:


ESTIMATED ACQUISITION COST:
  Estimated fair value of common stock to be issued...  $121,312,507
  Estimated direct costs of acquisition...............     1,000,000
  Less exercise price of SDR warrants and stock
    options...........................................    (2,123,297)
                                                        ------------
                                                        $120,189,210
                                                        ============

                                                                        ESTIMATED         ANNUAL
                                                                       AMORTIZATION    AMORTIZATION
                                                                          PERIOD      OF INTANGIBLES
                                                                       ------------   --------------
PURCHASE PRICE ALLOCATION:
  Estimated fair value of net tangible assets of SDR
    at December 31, 1999..............................  $ (2,052,577)
  Intangible assets acquired..........................   122,241,787      3 years       $40,747,262
                                                        ------------
                                                        $120,189,210
                                                        ============

    Tangible assets to be acquired in the SDR merger will primarily consist of accounts receivable and property and equipment. Liabilities to be assumed in the SDR merger will primarily consist of obligations under a revolving line of credit, loans and advances payable, accounts payable, and accrued liabilities.

(e) For the period from January 1, 1999 to September 15, 1999, Electric Press, Inc. was an S corporation. Accordingly, no provision for income taxes was included in eFed's results of operations for the corresponding period. This adjustment represents eFed's pro forma tax provision (expense on its results of operations) and the pro forma tax benefit related to the amortization expense resulting from the application of purchase accounting for the period from January 1, 1999 to September 15, 1999. The Company's consolidated results of operations already include eFed's tax provision and the tax benefit relating to amortization for the period from the date of

                     NATIONAL INFORMATION CONSORTIUM, INC.

    acquisition to December 31, 1999. The pro forma benefit for income taxes was calculated based on enacted tax laws and statutory tax rates applicable to the period presented.

(f) For the year ended December 31, 1999, no provision for income taxes, other than a provision for a minimum annual state franchise tax, was included in SDR's consolidated results of operations. Net deferred tax assets arising primarily from SDR's net operating losses, after application of valuation allowances, were negligible. This adjustment represents SDR's pro forma tax benefit on its results of operations for 1999. Amortization of the goodwill arising from the application of purchase accounting will not be deductible for income tax purposes.

(g) This adjustment represents the incremental shares needed to reflect the common shares outstanding for the period based on the following assumed stock issuances as of January 1, 1999 related to the eFed acquisition:

       - The actual issuance of 606,000 unregistered common shares as part of the acquisition price.

       - The assumed issuance of 1,363,636 shares of common stock at $11 per share, resulting in net proceeds of $15 million. The net proceeds were used to pay the cash portion of the acquisition price. The $11 share price was based on the net proceeds per share received by the Company from its initial public offering of 10 million shares of common stock on July 15, 1999. The pro forma weighted average shares outstanding reflect the 1,969,636 shares as outstanding for the entire year ended December 31, 1999, and also reflect the difference between the 10 million shares of common stock issued on July 15, 1999 and 1,363,636 shares noted above as outstanding from July 15, 1999 to December 31, 1999.

(h) This adjustment represents the incremental shares needed to reflect the common shares outstanding for the period related to the SDR acquisition.

(i) This column represents SDR's consolidated balance sheet as of December 31, 1999.

(j) This adjustment represents the estimated intangible assets arising from the SDR acquisition.

(k) This adjustment represents the elimination of SDR's shareholders' deficit ($2,052,577) and the issuance of NIC common stock in connection with the SDR merger.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are included in the following table. All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.


                                                                AMOUNT
                                                              ----------
Securities and Exchange Commission Filing Fee...............  $  148,011
NASD Filing Fee.............................................      35,000
Nasdaq National Market Listing Fee..........................      17,500
Accounting Fees and Expenses................................     400,000
Blue Sky Fees and Expenses..................................       2,000
Legal Fees and Expenses.....................................     300,000
Transfer Agent and Registrar Fees and Expenses..............      10,000
Printing Expenses...........................................     300,000
Miscellaneous Expenses......................................         489
                                                              ==========
      Total.................................................  $1,213,000


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 7-109-102 and 7-109-107 of the Colorado Business Corporation Act provide that we may indemnify our directors and officers against all liabilities and expenses actually and reasonably incurred in connect with the defense or settlement of any judicial or administrative proceedings in which the director or officer has have become involved by reason of his or her status as a director or officer, if it is determined by our disinterested directors, a committee appointed by our directors, our shareholders or an independent counsel appointed by our directors that the director or officer acted in good faith and in the reasonable belief that his or her conduct was not opposed to our best interests or, in the case of criminal proceedings, unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding in which the director or officer being indemnified is adjudged to be liable to us or in connection with any proceeding in which the director or officer being indemnified is adjudicated to have derived an improper personal benefit. Further, indemnification in connection with a proceeding is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

    Article V of our articles of incorporation, which is Exhibit 3.1 to this Registration Statement, and Article VIII of our bylaws, which is Exhibit 3.2 to this Registration Statement, provide that we will indemnify any person entitled to indemnity under the Colorado Business Corporation Act, as it now exists or as amended, against all liability and expenses to the fullest extent permitted by the same Act. Further, Article VI of our articles of incorporation provides that our directors will not incur any personal liability from us or our shareholders for monetary damages for breach of fiduciary duty as a director, except when the personal liability arises from any breach of the director's duty of loyalty to us or our shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, acts specified in
Section 7-108-403 of the Colorado Business Corporation Act, or any transaction from which a director derived an improper personal benefit.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the provisions contained in our charter documents, the Colorado Business Corporation Act or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors or officers in the successful defense of any action, suit, or proceeding, is asserted by such director or officer, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    In addition to indemnification provided for in our charter documents, we intend to enter into agreements, a form of which is Exhibit 10.1 to this Registration Statement, to indemnify our directors and officers. These agreements provide for the indemnification of our directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us, arising out of such person's services as one of our directors or officers, any of our subsidiaries or any other company or enterprise to which such person provides services at our request, to the fullest extent permitted by the Colorado Business Corporation Act. Furthermore, we will purchase and maintain insurance on behalf of our directors and officers insuring them against liabilities that they may incur in their capacities as or arising out of their status as directors or officers.

    The Underwriting Agreement, which is Exhibit 1.1 to this Registration Statement, provides for indemnification by our underwriters and their officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    From our incorporation to December 31, 1999, we have granted or issued and sold the following unregistered securities:

    1. On April 21, 1998, we sold to Ms. Debra Luling 232,170 shares of our common stock at $0.22 per share for approximately $50,000.

    2. On June 29, 1998, we sold to Mr. Everett Wohlers 116,084 shares of our common stock at $0.22 per share for approximately $25,000.

    3. On June 29, 1998, we as a distribution to our shareholders, issued to Mr. Randall Eccker 174,563 shares of our common stock for his services to our shareholders in the sale of 10,516,547 shares of our common stock by the voting trust, for which Messrs. Fraser and Hartley are co-trustees, to Hellman & Friedman Capital Partners III, L.P., and affiliates.

    4. On February 8, 1999, we sold to Mr. Joseph Nemelka 69,304 shares of our common stock at $1.44 per share for approximately $100,000.

    5. On February 9, 1999, we sold to Mr. James B. Dodd 173,258 shares of our common stock at $1.44 per share for approximately $250,000.

    6. On March 1, 1999, we sold to Mr. Robert P. Chandler 69,302 shares of our common stock at $1.44 per share for approximately $100,000.

    7. On March 1, 1999, we sold to Ms. Tamara Dukes 17,324 shares of our common stock at $1.44 per share for approximately $25,000.

    8. On March 1, 1999, we sold to Mr. Richard L. Brown 17,324 shares of our common stock at $1.44 per share for approximately $25,000.

    9. On May 16, 1999, we sold to Mr. Kevin C. Childress 23,727 shares of our common stock at $5.27 per share for approximately $125,000.

    10. On September 15, 1999, we issued to Electric Press, Inc. 606,000 shares of unregistered common stock with a fair value of approximately $14.5 million.

    The issuances of the securities in all of the transactions above were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant, or were deemed to be exempted in reliance on Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan or written compensation contract.

    On March 31, 1998, we exchanged shares of our common stock for the common stock of five affiliated companies: National Information Consortium USA, Inc., Kansas Information Consortium, Inc., Indian@ Interactive, Inc., Nebrask@ Interactive, Inc. and Arkansas Information Consortium, Inc. The issuance of such securities was exempt from the registration requirements of the Securities Act of 1933, as amended, due to the exemptions from registration provided by Sections 3(a)(9) and 4(2) thereof.

    Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The exhibits are as set forth in the Exhibit Index.

    (b) Financial Statement Schedules

    All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

(1) For purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas on the 15th day of March, 2000.


                                                       NATIONAL INFORMATION CONSORTIUM, INC.

                                                       BY:              /S/ JAMES B. DODD
                                                            -----------------------------------------
                                                                          James B. Dodd
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
                          *                            Chairman and Director
     -------------------------------------------                                         March 15, 2000
                  Jeffery S. Fraser

                                                       President, Chief Executive
                  /s/ JAMES B. DODD                      Officer and Director
     -------------------------------------------         (Principal Executive            March 15, 2000
                    James B. Dodd                        Officer)

                          *                            Chief Financial Officer
     -------------------------------------------         (Principal Financial and        March 15, 2000
                 Kevin C. Childress                      Accounting Officer)

                          *                            Director
     -------------------------------------------                                         March 15, 2000
                 John L. Bunce, Jr.

                          *                            Director
     -------------------------------------------                                         March 15, 2000
                   Daniel J. Evans

                          *                            Director
     -------------------------------------------                                         March 15, 2000
                   Ross C. Hartley

                          *                            Director
     -------------------------------------------                                         March 15, 2000
                  Patrick J. Healy

                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
                          *                            Director
     -------------------------------------------                                         March 15, 2000
                     Pete Wilson



*By:                    /s/ JAMES B. DODD
             --------------------------------------
                          James B. Dodd
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                     DOCUMENT
---------------------   ------------------------------------------------------------
         1.1            Form of Underwriting Agreement**

         3.1            Articles of Incorporation of the Registrant*

         3.2            Bylaws of the Registrant*

         4.1            Reference is made to Exhibits 3.1 and 3.2.*

         4.2            Investor Rights Agreement dated June 30, 1998*

         4.3            Investors' Rights Agreement dated January 12, 2000**

         4.4            Specimen Stock Certificate of the Registrant*

         4.5            Common Stock Call Option dated as of March 3, 2000 by the
                        Registrant and Bank of America, N.A.

         5.1            Opinion of Morrison & Foerster LLP as to the legality of the common stock**

         9.1            Voting Trust Agreement between Jeffery S. Fraser and Ross C.
                        Hartley and certain Holders of Shares of National
                        Information Consortium, Inc. dated June 30, 1998 and form of the voting trust certificate*

        10.1            Form of Indemnification Agreement between the Registrant and each of its executive officers and directors*

        10.2 Registrant's 1998 Stock Option Plan, as amended and restated*

        10.3            Registrant's 1999 Employee Stock Purchase Plan*

        10.4            Employment Agreement between the Registrant and Jeffery S.
                        Fraser dated July 1, 1998*

        10.5            Employment Agreement between the Registrant and William F.
                        Bradley, Jr. dated July 24, 1998*

        10.6            Employment Agreement between the Registrant and Samuel R.
                        Somerhalder dated July 24, 1998*

        10.7            Employment Agreement between the Registrant and Harry H.
                        Herington dated July 24, 1998*

        10.8            Employment Agreement between the Registrant and Joseph
                        Nemelka dated July 24, 1998**

        10.9            Employment Agreement between the Registrant and James B.
                        Dodd dated January 1, 1999*

        10.10           Employment Agreement between the Registrant and Ray G.
                        Coutermarsh dated February 1, 2000**

        10.11           Employment Agreement between the Registrant and Terrence
                        Parker dated November 9, 1999**

        10.12           Contract for Network Manager Services between the
                        Information Network of Kansas and Kansas Information
                        Consortium, Inc. dated December 18, 1991 with addenda dated
                        October 15, 1992, August 19, 1993, May 26, 1995 and June 13,
                        1996 and amendment on March 2, 1998*

        10.13           Contract for Network Manager Services between the State of
                        Indian@ by and through the Intelenet Commission and Indian@
                        Interactive, Inc. dated July 18, 1995*

        10.14           Services Contract by and between National Information
                        Consortium, U.S.A. and the GeorgiaNet Authority, an agency of the State of Georgia dated September 15, 1996*

        10.15           Contract for Network Manager between Information Network of
                        Arkansas by and through the Information Network of Arkansas
                        Board and Arkansas Information Consortium, Inc. dated July
                        2, 1997*

       EXHIBIT
       NUMBER                                     DOCUMENT
---------------------   ------------------------------------------------------------
        10.16           Contract for Network Manager Services between the Nebrask@
                        State Records Board on behalf of the State of Nebrask@ and
                        Nebrask@ Interactive, Inc. dated December 3, 1997 with
                        addendum No. 1 dated as of the same date*

        10.17           Contract for Network Manager Services between the
                        Commonwealth of Virginia by and through the Virginia
                        Information Providers Network Authority and Virginia
                        Interactive, LLC dated January 15, 1998*

        10.18           Contract for Network Manager Services between Iowa
                        Interactive, Inc. and the State of Iowa by and through Information Technology Services dated April 23, 1998 with letter addendum dated August 7, 1998*

        10.19           Contract for Network Manager Services between the
                        Consolidated City of Indianapolis and Marion County by and
                        through the Enhanced Access Board of Marion County and City-
                        County Interactive, LLC dated August 31, 1998 with addendum dated as of the same date*

        10.20           State of Maine Contract for Special Services with New
                        England Interactive, Inc. dated April 14, 1999*

        10.21           State of Idaho Contract for Electronic Business and portal
                        Services with the Idaho Department of Administration and other Public Agencies, dated December 7, 1999**

        10.22           State of Hawaii Contract for Special Services with the State of Hawaii dated December 29, 1999**

        10.23           Employment Agreement between the Registrant and Kevin C.
                        Childress dated May 16, 1999*

        10.24           Sublease for the Registrant's offices at 12 Corporate Woods,
                        Overland Park dated May 14, 1999 and Lease for the same
                        address dated January 15, 1995 with First Lease Modification dated October 30, 1996*

        10.25           Agreement between Equifax Services and Nebrask@ Online dated
                        March 25, 1996*

        10.26           Agreement between ChoicePoint and the Information Network of
                        Kansas dated September 1, 1997*

        10.27           Agreement between Equifax/ChoicePoint and the Information
                        Network of Arkansas dated September 2, 1997*

        10.28           Agreement between Equifax Systems, Inc. and Access Indian@
                        Information Network dated November 14, 1995*

        10.29           Contract for Network Manager Services between the State of
                        Utah and Utah Interactive, Inc. dated as of May 7, 1999*

        10.30           Asset Purchase Agreement between the Registrant and Electric
                        Press, Inc, for the acquisition of eFed, a division of
                        Electric Press, Inc., dated as of September 15, 1999**

        10.31           Contribution Agreeement between the Registrant and Conquest
                        Softworks, LLC, dated as of January 12, 2000 Agreement**

        10.32           Agreement and Plan of Reorganization and Merger between the
                        Registrant and SDR Technologies, Inc. dated as of
                        February 16, 2000**

        10.33 First Sublease Modification Agreement for the Registrant's offices at 12 Corporate Woods, Overland Park dated
                        December 15, 1999

        21.1            Subsidiaries of the Registrant**

        23.1            Consent of Morrison & Foerster LLP. Reference is made to
                        Exhibit 5.1.**

        23.2            Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants

        23.3            Consent of Ernst & Young LLP, Independent Auditors

        23.4            Consent of Hurley & Company, Independent Auditors

       EXHIBIT
       NUMBER                                     DOCUMENT
---------------------   ------------------------------------------------------------
        24.1            Power of Attorney of James B. Dodd and Kevin C. Childress.
                        Reference is made to II-4**

        27.1            Financial Data Schedule**


------------------------


* Incorporated by reference to Registration Statement on Form S-1, File No. 333-77939.



**  Previously filed.